        As Filed with the Securities and Exchange Commission on October 11, 2000
                                                      Registration No. 333-93149


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                           AMENDMENT NO. 1 TO FORM S-1
                                   ON FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                     UNITED STATES TELECOMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

        Florida                                             4813                             59-3470483
(State or Other Jurisdiction of                 (Primary Standard Industrial              (I.R.S. Employer
Incorporation or Organization)                   Classification Code Number)           Identification Number)

                                    Suite 118
                             5251 110th Avenue North
                              Clearwater, FL 33760
                                 (727) 572-7832
   (Address, Including Zip Code, and Telephone Number, including Area Code, of
                    Registrant's Principal Executive Offices)

                                 Richard Pollara
                                    President
                     United States Telecommunications, Inc.
                                    Suite 118
                             5251 110th Avenue North
                              Clearwater, FL 33760
                                 (727) 572-7832
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                            ------------------------

                                   COPIES TO:

                             Walter E. Jospin, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                     600 Peachtree Street, N.E., Suite 2400
                             Atlanta, Georgia 30308
                                 (404) 815-2400

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

                            ------------------------

                         CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO BE      PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM          AMOUNT OF
TO BE REGISTERED                          REGISTERED           PRICE PER UNIT           OFFERING PRICE(1)     REGISTRATION FEE(2)
-----------------------------------------------------------------------------------------------------------------------------------
Unsecured Installment Notes             $ 31,471,548               100%                    $31,471,548            $2,769.50

Common Stock Issuable upon               126,000,000               N/A                     N/A                    N/A
   Conversion of Class B
   Convertible Preferred Stock

Class B Convertible Preferred Stock      126,000,000               N/A                     N/A                    $1,108.80

        TOTAL                                                                                                     $3,878.30


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933.


(2) A registration fee of $7,835 was paid in connection with the initial filing of this Registration Statement on December 21, 1999 which provided for a proposed maximum offering price of $29,677,218. Therefore, no additional registration fee is owed.


                            ------------------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                                     [LOGO]

                     UNITED STATES TELECOMMUNICATIONS, INC.
                                OFFER TO EXCHANGE
               SHARES OF COMMON STOCK AND CLASS A PREFERRED STOCK
                                       FOR
                           UNSECURED INSTALLMENT NOTES
                                       OR
                       CLASS B CONVERTIBLE PREFERRED STOCK

                  The exchange offer will expire at 5:00 P.M.,
            Tampa, Florida time, on        , 2000, unless extended.


EXCHANGE OFFER

         We will exchange

         - up to $31,471,548 aggregate principal amount of registered unsecured installment notes; or


         - 125,307,600 shares of our registered Class B convertible preferred stock for shares of our common stock and Class A preferred stock. You are entitled to participate in this exchange offer only if you


         - received shares of our common stock and Class A preferred stock in exchange for units of ownership in our predecessor entities; or

         - purchased shares of our common stock from us in a private placement of our stock during the period from February 1999 to December 1999 for a purchase price of $3.00 per share.


         However, holders who were or are our executive officers, who did not pay cash consideration for their equity interest in one or more of our predecessor entities or who, to the best of our knowledge, actively participated in the unlawful sales of the securities of one or more of our predecessor entities will not be entitled to participate in this exchange offer. We will receive no proceeds from the exchange offer.


NOTES


         If you exchange your common stock and Class A preferred stock for our notes, you will receive an aggregate principal amount of notes equal to the purchase price you paid for our securities or the securities of our predecessor entities. The interest rate of the notes will be the applicable federal rate determined as of the date on which the notes are issued (estimated to be approximately 6.5% to 7.5% per annum). The notes will be issued in
denominations of $1,000. The trustee of the notes is                 .


CLASS B PREFERRED STOCK


         If you exchange your common stock and Class A preferred stock for shares of our Class B preferred stock, you will receive a pro rata portion of that number of Class B preferred stock which will equal 80% of our issued and outstanding capital stock. The Class B preferred stock ranks senior to our common stock and Class A preferred stock in the payment of dividends and upon the event of liquidation or dissolution. In addition, each share of Class B preferred stock is convertible into shares of our common stock. We intend to apply to have our common stock and Class B preferred stock approved for quotation on the OTC Bulletin Board.



         EITHER REJECTION OR ACCEPTANCE OF THIS EXCHANGE OFFER IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE NOTES.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this prospectus is               ,       .

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
PROSPECTUS SUMMARY...........................................................................................     1

RISK FACTORS.................................................................................................     6

THE EXCHANGE OFFER...........................................................................................    11

FEDERAL INCOME TAX CONSEQUENCES..............................................................................    16

PRO FORMA CAPITALIZATION.....................................................................................    20

SELECTED FINANCIAL DATA......................................................................................    21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS........................    23

BUSINESS ....................................................................................................    34

MANAGEMENT ..................................................................................................    48

COMPENSATION OF EXECUTIVE OFFICERS...........................................................................    50

CERTAIN TRANSACTIONS.........................................................................................    50

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...............................................    51

DESCRIPTION OF INDENTURE AND NOTES...........................................................................    53

DESCRIPTION OF CAPITAL STOCK.................................................................................    57

EXPERTS .....................................................................................................    59

LEGAL MATTERS................................................................................................    59

WHERE YOU CAN FIND ADDITIONAL INFORMATION....................................................................    59

APPENDIX A ..................................................................................................   A-1

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before acting on our exchange offer. We encourage you to read the entire prospectus carefully, including the section entitled "Risk Factors" and the financial statements and notes to those financial statements.

                                   THE COMPANY

         We provide residential local telephone service to people with bad credit. Typically, our customers have been disconnected by their local telephone service provider because of nonpayment. Local telephone service providers are also referred to as local exchange carriers. Most local exchange carriers require disconnected customers to pay their past due balance in addition to a security deposit before the carrier will reconnect their service. We focus on those consumers who have been disconnected by their local exchange carrier and cannot afford to reconnect service with the carrier. We offer these consumers local telephone service for a fixed monthly price without requiring a security deposit.

         We have obtained licenses from public utility commissions in 26 states to operate as a competitive local exchange carrier within those states. In this capacity, we are able to purchase telephone service from local exchange carriers, such as Verizon Communications, Sprint, US West, Bell South and Southwestern Bell, at wholesale rates and then resell the local telephone service to our customers. As of August 28, 2000, we had 16,169 customers. Our principal executive offices are located at Suite 118, 5251 110th Avenue North, Clearwater, Florida 33760.


                                  LEGAL ACTION

         On September 27, 2000, we filed a complaint in the Thirteenth Judicial Circuit of Hillsborough County, Florida against Joseph Cillo, Richard Inzer, Joseph Thacker, Prime Equities Group, Inc., GIRI Holdings, Ltd., Raymond Beam and Captive Administrators, Inc. In this complaint, we allege the following:

                  Beginning in 1996, defendants devised and implemented a fraudulent scheme to enrich themselves and their associates by illegally selling at grossly inflated prices using boiler-room tactics, securities in plaintiff, United States Telecommunications, Inc. and its predecessor entities (the "Company"). Directly and indirectly, through the defendant entities, the individual defendants defrauded the Company and its shareholders out of millions of dollars and millions of shares of the Company's stock. Pursuant to the defendants' scheme, public investors paid an aggregate purchase price of approximately $31,000,000 for securities in the Company, of which only approximately $6,450,000 was ever received by the Company. The remaining $24,500,000 paid by investors was retained by defendants and other unlicensed brokers and facilitators the defendants involved in their fraudulent scheme. In addition to the proceeds they siphoned off the securities sales, the Company also believes that defendants Joseph Cillo and Richard Inzer, through a series of shell entities and off-shore corporations, granted themselves approximately 10 million shares of the Company's stock without consideration. Those shares equate to nearly 22% of the Company's shares currently outstanding.

                  To further their scheme, the individual defendants served at various times as incorporators, promoters, officers and/or directors of the Company. Defendant Cillo also served as compliance officer and de facto legal counsel for the Company. In those capacities, the defendants owed fiduciary duties of care and loyalty to the Company and its investors. In breach of those duties, the individual defendants, among other wrongful and illegal acts, used their positions and engaged in a pattern of deceit and illegal activity to conceal and perpetuate their scheme from the Company and its investors, aided and abetted the illegal offer and sale of securities in the Company, and engaged in self-dealing to enrich themselves and their associates at the expense of the Company and its investors. Despite serving as compliance officer and de facto legal counsel for the Company, defendant Cillo failed to disclose that he had voluntarily surrendered his license to practice law in Florida and was the subject of at least four separate permanent injunctions entered respectively by California, Utah and three by the United States Securities and Exchange Commission (the "SEC") because of complaints charging him with securities fraud and selling unregistered securities. As a sole and direct result of the defendants' actions, the Company has been subject to investigation by the Florida Department of Banking and Finance and the SEC, and faces potential liabilities, including possible fines, penalties, disgorgement of up to $31,000,000, and associated legal fees and costs.

                  By this action, the Company seeks the return from defendants of all proceeds and shares in the Company they acquired as a result of their fraudulent scheme, as well as damages to compensate the Company for the liabilities it has and will incur as a direct result of defendants' wrongful and illegal acts.



                               THE EXCHANGE OFFER

         We are making this exchange offer because of the Stipulation and Consent Agreement with Final Order dated May 12, 1999 between the State of Florida, Department of Banking and Finance, Tel Com Plus, Inc., Tel Com Plus East, LLC, Tel Com Plus West, LLC, Tel Com Plus Jacksonville, LLC and us, as successor in interest to Tel Com East, Tel Com West and Tel Com Jacksonville. In this Consent Agreement, we, as successor to Tel Com East, Tel Com West and Tel Com Jacksonville, admitted that ownership units of Tel Com East, Tel Com West and Tel Com Jacksonville were offered and sold in Florida in violation of Florida law. In addition, we believe ownership units of Tel Com East, Tel Com West and Tel Com Jacksonville, were sold in violation of federal and other state securities laws. The ultimate investors in our predecessor entities paid an aggregate purchase price of approximately $30 million for units of ownership; however, Tel Com East, Tel Com West and Tel Com Jacksonville only received a total of approximately $6.45 million from these sales. Set forth below is a chart which contains the number of units sold to investors, the aggregate amount of proceeds we received, the aggregate amount of proceeds we believe the various intermediaries, independent sales organizations and individuals received and the total purchase price paid by the ultimate investors.



|-------------------------------------|--------------|-----------------|---------------------|------------------|------------------|
|      DESCRIPTION                    |     DATE     | NUMBER OF UNITS |  AMOUNT RECEIVED BY | ESTIMATED AMOUNT |  TOTAL PURCHASE  |
|                                     |              |                 |   THE COMPANY       |   RECEIVED BY    |  PRICE PAID  BY  |
|                                     |              |                 |                     |  INTERMEDIARIES, |    ULTIMATE      |
|                                     |              |                 |                     |   INDEPENDENT    |    INVESTORS     |
|                                     |              |                 |                     |  SALES ORGANIZA- |                  |
|                                     |              |                 |                     |    TIONS AND     |                  |
|                                     |              |                 |                     |   INDIVIDUALS    |                  |
|-------------------------------------|--------------|-----------------|---------------------|------------------|------------------|
|                                     |              |                 |                     |                  |                  |
|-------------------------------------|--------------|-----------------|---------------------|------------------|------------------|
|Units sold                           |              |                 |                     |                  |                  |
|-------------------------------------|--------------|-----------------|---------------------|------------------|------------------|
|      Tel Com Jacksonville           |  During 1997 |        160      |       $750,000      |   $1,218,333     |     $1,968,333   |
|          units initially sold to    |              |                 |                     |                  |                  |
|          D&B Holdings               |              |                 |                     |                  |                  |
|-------------------------------------|--------------|-----------------|---------------------|------------------|------------------|
|      Tel Com East units             |  May 1997 to |      1,805      |     $2,246,939      |  $10,384,072     |    $12,631,011   |
|          initially sold to Prime    |  September   |                 |                     |                  |                  |
|          Equities Group, Inc.       |  1998        |                 |                     |                  |                  |
|-------------------------------------|--------------|-----------------|---------------------|------------------|------------------|
|      Tel Com West units             |  July 1997   |      2,856      |     $3,454,002      |  $12,077,293     |    $15,531,295   |
|          initially sold to Prime    |  September   |                 |                     |                  |                  |
|          Equities Group, Inc.       |  1998        |                 |                     |                  |                  |
|-------------------------------------|--------------|-----------------|---------------------|------------------|------------------|
|Total Amount                         |              |      4,821      |     $6,450,941      |  $23,679,698     |    $30,130,639   |
|-------------------------------------|--------------|-----------------|---------------------|------------------|------------------|

 We are also making this exchange offer to holders of our common stock who purchased their shares from us in a private placement of our stock during the period from February 1999 to December 1999 for a purchase price of $3.00 per share. All of the investors in this private placement were accredited investors who were already shareholders at the time of this offering. We were advised by former counsel that the offer was not required to be registered under the securities laws; however, we have been subsequently advised that this offering may not have complied with the registration requirements of the securities laws. Therefore, we are offering to exchange these shares of common stock for our notes or shares of our Class B preferred stock.


         As a result of these sales and offerings, we are offering to exchange the shares of our securities held by recipients of this prospectus for our unsecured installment notes or shares of our Class B preferred stock. If you are entitled to participate in this exchange offer, you have three (3) options:

         1. Exchange your shares of common stock and Class A preferred stock for our notes. You will receive an aggregate principal amount of notes equal to the purchase price you paid for shares of our common stock and Class A preferred stock (or units of our predecessor entities).


         2. Exchange your shares of common stock and Class A preferred stock for shares of our Class B preferred stock. As a group, the holders of our common stock and Class A preferred stock who exchange their shares for shares of our Class B preferred stock will be issued that number of Class B preferred shares which will equal 80% of our issued and outstanding capital stock. You will receive your proportional share of Class B preferred stock based on the price you paid for your shares of common stock and Class A preferred stock and the total number of other eligible shareholders who exchange for Class B preferred stock.

         3. Reject this exchange offer and retain your shares of common stock and Class A preferred stock. If you do not exchange your shares for our notes or Class B preferred stock by the expiration date of this exchange offer, you will be treated as having rejected this exchange offer. If you retain your shares of common stock and Class A preferred stock, your ownership percentage will be significantly reduced if any eligible participant of this exchange offer exchanges his or her shares of our stock for shares of our Class B preferred stock.

         You must choose only one of the above three (3) options. You may not exchange a portion of your securities for our notes and a portion for the Class B preferred stock.



         If any participant in this exchange offer exchanges his or her shares of our common stock and Class A preferred stock for shares of our Class B preferred stock, the ownership of our outstanding securities will dramatically change. As of the date of this prospectus, shareholders eligible to participate in this exchange offer own only approximately 35% of our issued and outstanding shares of capital stock. Upon completion of this exchange offer, those shareholders who exchange their shares for shares of Class B preferred stock will own approximately 80% of our issued and outstanding shares of capital stock. We believe that this ownership percentage represents a more equitable stake in our capital stock for such shareholders.


         Unsecured Installment Notes


         The notes will be issued in increments of $1,000 and will accrue interest at the applicable federal rate, compounded annually. The applicable federal rate (estimated to be approximately 6.5% to 7.5% per annum) will be determined by the provisions of the Internal Revenue Code as of the date the notes are issued. Payment of principal and interest will be made in equal annual
installments commencing on , 2003 and continuing thereafter on each           ,
      until the notes, plus accrued interest, are paid in full. The term of the notes will vary between five (5) to fifteen (15) years, depending on the aggregate principal amount of notes issued as shown in the following chart:

          ----------------------------------------------------------------------------------------------------------------------
                Aggregate Amount of Notes Issued      Commencement of Annual Installment     Last Date of Annual Installment
          ----------------------------------------------------------------------------------------------------------------------
          $1,000,000 or less                                                2003                                  2005
          ----------------------------------------------------------------------------------------------------------------------
          $1,000,001 - $5,000,000                                           2003                                  2006
          ----------------------------------------------------------------------------------------------------------------------
          $5,000,001 - $10,000,000                                          2003                                  2008
          ----------------------------------------------------------------------------------------------------------------------
          $10,000,001 - $20,000,000                                         2003                                  2010
          ----------------------------------------------------------------------------------------------------------------------
          $20,000,001 - $30,000,000                                         2003                                  2015
          ----------------------------------------------------------------------------------------------------------------------


         You are entitled to receive that aggregate amount of notes which have an aggregate principal amount equal to the purchase price that you paid for our securities or the securities of our predecessor entities, which purchase price will be rounded to the nearest thousand.



         Class B Convertible Preferred Stock


         The rights, preferences and privileges of the Class B preferred stock are summarized under the heading "Description of Capital Stock."



                                BUSINESS STRATEGY

         Our mission is to become a leading reseller of local telephone services to consumers with bad credit. To achieve this goal, we have developed and have begun implementing a business strategy to position us as a leader in the reseller segment of the telecommunication services industry. Our business strategy can be categorized into the following five main objectives:

         -  Expand our market area;
         -  Increase product availability for our customers;
         -  Automate and upgrade our operational systems;
         -  Advertise on a national basis; and
         - Develop and introduce new add-on products, such as Internet services.


                         FEDERAL INCOME TAX CONSEQUENCES


         The federal income tax consequences of participating in the exchange offer will depend primarily on your particular circumstances and on the exchange option you select. Tax consequences also will depend on the characterization of the transaction for federal income tax purposes. Because of the unusual nature of this transaction, the way that the exchange offer will be characterized for federal income tax purposes is not certain.

         The exchange of our shares of common stock and Class A preferred stock for our notes will generally be a taxable event and will result in the realization of gain or loss to the extent that the face amount of the note is greater or less than your aggregate tax basis in the surrendered shares. If you were allocated tax losses during the period in which you owned units in our predecessor entities, you are likely to realize gain from the exchange in an amount equal to such prior losses (assuming such prior losses have not previously been recaptured). However, because you are receiving an installment note as payment in full for your shares, you should be able to defer the recognition of this gain (and thus any resulting tax liability) until you receive principal payments on your note.



         In addition, if you exchange your shares of common stock and Class A preferred stock for our notes, you will be subject to the tax rules regarding original issue discount. Under these complicated rules, you will be required to report interest on the note as ordinary income at the time such interest accrues rather than at the time such interest is paid. Thus, until 2003, you will realize taxable income because you own the note even though you will not have received any payments on the note during this period.



         If you exchange common stock and Class A preferred stock for Class B preferred stock, the exchange should not be a taxable event. The receipt of the Class B preferred stock should be nontaxable because it will be received in a tax-free recapitalization. Also, the original issue discount rules mentioned above will not apply.


                                 GOING CONCERN


         Pender Newkirk & Company, our independent public accountants, have audited our financial statements for the years ending December 31, 1999 and 1998 and from the period from inception (November 19, 1997) to December 31, 1997. During these audits they noted that we have incurred substantial operating losses during each period and in addition we had negative working capital at December 31, 1999 of approximately $6,667,000. Further, we have not filed all required federal, state and municipal excise tax returns nor have we remitted the related payments of these taxes. These conditions combined with the exchange offer have raised substantial doubt about our ability to continue as a going concern, resulting in Pender Newkirk & Company adding a going concern explanatory paragraph in their opinion.


                                  RISK FACTORS


         Either rejection or acceptance of this exchange offer is speculative and involves a high degree of risk. Retaining an equity investment in the Company is suitable only for persons of substantial financial means who are able to bear the risk of loss of their entire investment. However, our debt obligations will significantly increase if recipients of this prospectus elect to exchange their equity for debt. This increase in our liabilities will have a material adverse effect on our financial condition and results of operations. Recipients of this exchange offer should carefully consider all information set forth in this prospectus, including the information set forth in "Risk Factors" beginning on page 6, prior to acting on our offer.


                             SUMMARY FINANCIAL DATA

         The following table summarizes our statements of operations for the period from our inception (November 19, 1997) to December 31, 1997, for the years ended December 31, 1998 and 1999 and for the six months ended June 30, 1999 and 2000. In addition, the following table summarizes our balance sheet data as of June 30, 2000. See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements and the notes thereto, appearing elsewhere in this prospectus.

                          SUMMARY FINANCIAL INFORMATION

                                                                                                                       Period From
                                                            Six Months Ended                   Years Ended               Inception
                                                                 June 30,                      December 31,            (November 19,
                                                     ---------------------------------------------------------------      1997) to
                                                          2000            1999                                          December 31,
                                                      (unaudited)      (unaudited)          1999             1998          1997
                                                     -------------------------------------------------------------------------------
Consolidated Statement of Operations Data:
     Sales .......................................    $  9,320,626     $ 10,069,449     $ 19,738,566     $  5,066,448     $    --
     Cost of sales ...............................       3,160,286        4,083,348        7,514,529        2,317,945          --
                                                      ------------     ------------     ------------     ------------     --------
     Gross profit ................................       6,160,340        5,986,101       12,224,037        2,748,503          --
                                                      ------------     ------------     ------------     ------------     --------
     Operating loss ..............................        (301,340)      (3,825,581)      (6,066,515)      (3,473,945)       (250)
                                                      ------------     ------------     ------------     ------------     --------
     Net loss ....................................    $   (466,456)    $ (3,900,467)    $ (5,169,729)    $ (3,544,305)    $  (250)
                                                      ============     ============     ============     ============     =======
Per share data:
     Basic and diluted loss per share ............    $      (0.04)    $      (0.39)    $      (0.49)    $      (0.59)    $    --
                                                      ============     ============     ============     ============     =======
Weighted average number of common
   shares used in basic and diluted loss
   per share calculations ........................      11,499,214       10,033,715       10,560,947        6,140,532          --
                                                      ============     ============     ============     ============     =======
Consolidated Statement of Cash Flow Data:
Net cash provided (used) by operating
   activities ....................................    $    201,397     $ (1,405,498)    $ (2,152,261)    $ (1,393,336)    $    --
                                                      ------------     ------------     ------------     ------------     --------
   activities ....................................    $    (70,140)    $   (225,081)    $   (304,657)    $   (180,572)    $    --
                                                      ------------     ------------     ------------     ------------     --------
Net cash provided (used) by financing
   activities ....................................    $   (187,368)    $  1,098,642     $  1,885,175     $  2,201,762     $    --
                                                      ------------     ------------     ------------     ------------     --------
Depreciation and amortization ....................    $    454,908     $    435,779     $    869,174     $    215,811     $    --
                                                      ------------     ------------     ------------     ------------     --------
Capital expenditures .............................    $     11,720     $     82,287     $    195,779     $    111,251     $    --
                                                      ------------     ------------     ------------     ------------     --------
Other data:
EBITDA (1) .......................................    $    153,568     $ (3,389,802)    $ (3,939,094)    $ (3,314,634)    $  (250)
                                                      ------------     ------------     ------------     ------------     --------
Deficiency of earnings available to
   To cover fixed charges (1) ....................    $   (466,456)    $ (3,900,467)    $ (5,169,729)    $ (3,544,305)    $  (250)
                                                      ------------     ------------     ------------     ------------     --------

         (1) "EBITDA" represents earnings (loss) before net interest expense, income taxes, depreciation, amortization, and other non-cash charges, including fixed asset write-offs. EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under generally accepted accounting principles. In addition, EBITDA may not be comparable to other similarly titled information from other companies. However, our management believes that EBITDA is an additional meaningful measure of performance and liquidity. With respect to the captions entitled "Deficiency of earnings available to cover fixed charges," earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense. The "EBITDA" and "Deficiency of earnings available to cover fixed charges" data is unaudited.

      Balance Sheet Data                                                                   June 30, 2000
                                                                                           -------------
              Working capital deficit..................................................    $   6,183,283
                                                                                           -------------
              Total assets.............................................................    $   4,997,025
                                                                                           -------------
              Unit rescission obligation...............................................    $     205,850
                                                                                           -------------
              Rescission accrued  interest.............................................    $     208,883
                                                                                           -------------
              Total stockholders' deficit..............................................    $  (2,468,410)
                                                                                           -------------

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE ACTING ON THIS EXCHANGE OFFER.

         LACK OF DOCUMENTATION OF PAST CORPORATE ACTIONS


         During the period from our inception until April 2000, the date on which our current board of directors began serving, we and our predecessor entities did not properly document our corporate actions, including shareholder and board of director meetings. In addition, we did not put in place proper internal corporate control procedures or mechanisms and those internal corporate control procedures which were in place were not maintained. Our inadequate and incomplete accounting records and stock records reflect our failure to put in place and maintain internal control procedures. Our stock records, public utility compliance records and certain other corporate records were located at the office of Captive Administrators, Inc., a company engaged by us and our predecessor entities to manage and maintain our stock records, public utility compliance records and certain other corporate records. We terminated this relationship on December 15, 1999. Captive Administrators refused to permit members of our present management to review our records from December 1999 until July 2000, when we successfully brought a legal action to recover these records. Based on the recovered records, we believe that an undetermined number of shares of our securities were issued without the proper authorization of our board of directors. In addition, other corporate actions have not been authorized or properly and adequately documented. For example, our purchase of the assets and liabilities of our predecessor entities, Tel Com East, Tel Com West and Tel Com Jacksonville, was not supported by any transfer documentation. There may be other corporate actions which were not properly approved or documented and which may not be properly described in this prospectus. As a result of this lack of documentation of corporate actions, we may be unaware of corporate acts which may have a material adverse effect on our business, financial condition or results of operations.


         LIMITED OPERATING HISTORY


         We have a limited operating history from which you can evaluate our business and prospects. Since our incorporation in November 1997, we have incurred operating losses and we cannot assure you that we will be profitable in the future. You must evaluate our business prospects in light of the uncertainties encountered by companies in the early stages of development. Some of the uncertainties we face include uncertainties about our ability to:


         -  increase the efficiency and function of our services;
         -  respond effectively to the increasingly competitive environment;
         -  respond effectively to our increasing portfolio of customers; and
         -  develop appropriate strategic alliances with our agents.

         SURVIVAL OF MATERIAL LIABILITIES


         We may be subject to claims asserted by holders of our common shares and Class A preferred shares who purchased these shares in transactions which we believe did not satisfy the requirements of federal and state securities laws. We believe our predecessor entities offered and sold ownership interests in these entities to persons in violation of the federal securities laws and applicable state securities laws. In addition, these securities in our predecessor entities were then exchanged for shares of our common stock and Class A preferred stock in an exchange transaction as of September 30, 1998 that was not registered with the Securities and Exchange Commission or any applicable state securities commission. We are making this exchange offer to you as a holder of our common stock and Class A preferred stock issued in the exchange transaction as of September 30, 1998. However, this exchange offer will not cut off any rights that you may have under federal securities laws and applicable state securities laws against us for violating these laws.


         Tel Com Jacksonville, one of our predecessor entities, made an offer in early to mid-1998 to each of its investors to repurchase his or her units at a purchase price equal to the initial purchase price paid by such investor. Tel Com Jacksonville offered to pay the purchase price over time in monthly installments together with accrued interest at a rate of eight percent (8%) per annum. Eighty (80) unit holders accepted Tel Com Jacksonville's offer to repurchase, resulting in an aggregate liability to Tel Com Jacksonville of $995,000. As of June 30, 2000, we, as successor to Tel Com Jacksonville, have paid $789,150 to the former unitholders who elected to have their shares repurchased and we owe an additional $205,850 in principal amount to these former unitholders. We believe that the Tel Com Jacksonville rescission offer did not comply with applicable federal and state securities laws because it was not registered with the Securities and Exchange Commission or with any state securities commission and was not exempt from any such registration requirements. Therefore, the rescission offer by Tel Com Jacksonville does not have the effect of barring any claims brought or which may be brought by holders of Tel Com Jacksonville.


         From February 1999 until December 1999, we offered common shares to investors at a purchase price of $3.00 per share. At the time of this offering, we were advised by former counsel that the offering was not required to be registered under the securities laws. During this offering, we sold 446,970 shares of our common stock for an aggregate purchase price of $1,340,909 to accredited persons who were already shareholders in the Company. Based on current counsel's review and assessment of this offering, we now believe that this offering may not have complied with the registration requirements of the securities laws; therefore we are offering to exchange our notes or share of our Class B preferred stock for these previously issued shares of our common stock. However, this exchange offer may not cut off any rights that such purchasers of our common stock may have against us for violating the securities laws.

         If any or all of such claims prevail, our business, financial condition and results of operations would all be materially and adversely affected. Even if we are successful in defending any claims under applicable securities laws, their mere assertion could be costly and would require us to spend a significant amount of time defending such actions.


         ACTION BY THE STATE OF FLORIDA DEPARTMENT OF BANKING AND FINANCE



         We entered into a Stipulation and Consent Agreement with the State of Florida, Department of Banking and Finance on May 12, 1999. In this Consent Agreement, we admitted that sales of securities of our predecessor entities violated Florida law and we further agreed to complete an offer of rescission with respect to these securities in accordance with the Florida Securities and Investor Protection Act on or before November 30, 1999. We were unable to make this rescission offer because, among other things, our auditors were unable to complete an audit of our financial statements. If we did not deliver audited financials with our rescission offer, the offer would not comply with applicable securities laws. On December 7, 1999, the Department notified us that we were in violation of the Consent Agreement and that it intended to commence litigation against us in order to enforce the provisions of the Consent Agreement. As of the date of this prospectus, the Department has not commenced litigation against us; however, the Department has informed us that it is retaining all options in connection with this default, including an action to enforce the Consent Agreement, a motion to seek receivership or other remedies.

         Because of our financial condition, we are unable to pay in cash the purchase price paid by the holders of our common stock and Class A preferred stock who are entitled to rescind their purchases. Therefore, we are offering to exchange our notes or shares of our Class B preferred stock for shares of our common stock and Class A preferred stock. Because this exchange offer does not constitute a valid rescission offer, it will not have the effect of barring any claims against us by the Department in connection with our default under the Consent Agreement.


         SECURITIES AND EXCHANGE COMMISSION LITIGATION RISKS


         Our business and financial prospects may be materially adversely affected by the outcome of an action brought by the Securities and Exchange Commission against our predecessor entities. Tel Com East and Tel Com West have been named as defendants in a lawsuit brought in federal court in Tampa, Florida in which the SEC alleges, among other things, violation of Rule 10b-5 of the Securities Exchange Act of 1934. The complaint further alleges that Tel Com East and Tel Com West committed fraud in the sale of their securities. As a successor entity, we may be liable for the actions of Tel Com East and Tel Com West. Further, the Commission has advised us that we will be named as a defendant in this action. As a result, we have entered into settlement negotiations with the SEC. We cannot assure you that we will be able to enter into an acceptable settlement agreement with the SEC. If we are named as a defendant and litigation goes forward, the outcome of this litigation cannot be predicted. We may be subject to severe civil penalties and other remedies, such as disgorgement, which will have a material adverse effect on our business and financial condition.





         RISK OF NONPAYMENT OF PRINCIPAL AND INTEREST ON NOTES


         If every recipient of this exchange offer tenders his or her shares of common stock and Class A preferred stock for our notes, then our aggregate liability under the notes will be approximately $31,000,000 plus interest. The term of the notes will vary from five (5) to fifteen (15) years depending on the aggregate principal amount of notes issued. No principal or interest will be paid during the first two years. Principal plus all accrued interest are
scheduled to be paid in annual equal installments commencing on               ,
2003 and continuing thereafter on each                 until the interest plus
principal is paid in full.

         At present, our sole source of funds for payment of the principal and interest on the notes will be our operating revenues to the extent our operating revenues exceed our operating expenses. For the six months ended June 30, 2000, our operating revenue was $9,320,626, and we had an operating loss of $301,340. It is possible that our operating revenues may never materially exceed our operating expenses, or achieve profitability on a quarterly or annual basis. If we continue to incur losses, we will not be able to pay the principal and interest on the notes from the cash flow from our operating activities and the trustee may accelerate payment of the full amount of principal and accrued interest under the notes. Further, we may not be able to raise funds with which to make payments to the holders of the notes. It is possible that we will not be able to pay all of the notes, or even a portion of them, regardless of the aggregate principal amount of notes issued pursuant to this exchange offer. In addition, the notes are general unsecured obligations and the noteholder will have no collateral to foreclose against if we default on the notes.


         FAILURE TO IMPLEMENT BUSINESS STRATEGY

         Failure to implement our business strategy could adversely affect our operations, our financial position and our results of operations and possibly our ability to generate sufficient cash to pay the principal and interest due under the notes. Our ability to execute our business strategy depends on our ability to:


         - manage our indebtedness and raise sufficient capital to pursue our business plan;
         -        expand our market share;
         -        identify and target new markets for our services;
         -        increase our product availability;
         -        automate our operations;
         -        advertise in an effective yet cost efficient manner;
         -        retain our key employees; and
         -        manage growth successfully.


         LACK OF PROFITABILITY


         We may not achieve profitability in the near term, if at all. During the six months ended June 30, 2000, we incurred an operating loss of $301,340. Since our inception, we have incurred operating losses and negative cash flows each fiscal year. We cannot assure you that our revenues will increase to the level necessary to cover our expenses. In addition, our financial condition may be materially adversely affected as a result of this exchange offer if our aggregate liability as a result of the issuance of the notes is a material amount as compared to the amount of cash we are able to generate from our operating activities. Our sole source of funds for the payment of the notes issued pursuant to this exchange offer will be our operating revenues.


         TAX LIABILITIES


         We are delinquent in our filings of federal excise and state and municipal sales tax returns and we have not remitted all taxes collected. We estimate a liability of approximately $4.2 million for unremitted taxes, including penalties and interest as of June 30, 2000. This estimate is based on collected revenues and the applicable tax rates, including an estimate for penalties and interest. We are currently negotiating with various tax agencies to settle these liabilities, but we cannot predict whether these negotiations will be successful for us. If these negotiations are unsuccessful, the payment of these tax liabilities will likely have a material adverse affect on our operations and impair our ability to implement our business strategies.


         GOING CONCERN


         Pender Newkirk & Company, our independent public accountants, have audited our financial statements for the years ending December 31, 1999 and 1998 and the period from inception (November 19, 1997) to December 31, 1997. During these audits they noted that we have incurred substantial operating losses during each period and in addition we had negative working capital at December 31, 1999 of approximately $6,667,000. Further, we have not filed all required federal, state and municipal excise tax returns nor have we remitted the related payment of these taxes. These conditions, combined with this exchange offer, have raised substantial doubt about our ability to continue as a going concern. Pender Newkirk & Company has added adding a going concern explanatory paragraph to their opinion.

         LIQUIDITY AND FINANCING REQUIREMENTS


         In order to pursue our business strategy and growth plans, we will require significant amounts of capital. Currently, we do not have any arrangements to finance future growth and expansion. We cannot assure you that financing will be available at all or on terms acceptable to us. In addition, because we plan to finance the repayment of the notes with our operating revenues, our liquidity and financial condition may be adversely affected by this exchange offer if our aggregate liability under the notes exceeds our cash on hand. Our inability to raise capital and meet our financing requirements would have a material adverse effect on our business, financial condition and future prospects.


         RISK OF NONPAYMENT FROM CUSTOMERS


         Because most of our customers have bad credit, there is a significant risk of nonpayment. We disconnect service to nonpaying customers as soon as we are legally permitted to do so under the applicable state laws and regulations. Each state has enacted notice requirements that a local service carrier must comply with prior to disconnecting a customer's telephone service. These notice requirements vary from state to state and range from approximately 30 to 60 days' notice. In states which are more consumer oriented, such as Massachusetts, we face a significant risk that we may be forced by state law to continue to provide telephone service to a nonpaying customer for an extended period of time. As a result, our financial position and results of operations may be materially adversely effected. We cannot assure you that additional states will not increase the required notice period in connection with the disconnection of nonpaying customers and therefore make conducting business in these states cost prohibitive.


         COMPETITION


         We operate in a very competitive business environment. Competition may affect our ability to increase our customer base and generate revenues. The barriers to entry in our business are relatively low in that the initial capital investment required to enter our business is minimal. Therefore, there are a large number of small, local businesses who resell local telephone service to consumers with bad credit. These types of small businesses typically focus on a single city or relatively compact area. Although the geographic range of these types of competitors is limited, many of these companies are fiercely competitive with us in their fees for services and some of these companies have greater financial resources than we do. In addition, we face increasing competition from local exchange carriers such as Southwestern Bell, who have begun offering local telephone service to their own customers who have been disconnected for nonpayment. These local service carriers have far more resources than we do, and will generally have lower marketing and operational costs, thus allowing them to price their local telephone services at rates, when offered to disconnected customers, are lower than the rates we charge our customers.


         ABILITY TO RETAIN KEY PERSONNEL


         Our success is largely dependent upon our ability to retain our key personnel including our President, Richard Pollara, Vice President/General Manager, Bill Van Aken, Marketing Director/Secretary, Julie Graton, Banking Administrator, Robin Caldwell and MIS Director, Bruce Walker. The loss of the service of one or more of our key personnel could have a material adverse effect on our business. Except for Ms. Caldwell, we have not entered into employment agreements or non-compete agreements with any of our key personnel. Such employees may terminate their employment with us at any time. If one or more of our key employees resign to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential customers to any such competitor could have a material adverse effect on our business, financial condition and results of operations. If we lose any such personnel, we cannot assure you that we would be able to prevent the unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel.


         NO PUBLIC MARKET FOR OUR SECURITIES


         There is no public or other market for our equity or debt securities and we do not anticipate that any such market will develop. Consequently, investors may be required to hold our equity securities for an indefinite period of time and our debt securities until maturity and repayment.

         ABSENCE OF DIVIDENDS

         We have never declared or paid cash dividends on our common stock or Class A preferred stock and we do not anticipate paying any cash dividends in the foreseeable future on any of our capital stock, including our Class B preferred stock.

         REGULATORY RISKS

         We and our competitors are subject to state and federal statutes and rules regulating the telecommunications industry. These regulations vary from state to state and consist of items such as:

         -        approval procedures for resale agreements;
         -        certification or licensing procedures and requirements;
         -        tariff requirements;
         -        reporting requirements; and
         - requirements in connection with customer billing, suspension and disconnection.

         We believe we are in substantial compliance with all of these laws and regulations and that these laws and regulations have not had any material adverse effect on our ability to operate our business. Changes in existing laws or regulations, or in their interpretation, or the adoption of any additional laws or regulations, could have a material adverse effect on our business.

         As a reseller of residential local telephone service to persons with bad credit, we, together with most other resellers, generally do not provide long-distance services. Although most states have regulations requiring resellers to provide access to long distance, operator or information services, these states typically waive these regulations and thus permit resellers to limit their exposure to the nonpayment risks of our customers. However, the public utility commissioners in Ohio and Minnesota have been unwilling to waive these regulations concerning long-distance and operator or information services. Therefore, we are effectively prohibited from conducting business in those states. There can be no assurance that other state public utility commissioners will continue to waive these regulations and thus permit us to conduct business in their state.


         A substantial portion of the market for our services are consumers who have been disconnected by their local service carrier for nonpayment of long-distance service. Several states are examining the billing policies of these carriers which permit them to disconnect their customers for nonpayment of long-distance services. A change in this policy may have an adverse impact on our earnings and our ability to attract customers.


         FORWARD LOOKING STATEMENTS

         You should not rely on forward-looking statements. Certain of the statements made in this prospectus, including matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as oral statements made by us or our officers, directors or employees, may constitute forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management's beliefs, current expectations, estimates and projections about the telecommunications industry, the economy and about us and telecommunications providers in general. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify forward-looking statements; however, this prospectus also contains other forward-looking statements in addition to historical information. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from our historical results or from any results expressed or implied by such forward-looking statements. Such factors include, without limitation, those items listed in "Risk Factors" and the following

         -        lack of sustained growth in the economy;
         - increased competition within the telecommunications industry;
         -        changes in the regulatory environment;
         -        the impact of the exchange offer on our financial condition;
                  and
         - our ability to obtain the necessary capital to operate and grow our business.

                               THE EXCHANGE OFFER

         BACKGROUND AND REASONS FOR THE EXCHANGE OFFER


         We are the legal successor to Tel Com East, Tel Com West, and Tel Com Jacksonville, each a limited liability company previously engaged in the business of reselling residential local telephone service to consumers with bad credit who have typically been disconnected from residential telephone service by their local exchange carrier. As of September 30, 1998, Tel Com East, Tel Com West and Tel Com Jacksonville transferred their respective assets and liabilities to us. Prior to this business combination, we believe that securities of Tel Com East, Tel Com West and Tel Com Jacksonville were offered and sold to persons in violation of the securities laws of the State of Florida, other applicable state securities laws and federal securities laws by various intermediaries and independent sales organizations. We do not believe that any member of our current management was a participant in these sales of securities.


         In connection with the September 30, 1998 business combination, holders of units in each of Tel Com East, Tel Com West and Tel Com Jacksonville received shares of our common stock and Class A preferred stock. This transaction was not registered with the Securities and Exchange Commission or any state securities commission. We have been advised that the offer and sale of these securities and their exchange for our securities may have been in violation of federal securities laws and applicable state securities laws.


         From February 1999 until December 1999, we offered common shares to investors at a purchase price of $3.00 per share. At the time of this offering, former counsel advised us that this offering was not required to be registered under the securities laws. During this offering, we sold 446,970 shares of our common stock for an aggregate purchase price of $1,340,909 to accredited persons who were already shareholders. Current counsel has now advised us that this offering may not have complied with the registration requirements of the securities laws. Therefore, we are offering to exchange our notes or shares of Class B preferred stock for those previously issued shares of our common stock.

         We, as successor to Tel Com East, Tel Com West and Tel Com Jacksonville, entered into a Stipulation and Consent Agreement with Final Order with the State of Florida, Department of Banking and Finance, on May 12, 1999. In this Consent Agreement, we admitted that the sale of securities of our predecessor entities violated Florida laws. In order to resolve this matter expeditiously and without the need for litigation, we agreed to complete an offer of rescission with respect to the securities of Tel Com East, Tel Com West and Tel Com Jacksonville sold in violation of Florida law. In the Consent Agreement, as amended, we agreed to complete the rescission offer by November 30, 1999. We were not able to make this rescission offer because, among other things, our auditors were not able to complete the audit of our financial statements due to the difficulty in locating corporate records. If we did not deliver audited financials with our rescission offer, the offer would not have complied with applicable securities laws. On December 7, 1999, the State of Florida, Department of Banking and Finance, notified us that we were in violation of the Consent Agreement and that it intended to bring an action against us to enforce the provisions of the Consent Agreement. As of the date of this prospectus, the Department has not brought an action against us to enforce compliance with the Consent Agreement; however, the Department has informed us that it is retaining all options in connection with this default, including bringing an action to enforce the Consent Agreement, a motion to seek receivership or other remedies.



         Because we do not have sufficient funds with which to effect rescission offers for all of our questionable securities offerings, we are offering to exchange the outstanding shares of common stock or Class A preferred stock for either our notes or shares of our Class B preferred stock. This exchange offer is not a valid rescission offer under applicable federal and state securities laws and therefore does not cut off any rights that holders of our securities may have under these securities laws. The holders who are entitled to participate in this exchange offer are persons or entities who purchased for cash equity interests in one or more of the Tel Com entities and subsequently received shares of our common stock and Class A preferred stock in exchange for their ownership interest in our predecessor entities and persons or entities who purchased shares of our common stock during the period from February 1999 to December 1999 in an offering that may not have complied with the registration requirements of the securities laws. Holders of shares of our common stock or Class A preferred stock who were or are executive officers, who did not pay cash consideration for his or her equity interests in Tel Com East, Tel Com West or Tel Com Jacksonville or who, to the best of our knowledge, actively participated in the unlawful sale of one or more of our predecessor entities' securities are not eligible to participate in this exchange offer.


                                  LEGAL ACTION

            On September 27, 2000, we have filed a lawsuit in the Thirteenth Judicial Circuit of Hillsborough County, Florida against Joseph Cillo, Richard Inzer, Joseph Thacker, Prime Equities Group, Inc., GIRI Holdings, Ltd., Raymond Beam and Captive Administrators, Inc. A description of this lawsuit is contained under the heading "Business - Legal Proceedings".

TERMS OF THE EXCHANGE OFFER


         As a result of these sales and offerings, we are offering to exchange the shares of our securities held by holders who are eligible to participate in this exchange offer for our unsecured installment notes or shares of our Class B preferred stock. If you are entitled to participate in this exchange offer, you have three (3) options:




         1. Exchange your shares of common stock and Class A preferred stock for our notes. You will receive an aggregate principal amount of notes equal to the purchase price you paid for shares of our common stock and Class A preferred stock (or units of our predecessor entities). The notes will be issued in denominations of $1,000.



         2. Exchange your shares of common stock and Class A preferred stock for shares of our Class B preferred stock. As a group, the holders of our common stock and Class A preferred stock who exchange their shares for shares of our Class B preferred stock will be issued that number of shares of Class B preferred stock which will equal 80% of our issued and outstanding capital stock. You will receive your proportionate share of Class B preferred stock based upon the price you paid for your shares of common and Class A preferred stock and the total number of other eligible shareholders who exchange for Class B preferred stock.



         3. Reject this exchange offer and retain your shares of common stock and Class A preferred stock. If you do not elect to exchange your shares for our notes or Class B preferred stock by the expiration date of this exchange offer, you will be deemed to have rejected this exchange offer. If you retain your shares of common stock and Class A preferred stock, your ownership percentage will be significantly reduced if any eligible recipient of this exchange offer exchanges his or her shares of our stock for shares of our Class B preferred stock.



         You must choose only one of the above three (3) options. You may not exchange a portion of your securities for our notes and a portion for the Class B preferred stock.


         Unsecured Installment Notes


         We will exchange up to $31,471,548 aggregate principal amount of registered unsecured installment notes for shares of our common stock and Class A preferred stock. Interest will accrue on the notes at the applicable federal rate determined as of the date the notes are issued (estimated to be approximately 6.5% to 7.5% per annum), determined in accordance with Section 1274(d) of the Internal Revenue Code, and will compound annually. Payments of principal and interest on the notes are scheduled to be made in annual equal installments commencing on ______ __ ,2003 and will continue thereafter on each ____ ___. The notes will be issued in increments of $1,000. The term of the notes will vary between five (5) and fifteen (15) years depending on the aggregate principal amount of notes issued, as shown in the following chart:


         ---------------------------------------------------------------------------------------------------------------
           Aggregate Amount of Notes Issued       Commencement of Annual Installment     Last Date of Annual Installment
         ---------------------------------------------------------------------------------------------------------------
         $1,000,000 or less                              __________ __, 2003                   __________ __, 2005
         ---------------------------------------------------------------------------------------------------------------
         $1,000,001 - $5,000,000                         __________ __, 2003                   __________ __, 2006
         ---------------------------------------------------------------------------------------------------------------
         $5,000,001 - $10,000,000                        __________ __, 2003                   __________ __, 2008
         ---------------------------------------------------------------------------------------------------------------
         $10,000,001 - $20,000,000                       __________ __, 2003                   __________ __, 2010
         ---------------------------------------------------------------------------------------------------------------
         $20,000,001 - $30,000,000                       __________ __, 2003                   __________ __, 2015
         ---------------------------------------------------------------------------------------------------------------

         Class B Convertible Preferred Stock


         The shares of Class B preferred stock will be issued in exchange for shares of our common stock and Class A preferred stock. For every $1.00 you paid for shares of our common stock or Class A preferred stock (or units of our predecessor entities), you will receive a certain number of shares of our Class B preferred stock. This number of shares of Class B preferred stock will equal 125,307,600 divided by the aggregate purchase price paid for shares of our common stock and Class A preferred stock (or units in our predecessor entities) who elect to exchange their securities for shares of our Class B preferred stock. For example, if holders of our common stock and Class A preferred stock who paid an aggregate purchase price of $1,000,000 for such shares exchanged these shares for shares of our Class B preferred stock, then each exchanging holder would receive 125.3076 shares of Class B preferred stock for every $1.00 he or she paid for shares of our common stock and Class A preferred stock. The rights, preferences and privileges of the Class B preferred stock are summarized below:

     Voting Rights:                 The holders of the Class B preferred stock
                                    will have the same voting power as the
                                    holders of the common stock and will vote with the common stock as one class.


     Dividends:                     The holders of the Class B preferred stock
                                    will be entitled to receive dividends
                                    ratably at a per annum rate of 8% of the liquidation value of the shares of Class B preferred stock as and when declared by our board of directors, prior to and in preference to any declaration or payment of any dividend on the common stock or Class A preferred stock. This dividend preference will not be cumulative.


     Liquidation Rights:            In the event of a liquidation, dissolution
                                    or winding up of the Company, the holders of the Class B preferred stock will be entitled to be paid an amount equal to $0.10 per share. This amount will be paid out of our assets before any payment is made with respect to the common stock or Class A preferred stock. If the assets and funds distributed to the Class B preferred stock are insufficient to permit the payment to the holders of their full preferential amounts, then such assets and funds will be distributed ratably among the holders of the then outstanding Class B preferred stock.
                                    The liquidation value of the Class B
                                    preferred stock is subject to appropriate adjustments in the event that we effect a stock split, stock combination, stock dividend or other distribution, merger, share exchange or other fundamental corporate change.


     Optional Conversion:           Each share of Class B preferred stock may be
                                    converted at the option of the holder into shares of common stock based on the then applicable conversion rate. The initial conversion rate is one share of common stock for each share of Class B preferred stock.
                                    The number of shares of common stock into which shares of Class B preferred stock may be converted is subject to appropriate adjustment in the event that we effect a stock split, stock combination, stock dividend or other distribution, merger, share exchange or other fundamental corporate change.



     Mandatory Conversion:          Each share of Class B preferred stock will
                                    be automatically converted into shares of common stock based on the then applicable conversion rate immediately upon (1) the closing of a public offering under an effective registration statement under the
                                    Securities Act covering the offering and sale of the common stock for the account of the Company in which the gross cash proceeds to the Company are at least $10,000,000, (2) any transaction or series of transactions
                                    (including, without limitation, any
                                    reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting securities of the Company or (3) the sale of all or substantially all of the assets of the Company.


         We will exchange all shares of our common stock and Class A preferred stock that are validly tendered to us. You may withdraw your tender of shares of our common stock and Class A preferred stock at any time prior to the expiration of the exchange offer. We will not receive any proceeds from the exchange offer.


         If you wish to accept this exchange offer and tender your shares of common stock and Class A preferred stock, you must do the following before the expiration of this exchange offer:


         - Complete the letter of transmittal in accordance with the instructions contained in this prospectus; and


         - Mail or otherwise deliver the letter of transmittal, together with the certificates representing shares of our common stock and Class A preferred stock, to the exchange agent.


         HOW TO ACCEPT THIS EXCHANGE OFFER

         YOU ARE NOT REQUIRED TO ACCEPT THIS EXCHANGE OFFER. Acceptance of the exchange offer is optional. You are urged to consider this prospectus carefully before reaching a decision.


         If you decide to exchange your shares of our common stock or Class A preferred stock, you should complete and sign the appropriate sections of the letter of transmittal included with this prospectus (see Appendix A) and return it (along with your stock certificate(s) representing shares to be tendered in acceptance of the exchange offer and other required documents) to
                                 , as soon as practicable. We must receive all
letters of transmittal on or before the expiration date of this exchange offer
which is                , 2000. If you wish to accept the offer, we encourage
you to promptly return the letter of transmittal and accompanying documents by certified mail or overnight courier.



         IF YOU DO NOT COMPLETE AND RETURN A LETTER OF TRANSMITTAL PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER, YOU WILL BE DEEMED TO HAVE REJECTED THE EXCHANGE OFFER AND WILL CONTINUE TO HOLD YOUR SHARES OF COMMON STOCK AND CLASS A PREFERRED STOCK.

         QUESTIONS ABOUT THE EXCHANGE OFFER


         Persons entitled to participate in the exchange offer may call our
representatives to ask questions at              between 9:00 a.m. and 6:00
p.m., Eastern Time.


         USE OF OUR STOCK TENDERED BY RECIPIENTS OF THE EXCHANGE OFFER


         The shares of common stock and Class A preferred stock tendered to us pursuant to the exchange offer, if any, will be canceled and will resume the status of authorized but unissued shares.

                         FEDERAL INCOME TAX CONSEQUENCES


         The following summary describes the principal United States federal income tax consequences to holders of our securities who participate in the exchange offer and of holding the notes or Class B preferred stock after the exchange. The discussion is limited to the current holders of our common stock and Class A preferred stock who participate in this exchange offer. Those shareholders who do not participate in the exchange offer will not incur any United States federal income tax liability as a result of not participating in the exchange.



         The following discussion sets forth the opinion of Paul, Hastings, Janofsky & Walker LLP, special counsel to the Company, regarding the material federal income tax consequences to holders of our securities who elect to participate in the exchange offer. This discussion, and counsel's opinion, are based upon the Internal Revenue Code, regulations of the United States Treasury Department, and court and administrative rulings and decisions in effect on the date of this prospectus. These authorities may change, possibly retroactively, and any change could affect the continuing validity of counsel's opinion and of this discussion. Opinions of counsel are not binding upon the Internal Revenue Service ("IRS") or the courts. We have not requested and will not request an advance ruling from the IRS as to the tax consequences of the exchange offer. Neither this summary, nor the opinion of counsel, address the state, local or foreign tax consequences of participating in the exchange offer.


         YOU ARE URGED TO CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE EXCHANGE OFFER AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CLASS B PREFERRED STOCK OR OUR NOTES.

EXCHANGE OF STOCK FOR NOTES


         Generally, the exchange of common stock and Class A preferred stock for our notes will be treated as a taxable sale or exchange and you will realize a gain or loss to the extent that the face amount of the note is greater or less than your aggregate tax basis in the surrendered shares. In most cases, such aggregate tax basis will equal the sum of (1) the purchase price of the common stock, if any, purchased by you directly from the Company in 1999 and (2) the purchase price for your membership interests in our predecessor entities reduced by any tax losses previously allocated to you in connection with your ownership of such membership interests. Thus, if you were allocated tax losses during the period in which you owned units in our predecessor entities, you are likely to realize gain from the exchange in an amount equal to such prior losses (assuming such prior losses have not previously been recaptured). However, because you are receiving an installment note in payment for your stock, you should be able to defer the recognition of this gain (and thus any resulting tax liability) until you receive principal payments on your note. Any such gain will be long-term capital gain. The maximum federal income tax rate imposed on long-term capital gains realized by an individual from the sale of stock is 20%.


         The exchange of common stock and Class A preferred stock for our notes may be characterized (1) solely as a redemption by the Company of the issued and outstanding common stock and Class A preferred stock actually held by you (i.e., the entire note will be treated as issued in exchange for the stock you currently own), or (2) as a bifurcated transaction, with a portion of the note being issued in redemption of your existing stock and a portion of the note being issued in exchange for any rights you might have to receive additional stock because ownership interests in our predecessor entities were sold in violation of applicable securities laws (hereinafter, such rights are referred to as "Stock Rights"). In other words, the transaction could be viewed as if a portion of the note is being issued as a replacement for the stock that you should have received (but did not) as a result of your initial investment in our predecessor entities, rather than in exchange for our stock that you actually own. It should be noted, however, that regardless of which characterization is adopted, the overall tax consequences of electing the note option should be the same.

TREATMENT OF THE NOTES

Original Issue Discount


         General. The notes will be issued with original issue discount ("OID"), which will require you to include in income (as ordinary income) interest on the notes when such interest accrues rather than when such interest is paid.


         The Amount of Original Issue Discount. The amount of OID with respect to each note is equal to the excess of (1) its "stated redemption price at maturity" over (2) the "issue price" of the note. In this case, the "stated redemption price at maturity" of each note is the sum of all cash payments (whether denominated as principal or interest) provided by the note and the issue price of each note is the face amount of the note.


         Taxation of Original Issue Discount. If you exchange our common stock and Class A preferred stock for our note you will be required to include in gross income (generally as ordinary interest income) for U.S. federal income tax purposes the sum of the "daily portions" of such OID for all days during the taxable year on which the you hold the note. The daily portions of

OID required to be included in your gross income in a taxable year is determined upon a constant yield-to-maturity basis by allocating to each day during the taxable year on which you hold the note a pro rata portion of the OID on such note which is attributable to the "accrual period" (generally the period between interest payment or compounding dates) in which such day is included. The amount of the OID attributable to each "accrual period" is the product of (1) the "adjusted issue price" at the beginning of such accrual period and (2) the "yield to maturity" of the note (stated in a manner appropriately taking into account the length of the accrual period). The "adjusted issue price" of each note at the beginning of an accrual period generally will be equal to the issue price of the note plus the aggregate amount of OID that accrued in all prior accrual periods, less any cash payments that have been made on the note. Payments on the notes will not be separately include in your income as interest, but rather will be treated first as payments of previously accrued and unpaid OID and then as payments of principal.


         Sale, Exchange or Redemption of the Notes



         Unless a non-recognition provision applies, the sale, exchange, redemption or other disposition of our note will be a taxable event for U.S. federal income tax purposes. If you sell or dispose of our note, you will recognize gain or loss equal to the difference between (1) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition and (2) your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the issue price of such note (face amount in this case) increased by the amount of OID previously included in your income with respect to such note and decreased by the amount of any principal or interest payments previously received by you on such note. Gain or loss realized on a sale, exchange, redemption or other taxable disposition of a note should be capital gain or loss, and will be long-term capital gain or loss if such note has been held by you for more than one year at the time of such sale, exchange, redemption or other taxable disposition. Generally the maximum federal income tax rate imposed on long-term capital gains realized by an individual is 20%. The deductibility of capital losses is subject to limitations.



EXCHANGE OF STOCK FOR CLASS B PREFERRED STOCK


         If you exchange your common stock and Class A preferred stock for Class B preferred stock, such exchange should be treated for federal income tax purposes as a tax-free exchange made pursuant to a recapitalization of the Company described in Section 368(a)(1)(E) of the Code. Consequently, no gain or loss should be recognized by you as a result of the exchange. However, because of the unusual nature of this transaction, it is not clear whether the holding period of all the Class B preferred stock which you receive will be based on the holding period of the common stock and Class A preferred stock which was exchanged for shares of Class B preferred stock. Consequently, if you sell any Class B preferred stock within one year after the date of the exchange, all or a portion of any gain recognized from such sale may be treated as short-term capital gain rather than long-term capital gain.



         As indicated above, this exchange could be viewed as either an exchange of Class B preferred stock solely for common stock and Class A preferred stock, or an exchange of Class B preferred stock for common stock, Class A preferred stock and Stock Rights. Under either scenario, your tax basis in the Class B preferred stock received in the exchange will equal the aggregate tax basis of the assets exchanged therefor. Generally, your aggregate tax basis should equal the sum of (1) the purchase price of the common stock, if any, that you purchased directly from the Company during 1999, and (2) the purchase price that you paid for your units in our predecessor entities reduced by any tax losses allocated to you in connection with your ownership of such units.


         If the transaction is treated as an exchange of Class B preferred stock solely for common stock and Class A preferred stock, the holding period of the Class B preferred stock will include the respective holding periods of the common stock or Class A preferred stock exchanged therefor. Thus, the holding period of any Class B preferred stock issued in exchange for common stock purchased directly from the Company in 1999 will include your holding period for such common stock. Similarly, the holding period of any Class B preferred stock issued in exchange for common stock and Class A preferred stock received in exchange for your membership interests in our predecessor entities will include your holding period for such common stock and Class A preferred stock.

         If the transaction is treated as an exchange of Class B preferred stock for common stock, Class A preferred stock and Stock Rights, it is likely that the holding period for any Class B preferred stock issued in exchange for Stock Rights will not include your holding period for such Stock Rights. Consequently, your holding period for such Class B preferred stock will commence on the date of the exchange. As a result, if you sell any Class B preferred stock issued in exchange for Stock Rights within one year after the date of the exchange, it is likely that any gain recognized from such sale will be treated as short-term capital gain rather than long-term capital gain.

TREATMENT OF THE CLASS B PREFERRED STOCK

         Distributions on Class B Preferred Stock.

         The amount of any cash distribution with respect to the Class B preferred stock will be treated as a dividend, taxable as ordinary income to the recipient thereof, to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles. To the extent that the amount of such distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce your tax basis in the Class B preferred stock. Any remaining amount after your basis has been reduced to zero will be taxable as capital gain (either long-term or short-term depending upon your holding period in the Class B preferred stock, as discussed above).

         Dividends received by a corporate shareholder which owns less than 20% of our stock, by vote or value, generally will be eligible for the 70% dividends-received deduction under section 243 of the Code, subject to various exceptions and limitations contained in the Code. United States corporate shareholders should note, however, that there can be no assurance that distributions with respect to the Class B preferred stock will not exceed the amount of our current or accumulated earnings and profits. Accordingly, there can be no assurance that the dividends-received deduction will apply to distributions on the Class B preferred stock. Corporate holders should consult their tax advisors as to the availability of, and the limitations relating to, the dividends-received deduction.

         Sale or other Disposition of the Class B Preferred Stock.

         A sale or other disposition (other than a redemption) of Class B preferred stock will normally be a taxable event. Upon such taxable sale or other disposition, you will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received by you for the Class B preferred stock and your adjusted tax basis in those shares. Such gain or loss will be long-term capital gain or loss if your holding period for such Class B preferred stock exceeds one year. Generally, the maximum federal income tax rate imposed on long-term capital gains realized by an individual is 20%.

         If your Class B preferred stock is redeemed, such redemption will be treated as a dividend to the extent that the amount of cash does not exceed our current or accumulated earnings or profits, as determined for federal income tax purposes, unless that redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in the Company or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares of capital stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series B preferred stock depends upon the facts and circumstances at the time the determination is to be made, holders of Series B preferred stock are advised to consult their own tax advisors to determine such tax treatment.

INFORMATION REPORTING AND BACKUP WITHHOLDING


         Certain non-corporate United States holders may be subject to backup withholding at a rate of 31% on any dividends paid on the Class B preferred stock and interest payments with respect to the notes (including OID). United States holders should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption, if applicable. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the holder's United States federal income tax liabilities, so long as the required information is provided to the IRS.


GENERAL DEFINITIONS


         The discussion contained in this section entitled "Federal Income Tax Consequences" addresses only certain federal income tax consequences of exchanging common stock and Class A preferred stock for our notes or Class B preferred stock and holding the notes or Class B preferred stock after the exchange. It does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to some types of shareholders, such as:


         -        some types of financial institutions;

         -        dealers or traders in securities or commodities;

         -        insurance companies;

         -        "S" corporations;

         -        expatriates;

         -        Non-United States holders, as defined below;

         -        tax-exempt organizations; or

         -        persons who are subject to alternative minimum tax.

         In addition, this discussion of the principal United States federal income tax consequences only applies to United States holders of our notes, common stock, Class A preferred stock or Class B preferred stock. A holder is a United States holder for United States federal income tax purposes if such holder is:

         -        a citizen or resident of the United States,

         - a corporation or partnership created or organized in or under the laws of the United States or any state or division thereof, including the District of Columbia,

         - an estate the income of which is subject to United States federal income taxation regardless of its source, or

         - a trust (1) the administration over which a United States court can exercise primary supervision and (2) all of the substantial decisions of which one or more United States persons have the authority to control and other types of trusts considered United States Holders for federal income tax purposes.

         A Non-United States holder is any holder of our note, common stock, Class A preferred stock or Class B preferred stock other than a United States holder.

                            PRO FORMA CAPITALIZATION

         The following table sets forth our pro forma capitalization as of June 30, 2000. Our capitalization is presented on a pro forma basis assuming that our Second Amended and Restated Articles of Incorporation were in effect as of June 30, 2000. You should read this information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.


                                                                                                    At June 30, 2000
                                                                                                    ----------------
               Current obligations
                      Unit rescission obligation(1)......................................             $     183,578
                       Note payable - related party......................................                   150,000
                                                                                                      -------------
               Total current obligations.................................................             $     333,578
               Long-term obligations(1)
                      Unit rescission obligation.........................................             $      22,272
                      Unit rescission obligation accrued interest........................                   208,883
                                                                                                      -------------
               Total Long-term obligations...............................................             $     231,155
                                                                                                      -------------
               Stockholders' Equity:
                      Preferred Stock, $0.10 par value, 200,000,000 shares authorized
                            Class A Preferred Stock, $0.10 par value per share,                       $   1,572,951
                              40,000,000 shares authorized, 36,461,749 shares issued and outstanding
                            Class B Preferred Stock, $0.10 par value per share,
                              130,000,000 shares authorized, no shares issued and
                               outstanding(2)
                      Common Stock, no par value, 300,000,000 shares
                            authorized, 11,499,214 shares issued and outstanding(3)                                 --
                      Additional Paid-In Capital.........................................                 5,166,379
                      Accumulated Deficit................................................               ($9,180,740)
                                                                                                      -------------
               Total Stockholders' Deficit...............................................               ($2,441,410)
                                                                                                      =============
               Total Capitalization......................................................               ($1,876,677)
                                                                                                      =============


(1) These rescission obligations relate to a rescission offer made by Tel Com Jacksonville in early to mid-1998 to all the unit holders of Tel Com Jacksonville. The rescission offer was accepted by eighty (80) unit holders resulting in an aggregate rescission obligation in the principal amount of $995,000. The rescission obligation bears interest at 8% per annum. As of June 30, we, as successor to Tel Com Jacksonville, have paid $789,150 in principal to the former unitholders who elected to have their shares repurchased, and we owe an additional $205,850 in principal amount to these former unitholders.


(2) This assumes that our Second Amended and Restated Articles of Incorporation, which designates 130,000,000 shares of Class B preferred stock, were in effect as of June 30, 2000.

(3) This assumes that our Second Amended and Restated Articles of Incorporation, which increased the authorized number of shares of common stock from 100,000,000 to 300,000,000, were in effect as of June 30, 2000.

                             SELECTED FINANCIAL DATA

        The following selected financial data for the years ended December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997 are derived from our financial statements which have been audited by Pender Newkirk & Company, our independent public accountants, and are included elsewhere in this prospectus. The following selected financial data for the six months ended June 30, 2000 and 1999 are derived from unaudited financial statements included elsewhere in this prospectus. In the opinion of our management, the unaudited financial data include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the data for such period. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes appearing elsewhere in this prospectus.

                                                                                                                      PERIOD FROM
                                                                                                                       INCEPTION
                                                            SIX MONTHS ENDED                  YEARS ENDED             (NOVEMBER 19,
                                                                 JUNE 30,                     DECEMBER 31              1997) TO
                                                                                                                      DECEMBER 31,
                                                                                                                         1997
                                                     -----------------------------------------------------------------------------
                                                          2000             1999
                                                      (unaudited)      (unaudited)        1999            1998
                                                      -----------      -----------        ----            ----
Sales .............................................  $  9,320,626     $ 10,069,449   $ 19,738,566     $  5,066,448     $     --
Cost of sales .....................................     3,160,286        4,083,348      7,514,529        2,317,945           --
                                                     ------------     ------------   ------------     ------------     ----------

     GROSS PROFIT .................................     6,160,340        5,986,101     12,224,037        2,748,503           --

Advertising expenses ..............................       590,532          803,295      1,383,815          430,703           --
Depreciation and amortization expense .............       454,908          435,779        869,174          215,811           --
Provision for doubtful accounts receivable ........     2,342,292        4,500,221      7,709,478        1,953,860
General and administrative expenses ...............     3,061,825        4,046,222      8,283,538        2,517,470           (250)
Impairment loss ...................................                                                      1,088,250           --
Loss on promoter receivable write off .............        12,123           26,165         44,547           16,354           --
                                                     ------------     ------------   ------------     ------------     ----------

     OPERATING (LOSS) .............................      (301,340)      (3,825,581)    (6,066,515)      (3,473,945)          (250)

Interest expense ..................................      (165,116)         (74,886)      (361,461)         (70,360)          --
                                                     ------------     ------------   ------------     ------------     ----------


NET LOSS BEFORE INCOME TAXES AND EXTRAORDINARY
ITEM ..............................................      (466,456)      (3,900,467)    (6,427,976)      (3,544,305)          (250)
      Income tax benefit ..........................          --               --          469,326             --             --
                                                     ------------     ------------   ------------     ------------     ----------

NET LOSS BEFORE EXTRAORDINARY ITEM                       (466,456)      (3,900,467)    (5,958,650)      (3,544,305)          (250)
EXTRAORDINARY ITEM
     Extraordinary item, net of income tax of
         $469,326 .................................          --               --          788,921             --             --
                                                     ------------     ------------   ------------     ------------     ----------
     NET  LOSS ....................................  $   (466,456)    $ (3,900,467)    (5,169,729)    $ (3,544,305)    $     (250)
                                                     ============     ============   ============     ============     ==========

Per share data:
Basic and diluted loss per share before
extraordinary item ................................  $      (0.04)    $      (0.39)  $      (0.56)    $      (0.59)
                                                     ============     ============   ============     ============
    Basic and diluted loss per share ..............  $      (0.04)    $      (0.39)  $      (0.49)    $      (0.59)
                                                     ============     ============   ============     ============
Weighted average number of common shares used in
basic and diluted loss per share calculations .....     11,499,214      10,033,715     10,560,947       6,140,532
                                                     ============     ============   ============     ============

Consolidated Statement of Cash Flow
Data:
Net cash provided (used) by operating
   Activities......................................  $     201,397    $ (1,405,498)  $ (2,152,261)    $ (1,393,336)    $     --
                                                     ============     ============   ============     ============     ==========
Net cash used by investing
   Activities......................................       (70,140)    $   (225,081)  $   (304,657)    ($   180,572)    $     --
                                                     ============     ============   ============     ============     ==========
Net cash provided (used) by financing
   Activities......................................  $   (187,368)    $  1,098,642   $  1,885,175     $  2,201,762     $     --
                                                     ============     ============   ============     ============     ==========
Depreciation and amortization......................  $    454,908     $    435,779   $    869,174     $    215,811     $     --
                                                     ============     ============   ============     ============     ==========
Capital expenditures...............................  $     11,720     $     82,287   $    195,779     $    111,251     $     --
                                                     ============     ============   ============     ============     ==========

Other data:........................................
EBITDA (1) ........................................  $    153,568     $ (3,389,802)  $ (3,939,094)    $ (3,314,634)    $     (250)
                                                     ============     ============   ============     ============     ==========
Deficiency of earnings available to
   To cover fixed charges (1)......................  $   (466,456)    $ (3,900,467)  $ (5,169,729)    $ (3,544,305)    $     (250)
                                                     ============     ============   ============     ============     ==========

(1) In the following tables and in this document, "EBITDA" represents earnings
(loss) before net interest expense, income taxes, depreciation, amortization, and other non-cash charges, including fixed asset write-offs. EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under generally accepted accounting principles. In addition, EBITDA may not be comparable to other similarly titled information from other companies. However, our management believes that EBITDA is an additional meaningful measure of performance and liquidity. With respect to the captions entitled "Deficiency of earnings available to cover fixed charges," earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt expense. The "EBITDA" and "Deficiency of earnings available to cover fixed charges" data is unaudited.

BALANCE SHEET DATA:                                               JUNE 30,                         DECEMBER 31,
                                                          2000            1999            1999            1998           1997
                                                          ----            ----            ----            ----           ----
                                                       (unaudited)     (unaudited)
Working capital deficit                               $ 6,183,283     $$6,510,002     $ 6,666,567     $ 3,919,675       ($250)
Total assets                                            4,997,025       6,152,241       5,455,750       6,628,989         --
Unit rescission obligation                                205,850         554,825         405,552         770,000         --
Rescission obligation interest                            208,883         178,377         196,760         152,212         --
Total Stockholders' equity (deficit)                  ($2,468,410)    ($2,168,649)    ($2,572,243)        407,077       ($250)

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion of our financial condition and results of operations together with the financial statements and the notes to financial statements included elsewhere in this prospectus.

         BACKGROUND AND OVERVIEW


         The following discussion of the results of operations and liquidity and capital resources are based on the combined results of operations and liquidity and capital resources of our predecessor entities since the inception of all entities. We believe that the combined results present a more accurate presentation of historical operations since Tel Com West, Tel Com East and Tel Com Jacksonville effectively operated jointly during 1997 and 1998 prior to our acquisition of the assets and liabilities of the Tel Com entities.


         The following table contains, for the periods indicated, the unaudited pro forma results of operation as if the acquisition of Tel Com East, Tel Com Jacksonville and Tel Com West had occurred on January 1, 1997. The unaudited combined pro forma financial information is not necessarily indicative of the results of operations that would have been reported had the acquisition of the assets and liabilities of Tel Com East, Tel Com Jacksonville and Tel Com West actually been accounted for on the date it occurred, September 30, 1998, nor is it necessarily indicative of our future results.

                                                                                               YEARS ENDED DECEMBER 31
                                                                                   ------------------------------------------------
                                                         SIX MONTHS ENDED                                              Period From
                                                             JUNE 30,                                                  Inception to
                                                       --------------------                                            December 31,
                                                       2000            1999            1999(3)           1998 (2)        1997 (1)
                                                       ----            ----            ------            -------       -------------
Sales .........................................   $  9,320,626     $ 10,069,449     $ 19,738,566     $ 16,141,912     $  3,558,018
Cost of sales .................................      3,160,286        4,083,348        7,514,529        5,754,398        2,098,000
                                                  ------------     ------------     ------------     ------------     ------------
     GROSS PROFIT .............................      6,160,340        5,986,101       12,224,037       10,387,514        1,460,018

Advertising expenses ..........................        590,532          803,295        1,383,815        2,093,407        1,455,009
Depreciation and amortization expense .........        454,908          435,779          362,291          166,492           73,546
Provision for doubtful accounts receivable ....      2,342,292        4,500,221        7,709,478        5,246,006          280,916
General and administrative expenses ...........      3,061,825        4,046,222        8,283,538        7,469,571        3,571,100
Impairment loss ...............................           --               --                             126,721          200,356
Loss on promoter receivable write off .........         12,123           26,165           44,547           76,054        1,526,756
                                                  ------------     ------------     ------------     ------------     ------------
     OPERATING (LOSS) .........................       (301,340)      (3,825,581)      (5,559,632)      (4,790,737)      (5,647,665)

Interest expense ..............................       (165,116)         (74,886)        (361,461)        (184,689)         (57,047)
                                                  ------------     ------------     ------------     ------------     ------------
NET LOSS BEFORE INCOME TAXES AND EXTRAORDINARY
ITEM ..........................................       (466,456)      (3,900,467)      (5,921,093)      (4,975,426)      (5,704,712)
      Income tax benefit ......................           --               --            469,326             --               --
                                                  ------------     ------------     ------------     ------------     ------------
NET LOSS BEFORE EXTRAORDINARY ITEM ............       (466,456)      (3,900,467)      (5,451,767)      (4,975,426)      (5,704,712)

EXTRAORDINARY ITEM
     Extraordinary item, net of income tax of
         $469,326 .............................           --               --            788,921             --               --
                                                  ------------     ------------     ------------     ------------     ------------
     NET  LOSS ................................   $   (466,456)    $ (3,900,467)     $(4,662,846)    $ (4,975,426)    $ (5,704,712)
                                                  ============     ============     ============     ============     ============

(1) Reflects the operations of the Company for the period from inception (November 19, 1997) to December 31, 1997 and the operations of Tel Com East, Tel Com West and Tel Com Jacksonville for the period from inception to December 31, 1997.

(2) Reflects the operations of the Company for the year ended December 31, 1998 and the operations of Tel Com East, Tel Com West and Tel Com Jacksonville for the nine months ended September 30, 1998. Also reflects the reduction of the acquired goodwill and customer base impairment write off of $1,088,250 and the amortization of goodwill and customer base of $126,721 resulting from the Company's acquisition of the assets and liabilities of the Tel Com entities.

(3) Reflects the reduction of amortization of goodwill and customer base of $506,883 resulting from the acquisition of Tel Com East, Tel Com West and Tel Com Jacksonville.

         Source of revenue and revenue recognition policy


         We generate revenues from activating local telephone service for a consumer and through monthly billing for the telephone services provided. Activation revenue, which ranges from $89.95 to $109.95 per customer, is recognized when telephone services are applied for and payment is received. Telephone service revenue is recognized monthly at the time when the services are provided. Customers are billed monthly for telephone services ranging from $49.95 to $79.95. We record deferred revenue for services which are billed but not yet earned.


         Source of Costs of Revenues

         Our costs of revenues result from the purchases of traditional local telephone service from various local exchange carriers. We pay for this telephone service in arrears. We obtain telephone service to provide to our customers through resale agreements entered into with each local exchange carrier operating in the areas in which we desire to operate. In addition, the purchase and resale of the telephone service is subject to tariff agreements set by each state.

         RESULTS OF OPERATIONS

         As of September 30, 1998, we purchased the assets and liabilities of Tel Com East, Tel Com West and Tel Com Jacksonville. The following table contains, for the periods indicated, pro forma results of operations data as a percentage of revenues as if the acquisition of Tel Com East, Tel Com Jacksonville and Tel Com West had occurred on January 1, 1997. Our results of operations are reported as a single business segment.

                                           Six Months Ended               Periods Ended
                                               June 30                    December 31
                                         -------------------    -----------------------------------
                                           2000        1999        1999        1998        1997
                                         -------------------    -----------------------------------
Sales                                     100.0%      100.0%      100.0%      100.0%      100.0%
Cost of sales                             (33.9)      (40.6)      (38.1)      (35.6)      (59.0)
                                         ------     -------     -------     -------     -------
GROSS PROFIT                               66.1        59.4        61.9        64.4        41.0
Advertising expenses                       (6.3)       (8.0)       (7.0)      (13.0)      (40.9)
Depreciation and amortization expense      (4.9)       (4.3)       (1.8)       (1.0)       (2.1)
Provision for doubtful accounts
    Receivables                           (25.1)      (44.7)      (39.1)      (32.5)       (7.9)
General and administrative expenses       (32.9)      (40.2)      (42.0)      (46.3)     (100.4)
Impairment loss                            --          --          --           (.8)       (5.6)
Loss on promoter receivable
   write off                               (0.1)       (0.2)       (0.2)       (0.5)      (42.8)
                                         ------     -------     -------     -------     -------
OPERATING (LOSS)                           (3.2)      (38.0)      (28.2)      (29.7)     (158.7)
   Interest expense                        (1.8)       (0.7)       (1.8)       (1.1)       (1.6)

 Net loss before income taxes and
    extraordinary items                    (5.0)      (38.7)      (30.0)      (30.8)     (160.3)
 Income tax benefit                        --          --           2.4        --          --
 Net loss before extraordinary items       (5.0)      (38.7)      (27.6)      (30.8)     (160.3)
 Extraordinary items                       --          --           4.0        --          --
 NET LOSS                                  (5.0)%     (38.7)%     (23.6)%     (30.8)%    (160.3)%

         COMPARISON OF SIX MONTHS ENDED JUNE 30, 2000 AND JUNE 30, 1999

         Revenues

         Our revenues decreased 7% from approximately $10,069,000 for the six months ended June 30, 1999 to approximately $9,321,000 for the six months ended June 30, 2000; however, our average revenues per customer (based on the average number of customers for the six month periods ended June 30, 2000 and 1999) increased from $71 to $95. The decrease in our total revenues is mainly due to a reduction of approximately 30% in the number of our subscribers. The number of our subscribers decreased sharply because of our increased focus on timely disconnecting non-paying customers.


         The increase in our revenue per customer is due to entering states with higher billing rates. The improvement in our profit margin and doubtful accounts is primarily the result of our efforts to improve our collections by closely monitoring customer accounts that were delinquent in payment. If a customer fails to pay, we first suspend the service and then, after the applicable period of time has passed according to state regulations, we permanently disconnect the service. We have increased our emphasis on monitoring delinquent customer accounts by investing in software and adding additional monitoring procedures, which have resulted in enabling us to disconnect problem accounts more efficiently. This allows us to achieve a higher collection rate and to greatly reduce the amount of our doubtful accounts. We believe the system we have implemented to monitor our problem accounts will result in higher collection rates in the future and thus, higher revenues per customer.

         Cost of Revenues


         Our cost of revenues decreased 23% from approximately $4,083,000 for the six months ended June 30, 1999 to approximately $3,160,000 for the six months ended June 30, 2000. The decrease is directly related to reductions in the number of our subscribers. The decrease in costs also resulted from the correction of flaws in our billing system, which had, during the first and second quarter of 1999, allowed some customers to receive services without a bill being generated. In June 1999, we also corrected our system's inability to decipher the local exchange carriers' encrypted bills to audit discrepancies by developing a software program to read the information provided by the carrier and create an audit format to reconcile bill discrepancies. We believe all services provided are billed and the increase in our revenue per customer indicates that billing problems have been addressed.

         Additionally, we have and will continue to indirectly benefit from the merger of SBC Communications Inc. and Ameritech Corporation. The FCC has mandated that SBC/Ameritech extend a promotional resale discount of 32% to all eligible resellers which commenced in November 1999 and will continue for a period of two years. We currently purchase services at a discount which ranges between 6% and 21%. Based on current carrier billings, we believe this discount program may result in an annual decrease in costs of revenues of over $900,000.

         Our cost of revenues also decreased as a result of the implementation of an electronic data interface with Ameritech Corporation. This interface allows us to communicate directly and electronically with Ameritech, which greatly accelerates order processing, suspensions, and disconnections. Additionally, it lowers processing fees that Ameritech charges, which can be as high as $19.00 per manual order.


         Advertising


         Our advertising cost decreased $212,000 from approximately $803,000 for the six months ended June 30, 1999 to approximately $591,000 for the six months ended June 30, 2000. Because less money was available to be spent on advertising due to our efforts to satisfy our outstanding obligations to local exchange carriers and to pay non-recurring professional fees, we have focused our promotional efforts in less expensive markets. In 1999 we shifted a significant portion of our advertising budget out of expensive markets such as Boston, Los Angeles and Miami, where we were competing with multiple competitors, to less expensive markets such as Detroit, Flint and Indianapolis, where there is less competition and advertising rates are cheaper. As a result, we have been able to generate a similar amount of business with less cost.


         Depreciation and Amortization

         Our depreciation and amortization expense is the result of capital expenditures, capitalized license and software cost amortization and amortization of goodwill and the customer base acquired from Tel Com Jacksonville, Tel Com East and Tel Com West. We had depreciation and amortization expense of approximately $455,000 during the six months ended June 30, 2000 compared to approximately $436,000 for the same period in 1999. The increase of $19,000 is the result of capital additions, such as computer equipment and software, during the six month period ended June 30, 2000.

         Provision for Doubtful Accounts Receivable


         Our provision for doubtful accounts receivable cost decreased $2,158,000 from approximately $4,500,000 for the six months ended June 30, 1999 to approximately $2,342,000 for the six months ended June 30, 2000. During the fourth quarter of 1999 and the first quarter of 2000 we invested in additional software and developed existing software that allows us to keep in constant contact with problem accounts, thereby, increasing our collection percentage. This monitoring has resulted in a more timely disconnection of problem accounts, thus decreasing the provision doubtful accounts.


         General and Administrative Expenses


         Our general and administrative expenses decreased $984,000 from approximately $4,046,000 for the six months ended June 30, 1999 to approximately $3,062,000 for the six months ended June 30, 2000. The change in general and administrative expenses primarily resulted from the following: (i) a decrease of $604,000 in wages due to a decrease in the work force and from salary reductions at the management level; (ii) a decrease of $257,000 in consulting and management fees due to the termination of a management contract with Captive Administrators, Inc. in late 1999; (iii) a decrease of $72,000 in agent commissions (iv) a decrease of $46,000 in office supplies due a smaller work force and closer monitoring; (v) a decrease of $40,000 in postage resulting from fewer mailings due to a smaller subscriber base and increased usage of the computer and phone to contact our customers; and (vi) a decrease of $58,000 in travel expenses due to less travel to agent locations as a result of increased automation. These decreases were offset by (i) an increase of $36,000 in tax penalties on unpaid taxes; (ii) an increase of $27,000 in phone expenses due to higher rates, higher usage and late fees; (iii) an increase of $29,000 in director fees not offered in 1999 and; (iv) an increase of $17,000 in SEC filing costs and financial printing expenses not incurred in 1999.

         Loss on Promoter Receivable Write Off


         The loss on promoter receivable decreased by approximately $14,000 from June 30, 1999 to June 30, 2000 due to a decrease in the interest accrued on our rescission obligation to the former unitholders of Tel Com Jacksonville. In early to mid-1998, we offered to repurchase units of Tel Com Jacksonville held by persons or entities who had purchased such units during 1997. This rescission offer was accepted by approximately 80 of the unitholders, resulting in a rescission obligation in the principal amount of approximately $995,000, which amount plus interest is being paid over time. This principal amount represented the full amount paid by the holders to the promoter of Tel Com Jacksonville, D&B Holdings. We received only $377,301 of the $995,000 from the promoter. The remaining $617,699 was established as a promoter receivable. This entire amount was written off in 1997. Interest accrues on the rescission obligation at rate of 8% per annum and this interest is offset by a promoter receivable and is immediately written off as uncollectible. As the principal amount of the rescission obligation decreases as a result of our continued payments on this amount, the promoter receivable amount for interest on this rescission obligation also decreases.


         Interest Expense


         For the six months ended June 30, 2000, interest expense increased $90,000 from approximately $75,000 for the six months ended June 30, 1999 compared to approximately $165,000 for the six months ended June 30, 2000. The increase resulted from an increase of approximately $112,000 in interest accrued on unpaid taxes, offset by the reduction of interest from the forgiveness of two notes payable to Richard Pollara. During January 2000, Mr. Pollara forgave and cancelled the two notes he held with the Company in the aggregate amount of approximately $460,000.


         Net Loss


         Our net loss for the six months ended June 30, 2000 was approximately $466,000 as compared to a net loss of approximately $3,900,000 for the six months ended June 30, 1999. The $3,434,000 improvement in net loss primarily was due to improvements in monitoring our customer base so disconnection of non-paying customers were timely, reduced writeoffs of customer billings, improvements in our general and administrative expenses through cost saving efforts, and improvements in auditing the bills we received from carriers.


         COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1999 AND 1998

         Revenues

         Our revenues increased 22% from approximately $16,142,000 for the year ended December 31, 1998 to approximately $19,739,000 for the year ended December 31, 1999. The $3,597,000 increase was attributable to an increase in the number of our subscribers.

         Cost of Revenues


         Our cost of revenues increased 31% from approximately $5,754,000 for the year ended December 31, 1998 to approximately $7,515,000 for the year ended December 31, 1999. The increase of $1,761,000 in costs was due to a flaw in the billing system that allowed customers to receive services without a bill being generated, as well as our inability to decipher the local exchange carriers' encrypted bills to audit discrepancies. We believe we have solved the problems in the billing system and that all services provided are billed. In June 1999, we developed a software program to read the information provided by the local exchange carrier and create an audit format to reconcile bill discrepancies.


         Advertising

         Our advertising cost decreased $709,000 from approximately $2,093,000 for the year ended December 31, 1998 to approximately $1,384,000 for the year ended December 31, 1999. Our advertising costs have decreased because we have focused our promotional efforts in less expensive markets. In 1999 we shifted a significant portion of our advertising budget out of expensive markets such as Boston, Los Angeles and Miami, where we were competing with multiple competitors, to less expensive markets such as Detroit, Flint and Indianapolis where there is less competition and advertising rates are cheaper. As a result, we have been able to generate a similar amount of business with less cost.

         Depreciation and Amortization

         Our depreciation and amortization expense is the result of capital expenditures, capitalized license and software cost amortization and amortization of goodwill and the customer base acquired from Tel Com Jacksonville, Tel Com East and Tel Com West. We had depreciation and amortization expense of approximately $362,000 during the year ended December 31, 1999 compared to approximately $166,000 for the year ended December 31, 1998. The increase of $196,000 is due to capital expenditures in 1999 contributing to approximately $35,000 of additional depreciation in 1999 and a full year of amortization of the billing software placed into use in September 1998.

         Provision for Doubtful Accounts Receivable


         Our provision for doubtful accounts receivable cost increased approximately $2,463,000 from approximately $5,246,000 for the year ended December 31, 1998 to approximately $7,709,000 for the year ended December 31, 1999. Traditionally our doubtful accounts range from between 25% to 45% of our monthly billings. This rate is a high percentage of the billings due to the high credit risk of our customer. During 1999, we experienced problems in our billing system tracking capabilities and we were not monitoring problem accounts closely. These problems were addressed, and we believe corrected, during 1999 and 2000.


         General and Administrative Expenses


         Our general and administrative expenses increased $814,000 from approximately $7,470,000 for year ended December 31, 1998 to approximately $8,284,000 for the year ending December 31, 1999. The increased general and administrative expenses was attributable to (i) a $1,008,000 increase in wages from a full year of wages and an increase in the work force during 1999; (ii) a $306,000 increase in accounting fees to complete the audits of 1997 and 1998 along with an increase of $378,000 in legal fees, both of which are directly related to the filing of a registration statement; and (iii) an increase of $377,000 in telephone expenses due to entry into new markets. These increases were offset by (i) a decrease of $260,000 in license fees as a result of obtaining most of our licenses from the state public affiliates during 1998 (ii) a decrease of $149,000 in consulting and management fees due to the termination of Captive Administrators, Inc.; (iii) a decrease of $152,000 for the one time charge related to an settlement with MCI regarding a contract dispute in 1999;
(iv) a decrease in office expenses of $85,000; (v) a decrease of $69,000 in agent commission; (vi) a decrease of $34,000 in rent expense due to nonrenewal of several leases in 1999; and (vii) a decrease of $37,000 in expenses related to start-up costs.


         Impairment Loss

         Our impairment losses decreased $126,721 from $126,721 in 1998 to $0 in 1999. This impairment loss was the non-recurring impairment in 1998 of the operating licenses resulting from the Easy Phone joint ventures with Tel Com East, Tel Com West and Tel Com Jacksonville.

         Loss on Promoter Receivable Write Off


         The loss on promoter receivable decreased by approximately $32,000 from December 31, 1998 to December 31, 1999 because of the decrease in interest accrued on the rescission obligation to former unitholders of Tel Com Jacksonville as a result of continued payment on the unit rescission obligation.


         Interest Expense


         For the year ended December 31, 1999, interest expense increased $176,000 to approximately $361,000 for the year ended December 31, 1999 as compared to approximately $185,000 for the year ended December 31, 1998. The increase resulted from interest accrual on unpaid taxes and a full year of interest accrual related to a shareholder note payable.


         Income Tax Benefit and Extraordinary Item


         In August 1999, we entered into a settlement agreement with Easy Phone, Inc. Under this agreement, we agreed that we owed Easy Phone $1,315,742 for accrued local exchange carrier obligations and Easy Phone agreed to release us from this obligation in exchange for us transferring 1,900,000 shares of Easy Phone's common stock to Easy Phone. Prior to this settlement agreement, we did not own any shares of Easy Phone; however, our president, Mr. Pollara, and three other shareholders of the Company owned an aggregate of 1,900,000 shares of Easy Phone. Mr. Pollara and the three shareholders agreed to sell these shares of Easy Phone to us for an aggregate purchase price of $57,495. We, in turn, transferred these shares to Easy Phone in exchange for a release from our carrier obligations to Easy Phone. We had assumed these obligations owed to Easy Phone as part of the acquisition of the predecessor entities, Tel Com East, Tel Com West and Tel Com Jacksonville, each of which had operated under the Easy Phone operating licenses. This resulted in an extraordinary gain calculated as follows:


               Release of accrued carrier costs              $1,315,742
               Cost of transferred Easy Phone stock             (57,495)
                                                             ----------
                                                              1,258,247

               Income tax                                       469,326
                                                             ----------
               Net extraordinary gain                        $  788,921
                                                             ==========

         Net Loss


         Our net loss for the year ended December 31, 1999 was approximately $4,663,000, as compared to a net loss of approximately $4,975,000 for the year ended December 31, 1998. The $312,000 improvement in our net loss was primarily due to a one time gain in 1999 of $1,258,247 related to the settlement of the carrier obligation with Easy Phone and a reduction of advertising expenses in 1999 of approximately $709,000. These gains in 1999 were offset by an increase of approximately $2,463,000 in bad debts, increases in wages of $1,008,000, and an increase in professional fees of approximately $684,000.


         COMPARISON OF FISCAL YEARS ENDED DECEMBER 31, 1998 AND 1997

         Revenues


         Our revenues increased 354% from approximately $3,558,000 for the period ended December 31, 1997 to approximately $16,142,000 for the year ended December 31, 1998. The $12,584,000 increase was primarily attributable to expansion of our operations in Florida and California during the period. The underlying subscriber base increased from 8,007 in 1997 to 24,718 in 1998 due to our entering new states in late 1998, such as Arizona, Massachusetts, and New Jersey, and by increasing our advertising in Florida and California. The increase in subscribers also resulted from Tel Com Jacksonville starting operations in January 1997, Tel Com East starting operations in April 1997 and Tel Com West starting operations in July 1997, resulting in a partial year of operations in 1997 compared to twelve months in 1998.


         Cost of Revenues


         Our cost of revenues increased 174% from $2,098,000 for the period ended December 31, 1997 to approximately $5,754,000 for the year ended December 31, 1998, primarily due to an increase in subscribers and a full year of operations for the operating entities.


         Advertising


         Our advertising cost increased $638,000 from approximately $1,455,000 for the period ended December 31, 1997 to approximately $2,093,000 for the year ended December 31, 1998, due to entering new markets. Also, Tel Com Jacksonville began operations in January 1997, Tel Com East began operations in April 1997 and Tel Com West began operations in July 1997, resulting in a partial year of operations in 1997 compared to twelve months in 1998.


         Depreciation and Amortization

         Our depreciation and amortization expense is the result of capital expenditures, capitalized license and software cost amortization and amortization of goodwill and the customer base acquired from Tel Com Jacksonville, Tel Com East and Tel Com West. We had depreciation and amortization expenses of approximately $74,000 during the period ended December 31, 1997 compared to approximately $166,000 for the year ended December 31, 1999. The increase of $92,000 is the result of capital additions after December 31, 1997, such as the development of the billing system software and purchases of office equipment, including computer hardware.

        Provision for Doubtful Accounts Receivable

        Our provision for doubtful accounts receivable increased $4,965,000 from approximately $281,000 for the period ended December 31, 1997 to approximately $5,246,000 for the year ended December 31, 1998. This increase was due to increases in activity in 1998 and is directly related to the increase in the subscriber base. In addition, this increase is a result of a full year of operation in 1998 compared to only a partial year in 1997.

         General and Administrative Expenses


         Our general and administrative expenses increased $3,899,000 from approximately $3,571,000 for period ended December 31, 1997 to approximately $7,470,000 for the year ended December 31, 1998. The increased general and administrative expenses was attributable to an increase of $1,668,000 in wages from an increase in the work force. We also had the following increases in expenses: (i) a $429,000 increase in agent commissions; (ii) a $162,000 increase in office supplies; (iii) a $148,000 increase in postage; and (iv) a $97,000 increase in travel from increased sales activity. In addition, we had increases in accounting and legal fees of $168,000. We incurred an increase in rent of $107,000 due to opening two new centers of operations, an increase in management fees of $70,000 due to increases in the cost of complying with state utility compliance requirements and an increase in consulting fees of $742,000 as a result of additional outside services utilized in 1998 to obtain licenses in various states as well as the use of contract labor. We had an increase in tax penalties of $370,000 due to our software system's failure to recognize and collect taxes. Further, we incurred higher general and administrative expenses in 1998 due to a full year of operations compared to 1997.


         Impairment Loss


         Our impairment losses decreased $73,000 from approximately $200,000 in 1997 to approximately $127,000 in 1998. This impairment loss was attributable to an impairment in 1997 of the goodwill related to the Tel Com Jacksonville's acquisition of Montebello Finance and the impairment in 1998 of the operating licenses resulting from the Easy Cellular, Inc. joint venture.


         Loss on Promoter Receivable Write Off


         The loss on promoter receivable decreased by approximately $1,451,000 from 1997 to 1998. This decrease in loss on promoter receivable was primarily the result of a large write off in 1997 of the entire amount of the promoter receivable from D&B Holdings, the promoter of Tel Com Jacksonville, and the entire amount of the promoter receivable from Prime Equities Group, Inc., the promoter of Tel Com East and Tel Com West. The promoter receivable from D&B Holdings was approximately $618,000 and the promoter receivable from Prime Equities was approximately $840,000. Subsequent to these initial write offs in 1997, we have only written off as uncollectible the interest accrued on our rescission obligation to the former unitholders of Tel Com Jacksonville.


         Interest Expense


         For the year ended December 31, 1998, interest expenses was approximately $185,000 as compared to approximately $57,000 for the period ended December 31, 1997. The difference is comprised of interest expense from related party notes payable, a line of credit with Bank of America and an increase in interest related to unpaid taxes of $107,000.


         Net Loss

         Our net loss for the year ended December 31, 1998 was approximately $4,975,000, as compared to a net loss of approximately $5,705,000 for the period ended December 31, 1997. The $730,000 decrease in our loss was primarily due to improved profit margins and the 1997 write off of the promoter receivable. This decrease was offset by additional costs incurred from expansion, mainly in advertising and general and administrative expenses along with non-recurring loss on the promoter receivable write off.

         LIQUIDITY AND CAPITAL RESOURCES

         Since our inception, we have satisfied our cash requirements primarily from our revenues from operations and from the sale of the Company's common stock and sales of units of Tel Com East, Tel Com Jacksonville and Tel Com West. We have raised approximately $2,340,000 through the sale of our common stock and approximately $6,451,000 through the sale of units of Tel Com East, Tel Com Jacksonville and Tel Com West. Additionally, we have borrowed $150,000 from a shareholder and periodically drawn upon a $50,000 bank line of credit and advances from Richard Pollara to fund our growth and working capital requirements. We have disputed the validity of this promissory note issued by us to the shareholder in the principal amount of $150,000 in the complaint we filed against Joseph Cillo, et. al. on September 27, 2000 in the Thirteenth Judicial Circuit Court of Hillsborough County, Florida. The bank line of credit has been closed.

         We had negative cash and cash equivalents totaling approximately $122,000 and a negative working capital of approximately $6,183,000 at June 30, 2000 compared to cash and cash equivalents of approximately $56,000 and negative working capital of $6,667,000 at December 31, 1999. Our cash and cash equivalents were approximately $628,000 and our negative working capital was approximately $3,920,000 at December 31, 1998.

         Changes in Financial Position

         Net cash provided by operating activities was approximately $201,000 for the six months ended June 30, 2000. Net cash used by operating activities was approximately $1,405,000 for the six months ended June 30, 1999, $2,152,000 for the year ended December 31, 1999, $2,856,000 for the year ended December 31, 1998, and $1,682,000 for the period ended December 31, 1997. The increase in net cash provided by operating activities for the six month period ended June 30, 2000 as compared to the six month period ended June 30, 1999 resulted primarily from our decrease in net loss for such period. The decrease of $704,000 in net cash used by operating activities for the year ended December 31, 1999 as compared to the year ended December 31, 1998 was primarily due to a decrease in net loss for the year ended December 31, 1999 as compared to December 31, 1998. The increase of $1,174,000 in net cash used by operating activities for the year ended December 31, 1998 as compared to the period ended December 31, 1997 primarily resulted from a full year of operations and expansion during 1998 as compared to only a partial year of operations during 1997.

         Net cash used by investing activities was approximately $70,000 for the six months ended June 30, 2000 as compared to $225,081 for the six months ended June 30, 1999. This decrease was primarily due to a decrease in purchases of software, property and equipment. Net cash used by investing activities was approximately $305,000 for the year ended December 31, 1999 as compared to $424,000 for the year ended December 31, 1998. This decrease in net cash used by investing activities for the year ended December 31, 1999 as compared to the year ended December 31, 1998 was primarily due to a decrease in the purchase of software, property and equipment during 1999. Net cash used by investing activities for the period ended December 31, 1997 was approximately $316,000. The increase of $108,000 in net cash used by investing activities during 1998 as compared to the net cash used by investing activities during 1997 primarily resulted from a full year of operations and expansion during 1998 as compared to only a partial year of operations during 1997. This increase in net cash used by investing activities for the year ended December 31, 1998 was offset by cash used during 1997 to purchase the assets of Montebello Finance, LLC, a rent-to-own business which was owned in trust by the children of Mr. Pollara.

         Net cash used by financing activities was approximately $187,000 for the six months ended June 30, 2000. Net cash provided by financing activities was approximately $1,098,000 for the six months ended June 30, 1999. This decrease in net cash provided by financing activities primarily resulted from the absence of any proceeds being received from the issuance of capital stock for cash during the six months ended June 30, 2000 as compared to proceeds of approximately $1,324,000 from the issuance of our common stock for cash during the six months ended June 30, 1999. Net cash provided by financing activities was approximately $1,885,000 for the year ended December 31, 1999 as compared to $4,132,000 for the year ended December 31, 1998. This decrease of $2,247,000 in net cash provided by financing activities for the year ended December 31, 1999 as compared to the year ended December 31, 1998 was primarily due to the occurrence of promissory notes issued to the Company during 1998 in the amount of approximately $3,753,000 which greatly impacted the net cash provided by financing activities for the year ended December 31, 1998. The net cash provided by financing activities for the period ended December 31, 1997 was approximately $2,040,000. This amount is less than the net cash provided by financing activities during 1998 because the Company did not have a full year of operations during 1997.

         Assets

         The asset portion of the balance sheet provides liquidity primary through cash and cash equivalents and the collection of accounts receivables. Our current assets decreased $46,000 for the six months ended June 30, 2000 and $680,000 for the year ended December 31, 1999 and increased $1,345,000 for the year ended December 31, 1998.

         The material changes to current assets are the results of changes in the cash and accounts receivable balances. For the six months ended June 30, 2000 the accounts receivable balance, net of the allowance for doubtful accounts, decreased by approximately $79,000 from December 31, 1999 which contributed to the largest change in current assets. This decrease is due to a decrease in the number of subscribers, partially offset by improvements in collections. The decrease in current assets from December 1998 to December 1999 was due to decreases in cash used to pay obligations and a decrease of approximately $128,000 in accounts receivable due to a reduction in the subscriber base. For the year ended December 31, 1998, the increase of approximately $692,0000 in 1998 from 1997 was due to cash received from the sale of units and increases in accounts receivables resulting from increases in the subscriber base.

         We purchased equipment and made leasehold improvements totaling approximately $12,000 for the six months ended June 30, 2000, $196,000 for the year ended December 31, 1999 and $320,000 for the year ended December 31, 1998. In addition we purchased and developed a customer tracking and billing software of approximately $58,000 for the six months ended June 30, 2000, $109,000 for the year ended December 31, 1999 and $401,000 for the year ended December 31, 1998. The decreases in our spending are due to large capital outlays during 1998 to develop and purchase the required assets and develop the customer tracking and billing software to improve operations. Since 1998, our expenditures were to maintain these assets and minor upgrades.



         Based on our current business strategy, we do not anticipate any further substantial capital expenditure for purchases of equipment and software.


         Liabilities


         The liability portion of the balance sheet provides liquidity through various borrowings from related parties and a line of credit with Bank of
America, which was closed effective         . Our current liabilities decreased
by approximately $530,000 for the six months ended June 30, 2000 and increased by approximately $2,067,000 for the year ended December 31, 1999 and $3,105,000 for the year ended December 31, 1998. The material changes in our current liabilities are described below.



         During 1998 we borrowed $50,000 on a line of credit and during the six months ended June 30, 2000 the line of credit was cancelled with a payment of $46,000. In September 1998 we borrowed $150,000 from a shareholder, Joseph Thacker, and issued a promissory note in the principal amount of $150,000. The promissory note accrued interest at 10% per annum, and was due and payable on September 28, 2000. The validity of this note is being challenged by the Company in the complaint filed by the Company against Joseph Cillo, et al. in the Thirteenth Judicial Circuit of Hillsburgh County, Florida. Mr. Thacker filed suit against the Company in September 2000 for failure to pay the principal and interest due to him under this note. See the description of these lawsuits under the heading "Business -- Legal Proceedings." During 1999, Mr. Pollara and an employee advanced the Company an aggregate of $80,000 to fund operating cash shortfalls. The balance at June 30, 2000 was approximately $1,000 and was $44,000 at December 31, 1999.



         In January 2000, two notes payable and related interest totaling approximately $570,000 were forgiven by Richard Pollara. These notes originated as part of the joint venture agreements entered into during 1997 between Easy Cellular and Tel Com East and Tel Com West.



         Our accrued local exchange carrier obligations decreased by approximately $767,000 for the six months ended June 30, 2000 and $341,000 the year ended December 31, 1999. These decreases are due to efforts made to reduce the outstanding obligations, costs reductions provided by the local exchange carriers and reductions in the subscriber base. For the year ended December 31, 1998, our carrier obligations increased by $999,000 due to increases in the subscriber base and problems in monitoring these costs.



         Our accrued sales taxes, penalties and interest increased by approximately $878,000 for the six months ended June 30, 2000, $1,463,000 for the year ended December 31, 1999 and $1,418,000 for the year ended December 31, 1998. These increases resulted from additional taxes being incurred and the accrual of related interest and penalties in excess of payments.



         In addition, we repurchased 80 units from former Tel Com Jacksonville unitholders in a rescission offer for $995,000 plus interest, which is being paid over time. We made payments of approximately $200,000 during the six months ended June 30, 2000, $371,000 during the year ended December 31, 1999 and $218,000 during the year ended December 31, 1998. The remaining rescission obligation at June 30, 2000 is approximately $206,000.


         Shareholders Deficit


         Our shareholders deficit has changed through operating losses, the forgiveness of the Mr. Pollara's notes payable (treated as additional paid-in capital) during January 2000 and the sale of common stock and units. We have received cash from the sale of the Company's common stock of $0 during the six months ended June 30, 2000, approximately $2,190,000 for the year ended December 31, 1999 and $150,000 for the year ended December 31, 1998. Our predecessor entities received cash of $6,451,000 from the sale of Tel Com East, Tel Com Jacksonville and Tel Com West units during 1997 and 1998.


         The following table details all sales of common stock and units since inception:

----------------------------------------------------------------------------------------------------------------------------------
            Description                                  Date                       Quantity           Amount          Subject to
                                                                                                    Received by       the Exchange
                                                                                                    the Company          Offer
----------------------------------------------------------------------------------------------------------------------------------
Securities sold in 1999
(Common Shares)
----------------------------------------------------------------------------------------------------------------------------------
  Private Placement                               February 1999 through              446,970        $1,340,909           Yes
                                                  December 1999
----------------------------------------------------------------------------------------------------------------------------------
  Joseph Thacker(1)                               January through February 1999      400,000          $150,000            No
----------------------------------------------------------------------------------------------------------------------------------
  Prime Equities Group, Inc.(2)                   August through December 1999       670,000          $699,500            No
----------------------------------------------------------------------------------------------------------------------------------
Securities sold in 1998
(Common Shares)
----------------------------------------------------------------------------------------------------------------------------------
  Joseph Thacker(1)                               December 1998                      400,000          $150,000            No
----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
Units sold
----------------------------------------------------------------------------------------------------------------------------------
      Tel Com Jacksonville units sold to D&B      During 1997                            160          $750,000           Yes


      Holdings
----------------------------------------------------------------------------------------------------------------------------------
      Tel Com East units sold to Prime Equities   May 1997 to September 1998           1,805        $2,246,939           Yes
      Group, Inc.
----------------------------------------------------------------------------------------------------------------------------------
      Tel Com West units sold to Prime Equities   July 1997 to September 1998          2,856        $3,454,002           Yes
      Group, Inc.
----------------------------------------------------------------------------------------------------------------------------------



(1) We entered into an agreement with Joseph Thacker dated December 23, 1998 in which we agreed to issue to Mr. Thacker 400,000 shares of our common stock for $150,000. In February 1999, we entered into another agreement with Mr. Thacker in which Mr. Thacker agreed to loan us $150,000 in exchange for 400,000 shares of our common stock, plus repayment of this loan with interest at 10% per annum. In addition, this agreement provided that Mr. Thacker had the option to accept repayment of the loan in our common shares at a price of $0.50 per share. Present management believes that this agreement was intended to effect the purchase of 400,000 shares of common stock for $150,000 and to amend the repayment terms of our $150,000 promissory note issued to Mr. Thacker as of September 22, 1998. In connection with the lawsuit we brought against Joseph Cillo, et al. on September 27, 2000 in the Thirteenth Judicial Circuit Court of Hillsborough County, Florida, we intend to contest the validity of these agreements between Mr. Thacker and us. Mr. Thacker brought a lawsuit against us on September 20, 2000 for failure to pay the principal and interest when due under the promissory note issued by us to Mr. Thacker on September 22, 1998 in the principal amount of $150,000. A description of these lawsuits are contained under the heading "Business--Legal Proceedings."



(2) During 1999, we entered into the following agreements with Prime Equities Group, Inc.:

         - August 1999: Prime Equities agreed to purchase 450,000 shares of our common stock for $450,000;

         - October 1999: Prime Equities agreed to purchase 165,000 shares of our common stock for $165,000;

         -        December 1999:

                  - Prime Equities agreed to purchase 72,500 shares of our common stock for $72,500; and

                  - Prime Equities agreed to purchase 85,000 shares of our common stock for $85,000.



We received payment of $699,500 from Prime Equities, or on behalf of Prime Equities, in connection with these agreements. The agreement in December 1999 for 85,000 shares of our common stock was the only agreement under which we did not receive payment and therefore did not issue shares. After these agreements were executed and the money had been deposited in our account, we realized that the shares issued in connection with these agreements had been issued not to Prime Equities but to various individuals. At the time these shares were issued, we did not have control of our corporate documents or stock records. We have asserted claims against certain defendants in the lawsuit we recently filed against Joseph Cillo, et al. in connection with such unauthorized issuances of our shares. A description of this lawsuit is contained under the heading "Business--Legal Proceedings"

     We believe that our funds from operations will be sufficient to satisfy our cash requirements for at least the next twelve months, unless participants who invested a significant amount of funds in our securities exchange their securities for our notes and our operating income is insufficient to satisfy our operating expenses and our obligations under the notes. We cannot determine this amount at this time. Our capital requirements will depend on numerous factors and include possible expansion, acquisitions of complementary businesses or technologies and the resources we dedicate to new technologies and new markets.


         We may need to raise additional capital to fund the payment of principal and interest on the notes. If additional funds are raised through the issuance of equity, the percentage ownership of our shareholders will be reduced and our shareholders may experience dilution. There can be no assurance that additional financing will be available or on terms favorable to us. If adequate funds are not available or are not available on acceptable terms, our ability to pay the principal and interest on the notes, fund the expansion of our markets and take advantage of unanticipated opportunities or otherwise respond to competitive pressures could be significantly limited. Our business may be harmed by such limitations.

         We have the following material commitments and contingent liabilities:

         -        to our shareholders related to the exchange offering,

         - to our former shareholders relating to the Tel Com Jacksonville rescission offer;

         - to Easy Cellular, Inc. related to sales taxes, excise taxes and related interest and penalties, In August 1999 we reached a settlement with Easy Phone, Inc. whereby Easy Phone, Inc. agreed to assume a carrier liability and we agreed to indemnify Easy Phone from any tax liability. The tax liabilities of Easy Phone, Inc. had been assumed by us as part of the business combination between us and our predecessor entities. Prior to the business combination, Tel Com East, Tel Com West and Tel Com Jacksonville had operated under Easy Phone, Inc. operating licenses, resulting in a tax liability under Easy

                  Phone's name. The indemnified tax liability and accrued interest and penalties is $1,687,000 at June 30, 2000. We plan to finance this liability from operations.


         - During 2000, a settlement agreement and release for nonpayment of phone service was reached with MCI Telecommunications Corp. The Company has reserved $152,000 in respect of this obligation and we plan to fund this obligation from operations.


         - During February 2000, we filed a complaint with the California Public Utilities Commission against Pacific Bell for failure to block our customers from making certain toll calls and using certain usage sensitive calling features, such as directory assistance. We have estimated that the failure to block these items cost us approximately $239,000. It is not yet possible to evaluate the likelihood of a favorable outcome


         As described in Note B, "Going Concern Uncertainty" to the accompanying financial statements, there is substantial doubt as to our ability to continue as a going concern. We have incurred substantial operating losses since inception and, in addition, we had negative working capital at December 31, 1999 of approximately $6,667,000. These conditions combined with the exchange offer have raised substantial doubt about our ability to continue as a going concern. Management's plan regarding these matters is discussed in Note B to the accompanying financial statements and elsewhere in this prospectus.

                                    BUSINESS

         THE COMPANY


         We provide residential local telephone service to people with bad credit. Typically, our customers have been disconnected by their local telephone service provider because of nonpayment. Most local service providers require disconnected customers to pay their past due balance in addition to a security deposit before the carrier will reconnect their service. We focus on those consumers who have been disconnected by their local service providers and cannot afford to reconnect service with that provider. We offer these consumers local telephone service for a fixed monthly price without requiring a security deposit.

         We have obtained licenses from public utility commissions in 26 states to operate as a competitive local exchange carrier within those states. In this capacity, we are able to purchase telephone service from major local exchange carriers, such as Verizon Communications, BellSouth, SouthWestern Bell, Sprint, and US West at wholesale rates and then resell the local telephone service to our customers. As of August 28, 2000, we had 16,169 customers. Our principal executive offices are located at Suite 118, 5251 110th Avenue North, Clearwater, Florida 33760.


         OUR HISTORY

         We were incorporated in the State of Florida on November 19, 1997. In February 1998, we began obtaining licenses from various state public utility commissions to resell local telephone service. We permitted Tel Com East, Tel Com West and Tel Com Jacksonville to use these licenses. As of September 30, 1998, we purchased the assets and assumed liabilities of Tel Com East, Tel Com West and Tel Com Jacksonville. The purpose of this transaction was to obtain a greater degree of operational efficiency by combining administrative, management, marketing and finance functions of the various companies. In connection with this consolidation, the holders of Tel Com Jacksonville, Tel Com East and Tel Com West received shares of our common stock and Class A preferred stock in the amounts and at the ratios set forth below:


         -      Tel Com East:            For each unit of Tel Com East, a
                                         holder received 800 shares of
                                         our common stock and 3,200 shares of
                                         our Class A preferred stock.

         -      Tel Com West:            For each unit of Tel Com West, a
                                         holder received 800 shares of
                                         our common stock and 3,200 shares of
                                         our Class A preferred stock.

         -      Tel Com Jacksonville:    For each unit of Tel Com Jacksonville,
                                         a holder received 4,400 shares of our
                                         common stock and 17,600 shares of our
                                         Class A preferred stock



         We have discovered through our review of shareholder records that some former unitholders did not receive the correct number of shares of common stock and Class A preferred stock. Although our shareholders and the entities' unitholders voted on and approved this business combination, no documents of transfer were executed by the parties to this transaction.



         Each of Tel Com East, Tel Com West and Tel Com Jacksonville were formed during late 1996 and early 1997 by Charles Polley. Tel Com Plus, Inc., a Nevada corporation controlled by Mr. Polley, served as the initial managing member of each of these entities. During the initial phase of the Tel Com entities, Richard Pollara, our current president, was president of and a substantial shareholder of Easy Phone, Inc., a company providing cellular and residential phone service. After learning about the business of Easy Phone, Mr. Polley contacted Easy Phone and inquired about forming a joint venture between each of the Tel Com entities and Easy Phone. Easy Phone decided to enter into joint ventures with each of the Tel Com entities. Pursuant to each of the joint venture agreements, Easy Phone granted the venture exclusive use of its state public utility licenses and its reseller agreements with local telephone service providers in exchange for an ownership percentage in each Tel Com entity. On December 30, 1997, Tel Com East and Tel Com West entered into an agency agreement with Easy Phone, which partially superceded the joint venture agreements. This agreement allowed the Tel Com entities to operate under the state public utility licenses and reseller agreements held by Easy Phone for a monthly rental fee of $20,000. On December 31, 1997, Easy Phone exchanged a portion of Mr. Pollara's shares in Easy Phone for all of its interest in Tel Com East, Tel Com West and Tel Com Jacksonville. The shares of Easy Phone exchanged by Mr. Pollard constituted approximately 20% of the issued and outstanding shares of Easy Phone and were valued at approximately $170,000.


         Overview of Capital Raising Activities


During 1997, we believe that units in each of Tel Com East, Tel Com West and Tel Com Jacksonville were sold through a series of unregistered offerings and sales. The ultimate investors, comprised mostly of individual investors, paid an aggregate purchase price of approximately $30 million for the securities of the Tel Com entities. However, the Tel Com entities only received approximately $6.45 million of the aggregate purchase price paid by the ultimate investors. We believe that the remaining amount of the proceeds, approximately $23.55 million, were distributed to various independent sales organizations, intermediaries and individuals involved in these offers and sales. The chain of events began with the Tel Com entities entering into purchase agreements with intermediaries. The purchase agreements provided that the Tel Com entities would receive approximately $20.25 million from the various intermediaries for their securities and the purchase price for these securities would be paid by the delivery of non-recourse promissory notes issued by the intermediaries. The promissory notes issued to the Tel Com entities have not been fully satisfied as the Tel Com entities only received an aggregate of approximately $6.45 million of the $20.25 million principal amount of the promissory notes. These intermediaries promptly resold the securities directly to the ultimate investors or to independent sales organizations at a significant mark-up. The ultimate investors were instructed by the intermediaries or the independent sales organizations to pay the full purchase price to designated paying agents. Once the money was deposited into these accounts, these paying agents disbursed the funds to the Tel Com entities, Tel Com Plus, Inc., various intermediaries, independent sales organizations and certain individuals. We believe that the ultimate investors were unaware that the full purchase price that they paid would not be forwarded to the issuing entity. Present management did not participate in these sales and distributions of units in Tel Com East, Tel Com West or Tel Com Jacksonville. We have filed a lawsuit against certain intermediaries and individuals involved in these transactions. This lawsuit is described under the heading "Business-Legal Proceedings."


         Tel Com Jacksonville


         Tel Com Jacksonville was formed in February 1997. Its initial sole managing member was Tel Com Plus, Inc. During 1997 and 1998, investors paid an aggregate of approximately $2 million for units in Tel Com Jacksonville, of which Tel Com Jacksonville only received $750,000. The remaining $1.25 million of the proceeds were distributed to D&B Holdings, the intermediary involved in these unregistered offerings and sales and certain other facilitators of these offerings and sales. An explanation of the capitalization and fund raising activities of Tel Com Jacksonville is outlined below:



         -   Purchase Agreement:    On December 3, 1996, prior to the filing of
                                    a Certificate of Formation with the Florida
                                    Secretary of State, Tel Com Jacksonville entered into a purchase agreement with D&B
                                    Holdings for D&B Holdings to purchase a
                                    62.5% interest in Tel Com Jacksonville, or
                                    160 units, for $750,000, or $4,687.50 per
                                    unit. The purchase price was paid by a
                                    non-recourse promissory note issued to Tel
                                    Com Jacksonville. The promissory note was ultimately satisfied.



         -   Intermediaries:        After the date of this purchase
                                    agreement, D&B Holdings sold these
                                    securities at significantly higher prices to investors in unregistered offerings, without the assistance of the Company's present management. To our knowledge, the per unit price sold to ultimate investors ranged from $7,500 to $15,000.



         -   Disbursement of Funds: After the ultimate purchasers transferred money to Funds Distributors, it distributed to Tel Com Jacksonville an amount equal to the principal amount of the non-recourse promissory note issued to Tel Com Jacksonville by D&B Holdings ($750,000). To our knowledge, the remainder of the proceeds was distributed by Funds Distributors to D&B Holdings and individuals involved in these transactions.


         -   Joint Venture:         In January 1997, Tel Com Plus, Inc. sold 25%
                                    of its interest in Tel Com Jacksonville, to Easy Phone in exchange for Easy Phone's agreement to grant Tel Com Jacksonville exclusive use of its state public utility licenses and its reseller agreements with various local exchange carriers.


         The chart below summarizes the ownership interests in TelCom Jacksonville over the relevant period.


                         TEL COM PLUS JACKSONVILLE, LLC

-----------------------------------------------------------------------------------------------------------------
              OWNERS OF INTEREST            DECEMBER 1996              JANUARY 1997            SEPTEMBER 30, 1998
-----------------------------------------------------------------------------------------------------------------
Tel Com Plus Inc.                         96 units  (37.5%)          60 units (23.4%)           60 units (23.4%)
-----------------------------------------------------------------------------------------------------------------
D&B Holdings International, Inc.          160 units (62.5%)         160 units (62.5%)                      ----
-----------------------------------------------------------------------------------------------------------------
Easy Phone, Inc.                                      ----           36 units (14.1%)           36 units (14.1%)
-----------------------------------------------------------------------------------------------------------------

Ultimate Individual Purchasers                        ----                      ----           160 units (62.5%)
-----------------------------------------------------------------------------------------------------------------
Total                                      256 units (100%)          256 units (100%)           256 units (100%)
-----------------------------------------------------------------------------------------------------------------


         Tel Com East


         On April 25, 1997, Tel Com Plus, Inc. formed another limited liability company, Tel Com Miami, which was subsequently renamed Tel Com East. During 1997 and 1998, investors paid an aggregate of approximately $12.6 million for units in Tel Com East, of which Tel Com East only received approximately $2.25 million. The remaining amount of the proceeds, $10.35 million, was distributed to Prime Equities, the intermediary involved in these unregistered offerings and sales, and various independent sales organizations and other individuals involved in these unregistered offerings and sales. An explanation of the capitalization and fund raising activities of Tel Com East is outlined below:



         -   Joint Venture:         On February 28, 1997, prior to filing a
                                    Certificate of Formation with the Florida
                                    Secretary of State, Tel Com East entered into an agreement with Easy Phone. Under this agreement, Easy Phone agreed to grant
                                    Tel Com East exclusive use of its Florida public utility license and its reseller agreements with local telephone service providers in Florida. Tel Com East agreed to contribute approximately $3 million in cash.
                                    In return for the contribution of its
                                    licenses and agreements, Easy Phone received a 35.4% interest in Tel Com East, or 1,240 units, plus the right to receive $400,000. A note dated as of November 22, 1999 was issued to Mr. Pollara, as successor to Easy
                                    Phone, for the $400,000 but Mr. Pollara
                                    subsequently agreed to cancel this note in January 2000.



         -   Purchase Agreement:    On July 21, 1997, Tel Com East entered into
                                    a purchase agreement with Prime Equities in which Prime Equities agreed to purchase
                                    1,950 units, or 57.3% of the total equity, of Tel Com East. The purchase price to be paid by Prime Equities was $1,539 per unit or a total of $3,001,050. This obligation was evidenced by a non-interest bearing, non-recourse promissory note. Because Prime
                                    Equities only purchased and sold 1,805
                                    units, its obligation under the non-recourse promissory note was reduced to $2,777,909.
                                    Prime Equities paid Tel Com East
                                    $2,246,939 in partial satisfaction of
                                    the note. The $530,970 balance remains
                                    unsatisfied.



         -   Intermediaries:        Prime Equities then promptly resold these
                                    units to various independent sales
                                    organizations at significantly higher prices
                                    These independent sales organizations then resold the units to ultimate individual investors, again at a significant mark-up.
                                    To our knowledge, these units were sold to the ultimate investors at per unit prices ranging from $3,000 to $12,000.



         -   Disbursement of Funds: After the ultimate investors transferred the purchase price to Capital Funds, Capital
                                    Funds distributed $2,246,939 to Tel Com Plus
                                    East in partial satisfaction of the
                                    promissory note issued to it by Prime
                                    Equities. Capital Funds then distributed the remainder of the proceeds to Prime Equities, the independent sales organizations and other individuals involved in these sales.



         The chart below summarizes the ownership interest in Tel Com East over the relevant period.


                             TEL COM PLUS EAST, LLC

              OWNERS OF INTEREST           DECEMBER 1996           JANUARY 1997           PRIOR TO SEPTEMBER 30, 1998
---------------------------------------------------------------------------------------------------------------------
Tel Com Plus Inc.                        310 units  (20.0%)         310 units (8.9%)           310  units (9.2%)
---------------------------------------------------------------------------------------------------------------------
Easy Phone, Inc.                        1,240 units (80.0%)      1,240 units (35.4%)           1,240 units (40%)
---------------------------------------------------------------------------------------------------------------------
Prime Equities Group, Inc.                           ----        1,950 units (55.7%)                       ----
---------------------------------------------------------------------------------------------------------------------
Ultimate Individual Purchasers                       ----                     ----            1,805 units (53.8%)
---------------------------------------------------------------------------------------------------------------------
Total                                    1,550 units (100%)       3,500 units (100%)          3,355 units (100%)
---------------------------------------------------------------------------------------------------------------------

         Tel Com West


         On July 28, 1997, Tel Com Plus, Inc. formed Tel Com California, which was subsequently renamed Tel Com West. During 1997 and 1998, individual investors paid an aggregate of approximately $15.5 million for units in Tel Com West, of which Tel Com West only received approximately $3.5 million. The remaining proceeds, approximately $12 million, were distributed to Prime Equities, the intermediary involved in the unregistered offerings and sales, and various independent sales organizations and other individuals involved in such offerings and sales. An explanation of the capitalization and fund raising activities of Tel Com West is outlined below:

         -   Joint Venture:         Tel Com West entered into an agreement with
                                    Easy Phone on July 24, 1997. Under this
                                    agreement Easy Phone agreed to grant Tel Com
                                    West exclusive use of its California state public utility licenses and reseller agreements with local telephone service providers in the state of California and Tel
                                    Com West agreed to contribute approximately
                                    $16.5 million in cash. Tel Com West actually contributed only approximately $3 million.
                                    In exchange for its contribution, Easy Phone received approximately 40% of the units of Tel Com West, or 8,800 units, plus the right to receive $60,000. The $60,000 was evidenced by a promissory note issued to Mr.
                                    Pollara dated as of November 22, 1999 as successor to Easy Phone, but Mr. Pollara subsequently agreed to cancel his note in January 2000.


         -   Purchase Agreement:    Tel Com West entered into a purchase
                                    agreement with Prime Equities dated July 21,
                                    1997, whereby Prime Equities agreed to
                                    purchased 11,000 units in Tel Com West for a total purchase price of approximately $16.5 million or a per unit price of $1,495. Prime
                                    Equities issued a non-recourse, non-interest bearing promissory note to Tel Com West for the purchase price. Because Prime Equities only purchased and then resold 2,231 units, its obligation under the note was reduced to $4,167,806. Prime Equities paid us
                                    $3,454,002 in partial satisfaction of the note. The balance of $713,804 remains unsatisfied.



         -  Intermediaries:         Prime Equities then promptly resold these
                                    units to various independent sales
                                    organizations at significantly higher
                                    prices. These independent sales
                                    organizations then resold the units to
                                    ultimate individual investors, again at a significant mark-up. To our knowledge, these units were sold to the ultimate investors at per unit prices ranging from $3,000 to $12,000.



         -  Disbursement of Funds:  After the ultimate investors had transferred the purchase price to Capital Funds, Capital
                                    Funds distributed $3,454,002 to Tel Com West in partial satisfaction of the promissory note. The remainder of the purchase price proceeds were distributed to Prime Equities, various independent sales organizations and other individuals involved in these sales.

The chart below summarizes the ownership interests on Tel Com West over the relevant period:


                             TEL COM PLUS WEST, LLC

              OWNERS OF INTEREST     JULY 1997 (GIVING EFFECT ONLY    JULY 1997 (GIVING EFFECT TO PURCHASE     SEPTEMBER 30, 1998
                                        TO JOINT VENTURE)               AGREEMENT AND JOINT VENTURE)
----------------------------------------------------------------------------------------------------------------------------------
Tel Com Plus Inc.                       2,200 units (20%)                    2,200 units (10%)                  2,200 units (15.9%)
----------------------------------------------------------------------------------------------------------------------------------
Easy Phone, Inc.                        8,800 units (80%)                    8,800 units (40%)                  8,800 units (63.5%)
----------------------------------------------------------------------------------------------------------------------------------
Prime Equities Group, Inc.                           ----                   11,000 units (50%)                     625 units (4.5%)
----------------------------------------------------------------------------------------------------------------------------------
Ultimate Individual Purchasers                      -----                               ----                  2,231 units (16.1%)
----------------------------------------------------------------------------------------------------------------------------------
Total                                  11,000 units(100%)                   22,000 units (100%)                  13,856 units (100%)
----------------------------------------------------------------------------------------------------------------------------------

         Tel Com Jacksonville Rescission Offer


         In early to mid-1998, Tel Com Jacksonville made an offer to all of its outstanding unitholders to repurchase their units at the purchase price paid by the holder for such units, plus interest. The amount of Tel Com Jacksonville's aggregate principal liability to its holders was $995,000. As of June 30, 2000, $789,150 in principal has been paid by us, as successor to Tel Com Jacksonville, to the former unitholders of Tel Com Jacksonville.


OUR STRATEGY

         Our mission is to become a leading reseller of local telephone services to consumers with bad credit. To achieve this goal, we have developed and have begun implementing a business strategy to position us as a leader in the reseller segment of the telecommunication services industry. Our business strategy can be categorized into the following five main objectives:

         -        Expanding our market area;
         -        Increasing product availability for our customers;
         -        Automating our operational systems;
         -        Advertising on a national basis; and
         -        Developing and introducing new products.

         Expansion of Market Area


         We are currently licensed in 26 states and are doing business in 20 states. We will continue to evaluate the possibility of obtaining licenses in other states that appear to have a favorable regulatory environment and an appealing market for our services.

         Increase Product Availability

         One component of our business strategy is to increase product availability for our customers. We believe that our product, local telephone service, is made accessible to our customers by providing convenient, easy and reliable means by which they may pay the installation and monthly fees. Because our typical customer does not have a checking account or a credit card, we rely on direct payment agents for approximately half of our customer payment activity. Direct payment agents include check cashing stores, pawn shops, rent-to-own and convenience stores. Our agents agree to process installation and monthly payments from our customers in exchange for receiving a percentage of the fees as commission. As of the date of this prospectus, we have approximately 589 direct payment agents. As we expand our operations into larger metropolitan areas, such as New York City and Chicago, we plan to increase the number of agents. We also offer several alternative payment methods, including payment by check draft, Federal Express, Western Union, US Mail and credit card, which methods currently account for approximately 50% of payment activity. We are currently experimenting with providing customer service through the Internet whereby the customer can access his account, make a customer service request and make a payment on-line. As the Internet continues to penetrate our customer base, we believe that E-commerce solutions will account for a growing percentage of all customer transactions.

         Automation


         We have invested approximately $400,000 in a proprietary software system, which is an integrated and automated order processing and collections system. As of the date of this prospectus, this system is fully functional and operational. It enables us to handle higher volumes of business without incremental increases in labor costs. In fact, the number of our employees has decreased to 89 employees as of July 31, 2000 from approximately 130 as of December 31, 1999 due in part to this new software system.

         Additionally, we are seeking to automate our interactions with the local telephone service provider. On October 1, 1999, we signed an agreement with Wisor Telecom to provide an electronic data interface with Ameritech Corporation, a major local exchange carrier in the Midwest of the United States. The electronic data system allows us to communicate directly and electronically with the carriers. This greatly speeds up order processing, suspensions and disconnections. Additionally it lowers the processing fees that some carriers charge, which can be as high as $19.00 per manual order.


         National Advertising


         We plan to begin a national advertising campaign if we become licensed in enough states to justify the additional expense of national advertising. Currently, we advertise on a local or regional basis in areas of dominant influence. The current population base we serve is not large enough to justify the expense of a national advertising campaign. We intend to become licensed in most states and thus expand our potential customer base. Once we have expanded our potential customer base to a specified level, we believe that national advertising will achieve greater cost efficiencies and customer awareness than local or regional advertising.


         At present, advertising in each area we enter is one of our largest variable expenses. Once we have expanded into additional markets and have begun our national advertising campaign, we believe that further expansion into new markets will be extremely cost efficient because we will not need to incur significant additional advertising expense.

         New Products


         We intend to offer new products to incrementally increase the revenues we receive from each customer. We have explored relationships with several wholesale Internet service providers in order to become a direct Internet service provider for our customer base, as well as other consumers who cannot obtain Internet service due to their lack of a credit card. We believe that the demographic base we service will have the largest percentage increase of new Internet users over the next several years and we want to be positioned to be their main provider. The demographic base we service has not historically been able to afford to purchase a personal computer and thus are precluded from accessing the Internet. We believe that personal computers will become more available to our customer base because of declining cost and alternative purchasing methods for personal computers, such as rent-to-own. As a result of this increase in computer access, we believe that we will be able to provide our customers with Internet access without requiring a credit card as typical Internet service providers do.


         SERVICE AND SERVICE AREAS


         We provide local telephone services to those consumers that are unable to establish traditional local telephone service with their local exchange carrier. As a reseller of local telephone services, we purchase service from the local exchange carrier and simply provide a dial tone to our customers. We also offer additional features such as caller ID, call waiting and call forwarding for an additional charge. We do not have any specific telecommunications equipment requirements relating to maintaining a customer's dial tone, such as facilities and switches, like traditional carriers such as Verizon Communications and SouthWestern Bell. Rather we simply activate the service with the existing local exchange carrier. Existing local exchange carrier equipment and operation support systems are used to provide our customers with local phone service. However, the local exchange carrier does not have any contact with our customer. From the local exchange carrier's perspective we are their customer, not the consumers to whom we resell their services.


         As of August 28, 2000, we were licensed as a competitive local exchange carrier or a reseller in each of the states listed on the following chart. The chart indicates the carriers within each state with whom we have a resale agreement and the approximate number of customers, if any, we have within each state.

      STATE                      NUMBER OF    CARRIER AGREEMENTS
                                CUSTOMERS
      Alabama                       122       Bell South, Verizon
      Arizona                        38       US West, Verizon
      California                  3,260       Pacific Bell, Verizon
      Connecticut                   314       SNET
      Delaware                       10       Verizon
      Florida                     2,474       Bell South, Verizon, Sprint
      Georgia                         0       Bell South
      Illinois                    3,028       Ameritech, Verizon
      Indiana                       613       Ameritech, Verizon
      Kansas                          1       Southwestern Bell, Sprint
      Maryland                        0       Verizon
      Massachusetts                 539       Verizon
      Michigan                    4,638       Ameritech
      Missouri                       12       South Western Bell
      Montana                         0       US West
      Nevada                         24       Nevada Bell, Sprint, Verizon
      New Jersey                    762       Verizon
      New York                      220       Verizon, Frontier
      North Carolina                  0       Bell South, Sprint
      Oregon                          0       US West, Sprint
      Pennsylvania                    6       Verizon, Sprint
      Rhode Island                   28       Verizon
      South Carolina                  0       Bell South , Sprint
      Tennessee                       0       Bell South, United Telephone
      Washington                      0       US West, Verizon, Sprint
      Wisconsin                      75       Ameritech, Verizon
                                -------
                 TOTAL           16,169
                                -------


OPERATIONS

         Our operations can be divided into the following three areas:

         -        Initial customer contact/installation payment;

         -        Activation/line service request; and

         -        Disconnects.

         Initial Customer Contact/Installation Payment.


         In order to apply for service, a customer must first pay the installation fee. The installation fee that we charge ranges from $89.95 to $109.95. Some service areas, such as New York City and Chicago, have a higher risk of nonpayment and thus the amount we charge the customer is higher. If the customer pays the installation fee at one of our agent locations, the agent receives a commission of between $10.00 to $25.00 per installation fee.

         Typically, a customer sees one of our print or television advertisements and calls the 1-800 number displayed in the advertisement. This 1-800 number automatically connects the caller to an integrated voice response system which, based upon the caller's responses, provides him or her with service information for the state in which he or she lives, the current price of the services, the various acceptable methods of payment and the nearest agent payment location. If the caller needs more information, he or she is directed to one of our sales representatives.


         A customer must pay the installation fee before an application is completed and a service order is processed with the local exchange carrier. The installation fee may be paid by any one of the following methods: (1) Western Union; (2) check draft; (3) home pick-up by Federal Express; or (4) direct payment to one of our agents. If the customer desires to pay by credit card, check draft or Federal Express, the integrated voice response system directs the customer to our accounting department which processes the payment. If the customer desires to pay at one of our agent locations, then the integrated voice response system directs the customer to an agent located within his or her zip code area. After paying the installation fee, either over the phone or in person at an agent location, the customer will receive an application number. The customer is then asked to call our sales department or is transferred by our accounting department to one of our sales representatives. The sales representative will verify payment of the installation fee by confirming the customer's application number. Once payment has been verified, the sales representative will process the application.


         We have written agreements with over 589 payment agents located in 16 states. Our agents are typically check cashing stores, pawn shops, rent-to-own stores or convenience stores. Our agents are required to use an electronic system to accept and process the payment activity in their stores. This electronic system records their daily activity and communicates with a server in our operations center. We are able to access their activity via our server and apply the payment activity directly to our customers' accounts. The agent is able to review a report from the electronic system with the gross amount they have collected. The agents deduct their commission from their aggregate collections prior to depositing the money in our account.

         Activation/Line Service Request

         Once we have verified payment of the installation fee, one of our sales representatives will complete the customer's application over the phone. Generally, during this call we are able to provide the customer with a phone number and an approximate date when service will be activated. From the information received from the customer, we generate a local service request with the local exchange carrier with whom we have a resale agreement. This information is then transmitted electronically to the carrier who processes the service request. Once the carrier has received and processed the service request, it will send us a firm order confirmation with the installation due date and phone number. The customer's application is then moved from pending applications to subscriber accounts. We generate and send a bill for the monthly service charge to each subscriber at the earliest possible date as permitted by the applicable state laws and regulations.

         We charge a fixed monthly service fee which ranges from $49.95 to $79.95 per month. If our customers pay the monthly service fee at one of our agent locations, the agent receives a commission of $2.00 per monthly bill processed. The amount of fees we owe to the various local exchange carriers per line range from $7 to $20 per month.

         Disconnects

         A key factor in our operations is closely monitoring incoming payments so that we may disconnect a non-paying customer as soon as we are legally permitted to do so. The time period in which we are permitted to disconnect ranges from 1 day to 75 days after the last due date. We have installed software which monitors non-paying customers. This software automatically activates an automated phone message service which calls customers whose bills are due within 24 hours and also calls customers whose bills are delinquent. If the customer is delinquent in paying for a designated period of time, we may suspend the service. If the customer continues to fail to pay after a designated period of time following suspension of service, we will permanently disconnect service. The periods of time which must pass before we either suspend or disconnect service depend on each state's laws and regulations.

REGULATORY ENVIRONMENT

         The Telecommunications Act of 1996 introduced widespread changes in the regulation of the telecommunications industry with its adoption of a pro-competitive, deregulatory national policy framework. The following summary of material regulatory developments and legislation offers an overview of the current material regulatory environment as it applies to us. Other existing federal and state regulations are currently the subject of judicial proceedings, legislative hearings and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings, nor their impact upon us or the telecommunications industry as a whole, can be predicted at this time.

               Elimination of Barriers to Entry

         We have benefited from the Telecommunications Act which eliminated many of the legal, economic and technical barriers to entry in the local exchange telephone market. Remaining legal barriers to entry imposed by state or local law, rule, or regulations may be overruled by the Federal Communications Commission (FCC). However, the Telecommunications Act maintains the authority of individual state utility commissions to regulate local exchange and intrastate interexchange services and to impose, on a competitively-neutral basis, requirements that are necessary to (1) preserve and advance universal service;
(2) protect the public safety and welfare; (3) ensure the continued quality of telecommunications service; and (4) safeguard the rights of consumers. This overview does not purport to identify all state-level obligations owed by us.

         The Telecommunications Act attempts to eliminate or minimize economic and technical barriers to entry in the local exchange telephone market. The Telecommunications Act set standards that govern the relationship between local exchange carriers, such as BellSouth, Qwest, Verizon, and resellers or competitive local exchange carriers, like us. For example, local exchange carriers must provide to potential competitors nondiscriminatory access and interconnection as well as retail telecommunications services priced at wholesale rates. The wholesale rates which the resellers are charged by the local exchange carriers generally are discounted 10% to 24% from the retail rate. The level of the discount varies depending on the local exchange carrier and the state in which the telecommunications service is provided.

    On July 18, 2000, the United States Court of Appeals for the Eighth Circuit struck down the FCC's rules interpretation regarding specific aspects of the method by which the wholesale discounts for resellers are established. The FCC is expected to seek comments on the effect of the court's decision. However, it is unclear at this time whether the Court decision will lead to changes in the wholesale discount paid by resellers to local exchange carriers.

            Universal Service

    The Telecommunications Act established a national policy to provide affordable "universal service" to all telecommunications consumers and to provide advanced telecommunications services to schools, libraries, and rural health care providers. To achieve these objectives, the Telecommunications Act mandates the adoption of explicit universal service support mechanisms funded by equitable and nondiscriminatory assessments on telecommunications carriers providing interstate services. States may also adopt universal service mechanisms that are not inconsistent with the federal model and fund these mechanisms by assessments on telecommunications carriers providing intrastate services.

    In May, 1997 the FCC adopted its universal service rules implementing this national policy. The FCC's regulations provide for the collection of universal service assessments based on end-user, or retail, revenues derived from the provision of interstate telecommunications services. Under the FCC's regulations, universal service fund assessments are revised on a quarterly basis. During the third quarter of 2000, an interstate carrier's federal universal service fund obligations totaled approximately five and one-half percent (5.5%) of the carrier's end user revenues derived from telecommunications services. State universal service fund programs are expected to generate approximately 75% of the support mandated under the Telecommunications Act. To the extent states in which we operate adopt universal service mechanisms and fund these mechanisms by assessments on telecommunications carriers providing intrastate services, a percentage of our revenues will be used to promote universal service. We cannot predict whether the states in which we operate will adopt universal service mechanisms or in the event a state does adopt this mechanism, the percentage of our revenues which will be used to fund this universal service obligation.

            Local Number Portability

    The Telecommunications Act specifically provides for "number portability." The FCC has construed this term to refer to service provider number portability, which allow residential and business customers to retain their telephone numbers when switching telecommunications carriers. Implementation of local number portability ("LNP"), which has been occurring in phases, is estimated to cost billions of dollars. The Telecommunications Act provides that costs must be recovered in a competitively-neutral matter. In May, 1998, the FCC determined that telecommunications carriers will share the costs of the regional databases necessary to implement LNP based on carriers' intrastate, interstate, and international end-user telecommunications revenues for each region. Carrier-specific costs are to be borne by each carrier. Beginning February 1, 1999 local exchange carriers have been permitted to recover their carrier-specific costs through direct end-user charges (limited to five years' duration) and/or a federally-tariffed intercarrier charge for long-term number portability query services they perform for other carriers. We have recovered our specific cost through direct end-user charges.

        State Regulatory Commissions

    We are subject to the jurisdiction of state regulatory commissions in each state in which we operate. These regulatory commissions exercise jurisdiction over intrastate communications, defined as those that originate and terminate within a specific state. Each state maintains its own regulatory regime. State regulation, in most cases, includes requirements for the reseller to receive from the state commission, prior to offering service, a certificate of public convenience and necessity authorizing it to provide service. The requirements for such certificates vary by state, but generally include a demonstration by the reseller that it has the financial, managerial and technical qualifications to provide the services it proposes. The certification process may take up to six months. There can be no assurances that we will receive all of the certificates we need to provide service in additional markets or that these certificates will be obtained in a timely manner.

    In addition, we, as a reseller, are required to file tariffs with each state commission detailing the rates, terms and conditions for our services. These tariffs must be modified before we may change prices, offer new services or change material terms and conditions. Tariff changes are generally approved within 30 days of filing. After we are certified, we may also be required to file periodic reports with the state commissions and pay fees to maintain our certificates. Failure to make such filings or pay such fees could result in fines or loss of our certificates.

    Finally, new or renegotiated resale agreements negotiated between us and local exchange carriers must be filed with and approved by the relevant state public service commission where the services will be provided. If the state commission does not act upon a filed agreement within 90 days of filing, the agreement is deemed to go into effect. Under the Telecommunications Act, state commission decisions regarding implementation and enforcement of these interconnection or resale agreements are appealable to the federal district court in that state. There can be no assurance that such agreements will be approved or that they will be approved in a timely manner.

RELATIONSHIP WITH LOCAL EXCHANGE CARRIERS

    Presently, all of our local phone services in each market are provided through a single underlying carrier, the local exchange carrier. Although the relationship between us and each local exchange carrier is governed by a negotiated resale agreement, we face risks in that the scope and availability of some of the telephone services are primarily controlled by the local exchange carrier. For example, in several major cities, such as Chicago and New York City, flat rate (or unlimited) local calling plans are not available, making it difficult to provide our local services in these markets for a fixed monthly charge. The discontinuation of flat rate calling plans in markets in which we operate may have an adverse impact on our ability to offer service. Further, some local exchange carriers refuse to block directory assistance or other usage-based charges. Such blocking mechanisms are crucial to the local services we provide. Because customers purchasing our local service expect to pay a rate that does not change each month, it is difficult to collect payments for calls for which charges are assessed on a per minute or per call basis. Our inability to block all usage-based calls may impede future expansion in those markets. Finally, some state commissions have held that voice mail is not a "telecommunications service" and, therefore, local exchange carriers are not required to resell this service. The issue of whether local exchange carriers must resell voice mail service is currently the subject of a proceeding before the FCC. Without voice mail, we cannot offer potential customers the same package of services local exchange carriers offer.

    Our ability to compete in the local services market is further influenced by the local exchange carriers' efficient, accurate and fair provision of the service to us and our customers. Currently, local exchange carriers take anywhere from five days to two weeks to initiate service for a new reseller customer. In many instances, additional delays are caused by the local exchange carrier's improper processing of reseller orders. Further, several local exchange carriers have disparate disconnection and suspension charges, resulting in the reseller incurring a more costly charge to suspend service to its end user customer than that of a similarly-situated local exchange carrier customer. Recently, some local exchange carriers have begun imposing significant deposit requirements on resellers, which if imposed on us, could restrict the capital available to us for other uses. In addition, local exchange carriers in some states are attempting to impose significant costs on resellers for blocking, testing, and access to the local exchange carrier's operational support systems, through which customer orders are placed. Such costs, delays and varying treatment by the local exchange carrier could have a significant impact on our earnings.

SALES AND MARKETING

    We primarily market and sell our product through mass media advertising, including television, radio and print. We believe that our marketing strategy has been effective in generating demand for our product. Our call center in Clearwater, Florida generally takes 65,000 to 75,000 calls per month from current and potential customers.

    The vast majority of our customers are in the lower middle to low income bracket. We believe that television advertisements are very effective with our customer base. Therefore, our television advertisements account for more than 90% of our advertising budget. Most of the television advertisements appear between the hours of 9:00 a.m. and 5:00 p.m. and appear on local network or independent stations. We attempt to advertise on television during daytime talk shows, soap operas and sitcom reruns because of the high concentration of persons within our targeted demographic base who watch these television shows.

    A significant portion of our potential customer base is Hispanic. Therefore, all advertisements are done in English and Spanish. Additionally, we use different Hispanic dialects for advertisements appearing in south Florida, California and the northeastern United States. We have a separate Spanish speaking department to handle all Spanish sales and customer service questions.

    Our television advertisements follow one of three formats: informational, testimonial or humorous. The informational advertisement provides the viewer with all of the necessary information about the product. These advertisements seek to emphasize three key points of our product: (1) we do not require a deposit; (2) we do not perform a credit check; and (3) we do not require any form of identification. We run the informational advertisements when we have just entered a market and need to educate potential customers about our product. The testimonial advertisement is an endorsement by actual customers. These customers speak about their good experiences with obtaining telephone service with us. We typically run these advertisements four to six weeks after we have entered the market. The humorous advertisements are used four to six months after we have entered a market and are used to cause potential customers to remember our name and product. In mature markets, all three types of television advertisements are rotated throughout the day.

EMPLOYEES

    As of July 31, 2000, we had 89 employees. None of our employees is represented by a labor union, and we consider our relationship with our employees to be good.

COMPETITION

         The competition for customers with bad credit who have been disconnected by their local exchange carrier is rapidly increasing. Competition may affect our ability to increase our customer base and generate revenues. The barriers to entry in the business are relatively low because the initial capital investment required to enter our business is minimal. Therefore, there are a large number of small, local businesses who resell local telephone service to consumers with bad credit. These types of small businesses typically focus on a single city or relatively compact geographic area. Although the geographic range of these types of competitors is limited, they are fiercely competitive with us in their fees for services and some of these companies have greater financial resources than we. In addition, we face increasing competition from local exchange carriers, such as Southwestern Bell, who have begun offering local telephone service to their own customers who have been disconnected for nonpayment. The local exchange carriers have far more resources than we do, and will generally have lower marketing and operational costs, allowing them to price their local telephone services at rates that are lower than the rates we charge our customers.

PROPERTIES

         Our principal executive office and operations center are located in the Pinellas Park Square Shopping Center in Clearwater, Florida. We have a lease agreement for Suites 104, 105, 118 and 119. The total amount of square footage for all of the suites is approximately 11,300 square feet and the approximate monthly rental amount is $9,510. These leases for these facilities will expire at various times during 2000. When these leases expire, we believe that we will be able to renew these leases or that suitable replacement space will be available as required. We believe that our current facilities are adequate for our expected needs over the next several years.

   LEGAL PROCEEDINGS


    Company's Action in Hillsborough County, Florida


         We filed a complaint in the Thirteenth Judicial Circuit of Hillsborough County, Florida on September 27, 2000 against Joseph Cillo, Richard Inzer, Joseph Thacker, Prime Equities Group, Inc., GIRI Holdings, Ltd., Raymond Beam, Captive Administrators, Inc. In this complaint, we allege the following:

                  Beginning in 1996, defendants devised and implemented a fraudulent scheme to enrich themselves and their associates by illegally selling at grossly inflated prices using boiler-room tactics, securities in plaintiff, United States Telecommunications, Inc. and its predecessor entities (the "Company"). Directly and indirectly, through the defendant entities, the individual defendants defrauded the Company and its shareholders out of millions of dollars and millions of shares of the Company's stock. Pursuant to the defendants' scheme, public investors paid an aggregate purchase price of approximately $31,000,000 for securities in the Company, of which only approximately $6,450,000 was ever received by the Company. The remaining $24,500,000 paid by investors was retained by defendants and other unlicensed brokers and facilitators the defendants involved in their fraudulent scheme. In addition to the proceeds they siphoned off the securities sales, the Company also believes that defendants Joseph Cillo and Richard Inzer, through a series of shell entities and off-shore corporations, granted themselves approximately 10 million shares of the Company's stock without consideration. Those shares equate to nearly 22% of the Company's shares currently outstanding.

                  To further their scheme, the individual defendants served at various times as incorporators, promoters, officers and/or directors of the Company. Defendant Cillo also served as compliance officer and de facto legal counsel for the Company. In those capacities, the defendants owned fiduciary duties of care and loyalty to the Company and its investors. In breach of those duties, the individual defendants, among other wrongful and illegal acts, used their positions and engaged in a pattern of deceit and illegal activity to conceal and perpetuate their scheme from the Company and its investors, aided and abetted the illegal offer and sale of securities in the Company, and engaged in self-dealing to enrich themselves and their associates at the expense of the Company and its investors. Despite serving as compliance officer and de facto legal counsel for the Company, defendant Cillo failed to disclose that he had voluntarily surrendered his license to practice law in Florida and was the subject of at least four separate permanent injunctions entered respectively by California, Utah and three by the United States Securities and Exchange Commission (the "SEC") because of complaints charging him with securities fraud and selling unregistered securities. As a sole and direct result of the defendants' actions, the Company has been subject to investigation by the Florida Department of Banking and Finance and the SEC, and faces potential liabilities, including possible fines, penalties, disgorgement of up to $31,000,000, and associated legal fees and costs.

                  By this action, the Company seeks the return from defendants of all proceeds and shares in the Company they acquired as a result of their fraudulent scheme, as well as damages to compensate the Company for the liabilities it has and will incur as a direct result of defendants' wrongful and illegal acts.



         Charles Polley and the entities he owns or controls, namely, Tel Com Plus, Inc. and Intercontinental Brokers, Inc., were not named as defendants in this lawsuit because of a letter agreement and corresponding mutual release dated as of September 7, 2000 between us and Mr. Polley and his controlled entities. Similarly, Howard Kratz was not named as a defendant in this lawsuit because of a letter agreement and corresponding mutual release dated as of September 7, 2000 between us and Mr. Kratz. Pursuant to these letter agreements, Mr. Polley, his controlled entities and Mr. Kratz agreed to certain obligations as set forth below in exchange for a release by us for claims we may have against them. The obligations of these individuals and entities are as follows:


    - Return and transfer to us all of our capital stock owned or controlled by them, subject to the injunction entered by the United States District Court for the Middle District of Florida which enjoined these individuals and entities from transferring or disposing of their capital stock of the Company. If we are not able to obtain the consent of the Securities and Exchange Commission, who brought this injunctive action, to release these restrictions, Mr. Polley, his controlled entities and Mr. Kratz have agreed to not vote their capital stock or give any third party the proxy right or power of attorney to vote this capital stock. - Provide us and our attorneys with all information (including copies of documents) within their knowledge relating to the involvement of persons or entities in the planning and execution of the sales of units in the
        Tel Com entities. -   Provide us and our attorneys with all information
        (including copies of documents) within their knowledge relating to where the proceeds of any sales of units in our predecessor entities were transferred or where the proceeds are currently located.


    Consent Agreement with the State of Florida

    This exchange offer is being made as a result of the Stipulation and Consent Agreement with Final Order dated May 12, 1999 between the State of Florida, Department of Banking and Finance, Tel Com Plus, Inc., Tel Com East, Tel Com West, Tel Com Jacksonville and us, as successor in interest to Tel Com East, Tel Com West and Tel Com Jacksonville. The Department conducted an investigation into the activities of the parties to the Consent Agreement with respect to their offering and sale of ownership units for the period beginning February 1997 and ending as of the date of the Consent Agreement. As a result of the Department's investigation, it determined, and the parties to the Consent Agreement agreed, to the following:

    - the ownership units of Tel Com East, Tel Com West and Tel Com Jacksonville were securities as defined by the Florida statutes;
    - the ownership units of Tel Com East, Tel Com West and Tel Com Jacksonville were offered and sold in Florida through unregistered third persons/entities in violation of Florida law;
    - the ownership units of Tel Com East, Tel Com West and Tel Com Jacksonville offered and sold in Florida were not registered for sale in Florida in violation of Florida law; and
    -   none of these entities was registered to sell securities in Florida.


         Tel Com East, Tel Com West, Tel Com Jacksonville and Tel Com Plus, Inc. agreed to cease and desist any and all present and future violations of the Florida Securities and Investor Protection Act and agreed to pay an administrative fine to the department of $50,000. We agreed to abide by the provisions of this Act now and in the future. In addition, the parties to the Consent Agreement agreed to complete an offer of rescission in accordance with the Florida Securities and Investor Protection Act on or before November 30, 1999 for the securities of Tel Com East, Tel Com West and Tel Com Jacksonville. We were not able to complete a rescission offer because of, among other things, the inability of our auditors to complete their audit of our financial statements due to difficulty in locating corporate records. If we did not deliver audited financials with our rescission offer, the offer would not comply with applicable securities laws. On December 7, 1999, the State of Florida, Department of Banking and Finance, notified us that we were in violation of the Consent Agreement and that it intended to commence litigation against us in order to enforce the provisions of the Consent Agreement. As of the date of this prospectus, the Department has not commenced litigation against us; however, the Department has informed us that it is retaining all options in connection with the default, including an action to enforce the Consent Agreement, a motion to seek receivership of us or other remedies.

         Moreover, due to our poor financial condition, we are unable to pay in cash the purchase price paid by the holders of our common stock or Class A preferred stock (or the securities of one or more of our predecessor entities) who elect to rescind their purchase. Therefore, we are offering to exchange our notes or our shares of Class B preferred stock for the shares of common stock and Class A preferred stock. Nevertheless, this exchange offer does not constitute a valid rescission offer. As a result, this exchange offer will not have the effect of barring any claims against us by the Florida Department of Banking and Finance in connection with our default under the Consent Agreement.


    Shareholder Derivative Action

    On April 13, 2000, a shareholders' derivative action was brought against Mr. Pollara, and against us as a nominee defendant, in the Thirteenth Judicial Circuit in Hillsborough County, Florida. The plaintiffs in this action are Prime Equities, Stephen D. Henderson, Joe Thacker, Jr., Kent Lauson, James Gibson, M.
T. Wilbanks, Richard J. Gann d/b/a/ Trinity Alliance. The shareholders allege that Mr. Pollara failed or refused to take action required by the board of directors, such as providing financial statements to the board of directors and providing directors with a draft of the registration statement to be filed with the SEC. The complaint further alleged that Mr. Pollara has not managed our affairs in our best interest. The complaint seeks actions for damages as a result of the alleged misconduct of Mr. Pollara, seeks equitable relief from the court and seeks specific performance for certain actions. On April 28, 2000, we and Mr. Pollara filed a motion to dismiss this lawsuit. This motion claims that the complaint is deficient in that it does not comply with the statutory requirements of a shareholder derivative action. In addition, the motion asserts that Prime Equities is legally disqualified from bringing a derivative action because it is unfit and unqualified to represent the interest of the shareholders as a whole.


    Cease and Desist Orders.

    To the best of our knowledge, there exists the following cease and desist orders which are either against us or related parties:

    - North Dakota. The Securities Commissioner of the State of North Dakota issued a cease and desist order on January 29, 1998 against Tel Com Plus Miami, LLC, Tel Com East, Tel Com Plus, Inc., Easy Cellular, Inc., Prime Equities Group, Inc., Capital Funds Administration, Inc., Applied Financial Group, Wireless Connection, Inc., Lenny Bierstein, Neil Pinkus, Howard W. Kratz, Richard Pollara, Ted Bender, Bruce Porter and their officers, directors, agents and employees. In this order, the Securities Commissioner stated that he had a reasonable basis to believe that the above named persons had engaged in, were engaging in, or were about to engage in, acts, practices or transactions which are prohibited by the North Dakota Corporation Code. The acts, which occurred over an unspecified period of time, involved offering for sale and selling unregistered securities to residents of North Dakota and failing to register as dealers or salesmen under the laws of North Dakota. Richard Pollara vigorously denies any participation in the alleged acts and is actively contesting this cease and desist order entered against him.

            The above named persons were ordered to cease and desist from the offering for sale or selling in the State of North Dakota any investments unless and until the named persons registered with the North Dakota State Securities Commissioner as dealers or salesmen and unless and until the investment interest also was registered with the state securities commissioner. Additionally, the named parties were ordered to cease and desist from providing a guarantee on rates of return on investments or otherwise engage in fraudulent acts while offering for sale or selling investments in the State of North Dakota. The order did not prohibit the offer or sale of securities through exempt securities transactions under North Dakota securities laws. The order noted that the cited civil violations were sufficient grounds for the imposition of civil penalties, but rather reserved the authority to assess civil penalties regarding the violations outlined in the order, any future securities violations and any violations of the order itself.

    - Pennsylvania. The Pennsylvania Securities Commission issued a summary order to cease and desist on June 23,1998 against Tel Com West, Tel Com East, Tel Com Plus, Inc. Prime Equities Group, Inc., Satellite Capital Group and David Allen. In this order, the Securities Commissioner determined that units of Tel Com West and Tel Com East were being offered for sale and sold in violation of the laws of Pennsylvania over an unspecified period of time including an incident that occurred in May 1998. The above named persons were ordered to cease and desist from offering and selling its units in the State of Pennsylvania. No fines or penalties were imposed by the state.

    - Florida. In connection with the Consent Agreement entered into between the State of Florida, Department of Banking and Finance, us and certain other parties, the Department issued a cease and desist order. In connection with the Consent Agreement, Tel Com Plus, Inc., Tel Com East, Tel Com Jacksonville and Tel Com West agreed to cease and desist any and all present and future violations of the Florida Securities and Investor Protection Act and, in addition, we agreed to abide by the provision of this Act. We admitted to offering and selling units not registered or exempt from registration in Florida through unregistered third persons in violation of Florida law for the period between February 1997 and the date of the Consent Agreement. We agreed to complete a rescission offer and pay an administrative fine in the amount of $50,000.

    - Illinois. The Illinois Securities Department issued an order of prohibition against Tel Com Plus, Inc., Tel Com West and Tel Com East on September 11, 1998. This order provided from June 8, 1998 to the date of the order that Tel Com Plus, by and through its officers, directors, employees, agents, affiliates, successors, and assigns, offered through a web page advertisement on the Internet units in Tel Com West and Tel Com East to residents of Illinois. Tel Com Plus, Inc., Tel Com West and Tel Com East did not register these units with the State of Illinois and therefore violated certain provisions of the Illinois Securities

        Law of 1953. The parties, including their officers, directors, employees, agents, affiliates, successors and assigns, were prohibited from offering or selling securities in or from the State of Illinois until further order by the Illinois Secretary of State.

    - Wisconsin. The Commissioner of Securities of the State of Wisconsin issued a summary order of prohibition against Stephen Henderson, Raymond
        H. Beam, Lydia Banes, George Holmes, Christopher Polley, David Morris, Howard Kratz and Richard Inzer on December 22, 1998. These orders provide that during the period of April through June 1998, agents, on behalf of the persons and entities named in this order, offered to at least one person in Wisconsin units of ownership in Tel Com East, which units were never registered for offer and sale in Wisconsin and which agents were not licensed as securities agents under the laws of Wisconsin. These actions violated the securities laws of the State of Wisconsin. As a result, the securities commissioner ordered that the named persons and entities, their agents, servants, employees, and every entity or person directly or indirectly controlled or organized by or on his behalf, are prohibited from making or causing to be made to any person or entity in Wisconsin any further offers or sales of securities unless and until such securities are registered under the securities laws of Wisconsin. The commissioner revoked all exemptions from registration that might otherwise apply to any offer or sale of any security by the parties. The parties were prohibited from further violations of the securities laws of Wisconsin, from employing an agent to represent them in Wisconsin unless such agent is properly licensed or excepted from the State's licensing requirements. The commissioner did not impose any fines or penalties.


    Securities and Exchange Commission Lawsuit


        The Securities and Exchange Commission brought an action in the federal district court in the Middle District of Florida on May 12, 1999 against Tel Com East and Tel Com West. The complaint alleges violation of Sections 5(a), 5(b) and 17(a) of the Securities Act of 1933 and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934, all in connection with the alleged unlawful sales of units of Tel Com East and Tel Com West. The complaint seeks injunctive relief and disgorgement of "ill-gotten profits and proceeds" of the alleged sales. As a successor entity, we may be liable for the actions of Tel Com East and Tel Com West. Further, the Commission has advised us that we will be named as a defendant in this action. As of the date of this prospectus, we are in negotiations with the Commission to settle this action. However, no assurances can be given that an agreeable settlement will be reached. If this action proceeds to litigation, the outcome of this litigation cannot be predicted. If we are named as a defendant and the court does rule against us, we may be subject to severe civil penalties and other remedies which will have a material adverse effect on our business and financial position.

    Travelers Express Company, Inc.


    In 1999, Travelers Express Company, Inc. brought an action against us in the Circuit Court of the County of Hillsborough, Florida alleging breach of a buy-pay utility agreement. Under this buy-pay agreement, our customers could pay for our services at a participating Travelers Express. Travelers Express agreed to create certain terminal paying stations where our customers could make their payments. In return, we agreed that Travelers Express would be entitled to receive a commission on the money they collected at these terminal paying stations. Travelers Express alleges that we breached this buy-pay utility agreement by not paying them money owed to them in the amount of approximately $65,000. We have counterclaimed for unspecified and, as of the date of this prospectus, undetermined damages arising out of the breach of this agreement. It is our position that Travelers Express did not establish the number of terminal paying stations that they were obligated to do under our agreement. Management intends to vigorously litigate this matter. It is not yet possible to evaluate the likelihood of an unfavorable outcome, or provide an estimate of the potential loss.


    California Public Utility Commission

    During February 2000, we filed a complaint with the California Public Utilities Commission against Pacific Bell for failure to block our customers from making certain toll calls and using certain usage-sensitive calling features, such as directory assistance. We have estimated the failure to block these items cost us approximately $239,000. As of the date of this prospectus, we cannot predict the outcome of this litigation.


     Joseph Thacker Lawsuit

     In September 2000, Joseph Thacker filed a complaint against the Company for failure to pay principal and interest when due under a promissory note issued to Mr. Thacker by the Company in September 1998. The note was in the principal amount of $150,000, accrued interest at the rate of 10% per annum and was due and payable on September 28, 2000. We are challenging the validity of this note in the complaint we filed against Joseph Cillo, et. al. on September 27, 2000 in state court in Hillsborough County, Florida. See a description of this lawsuit under the heading "Business--Legal Proceedings."

                                   MANAGEMENT

    The name, ages and positions of the directors and officers of the Company at June 30, 2000 are as follows:

                         Name          Age              Position
                         ----          ---              --------
               Richard J. Pollara      45     President, Director
               Bill D. Van Aken        47     Vice President, General Manager
               Julie Graton            35     Secretary, Marketing Director
               Sam Dean                66     Director
               Reuben P.  Ballis       66     Director
               Paul D. Gregory         44     Director
               Cleo Carlile            62     Director


    Richard Pollara has served as President and as a director of the Company since January 1998. From April 1996 until December 1997, Mr. Pollara was the President and Chief Executive Officer of Easy Phone, Inc. and its predecessor, Easy Cellular, Inc. Easy Phone, Inc. was a pre-paid cellular and residential phone service company. From May 1994 until January 1997, Mr. Pollara served as President and Chief Executive Officer of Montebello Finance, LLC, a limited liability company engaged in the rent-to-own business. Mr. Pollara attended the University of Mississippi.


    Bill Van Aken has served as Vice President of the Company since October 11, 1999 and has served as the Company's General Manager since its inception in November 1997. In addition, Mr. Van Aken served as the General Manager of the Company's predecessor entities since February 1997. From September 1994 until February 1997, Mr. Van Aken served as a Manager of Cellular, Inc., one of GTE's Mobilenet largest agents. Mr. Van Aken attended the University of Iowa.


    Julie Graton has served as Secretary of the Company since October 11, 1999 and has served as Marketing Director of the Company since its inception. Ms. Graton also served as Marketing Director of the Company's predecessor entities from July 1997 until the business combination of the Company and its predecessor entities. Ms. Graton was employed from November 1994 until July 1, 1997 by GTE MobileNet where she serviced all their government accounts in Pinellas County, Florida. From May 1994 until November 1994, Ms. Graton was the campaign manager for a candidate for the state legislature of Florida. Prior to managing this campaign, Ms. Graton worked for the Florida legislature as a legislative aide for two state representatives. Ms. Graton and her former husband, Robert Richey, filed for personal bankruptcy under Chapter 13 of the United States Bankruptcy Code in July 1998. They were discharged in March 1999.



     Sam Dean has served as a director of the Company since October 11, 1999. Mr. Dean is the owner and president of Dean Plumbing & Heating which he founded in April 1965. Mr. Dean is an investor in the Company. Mr. Dean was asked by present management and agreed to serve on the board of directors as an independent director and as a representative of those investors who had purchased shares of our common stock and Class A preferred stock (or units in our predecessor entities) through unregistered and unlawful sales.


    Reuben P. Ballis has served as a director of the Company since January 1999. Mr. Ballis has served as Senior Vice President of Mesirow Insurance Services, Inc., a division of Mesirow Financial Services, Inc. from September 1989 until present.

    Paul D. Gregory has served as a director of the Company since February 1999. Mr. Gregory is presently President of Remote Management Technologies, Inc.
(RMT), a company engaged in the business of oil and gas well monitoring, measurement and data management, utilizing wireless technology for data transmission and has served in such position since June 2000. Mr. Gregory was Vice President and Treasurer of FBSI, Inc., a health and beauty products company, from August 1999 until June 2000. From September 1977 until February 1999, Mr. Gregory was a business analyst at Amoco, Inc., an oil and gas producer. Mr. Gregory also owns approximately 2.25% of Prime Equities, Inc.


     Cleo Carlile has served as a director of the Company since April 2000. Mr. Carlile is presently a fund manager at BrookStone Fund L.L.C. Mr. Carlile has served as chief executive officer and owner of several companies including Star-Com, an electronic wholesale distribution company. Mr. Carlile is an investor in the Company. Mr. Carlile was asked by present management and agreed to serve on the board of directors as an independent director and as a representative of those investors who had purchased shares of our common stock and Class A preferred stock (or units in our predecessor entities) through unregistered and unlawful sales.

    On December 21, 1999, Quantum Law, Inc. and Intercontinental Brokers, Inc. entered into an agreement which addressed the composition of the board of directors, among other issues. Quantum Law, Inc. is a company wholly-owned in trust by the two minor children of Mr. Pollara and of which Mr. Pollara is trustee. Intercontinental Brokers, Inc. is a company owned and controlled by Charles Polley. Prime Equities was a named party in the agreement but did not execute the agreement. The specific items of the agreement provided as follows:

        - The Board of Directors would consists of Reuben Ballis, Paul Gregory, Aaron Grunfield, Sam Dean and Richard Pollara or his assigns.
        - The I-Nex Consulting Group Agreement would be executed by the proper parties.
        - The lawsuit filed by the Company to enjoin Reuben Ballis, Paul Gregory and Stephen Henderson would be dismissed.
        - Mr. Pollara would cancel the promissory notes issued to him by the Company in November 1999.


    We dismissed the lawsuit to enjoin Reuben Ballis, Paul Gregory and Stephen Hendersen and Mr. Pollara has cancelled the promissory notes that were issued to him by the Company. However, we have been advised that the validity and enforceability of this agreement is questionable.

                       COMPENSATION OF EXECUTIVE OFFICERS

      SUMMARY COMPENSATION TABLE

    The following table contains information regarding all compensation paid or accrued for each of the last three fiscal years for Richard J. Pollara, the Company's President, Joseph Cillo, the Company's former Vice President and Bill
D. Van Aken, the Company's Vice President and Robin Caldwell, the Company's banking administrator. No bonuses or other compensation were paid to the persons listed below for the fiscal years 1997, 1998 and 1999.

                              Annual Compensation
    ---------------------------------------------------------------------
       Name and Principal Position       Fiscal Year            Salary
    ---------------------------------------------------------------------
      Richard J. Pollara (1) .....          1999               $322,564
       President                            1998               $264,104
                                            1997               $ 46,150

      Joseph Cillo (2)............          1999               $243,592
       Vice President                       1998               $166,963
                                            1997                    ---

      Bill D. Van Aken (3)........          1999               $158,410
       Vice President                       1998               $146,084
                                            1997               $142,912

      Robin Caldwell..............          1999               $104,189
       Banking Administrator                1998               $ 96,296
                                            1997               $ 31,600


    (1) Mr. Pollara has served as president of the Company since January 1998. During this same time period and until the business combination between the Company and the Tel Com entities was completed (September 30, 1998), Mr. Pollara also served as operations manager for each of the Tel Com entities. Mr. Pollara's salary in 1998 was paid in part by the Company and in part by the Tel Com entities. Of his total salary in 1998, $64,000 was paid by the Tel Com entities and the remaining $200,000 was paid by the Company. Mr. Pollara's salary in 1997 was paid in full by the Tel Com entities.


    (2) Mr. Cillo served as vice president of the Company from November 1997 until December 1999.

    (3) Mr. Van Aken has served as vice president of the Company since October 1999 and served as the Company's general manager since its inception on November 19, 1997. During 1997 and 1998 and prior to the business combination between the Company and the Tel Com entities, Mr. Van Aken also served as general manager for each of the Tel Com entities. In 1998, $94,283 of Mr. Van Aken's total compensation was paid by the Tel Com entities. Mr. Van Aken's salary in 1997 was paid in full by the Tel Com entities.

    (4) Ms. Caldwell entered into an employment agreement with the Company dated as of October 20, 1998. Pursuant to this employment agreement, Ms. Caldwell is employed as the Company's business coordinating specialist for a period of five years from the date of the employment agreement. Ms Caldwell also served in a similar capacity for each of the Tel Com entities. Of her total salary in 1998, $68,073 was paid by the Tel Com entities and the remaining $28,223 was paid by the Company. Ms. Caldwell's salary in 1997 was paid in full by the Tel Com entities.

DIRECTOR COMPENSATION

    Each director is compensated $500 in cash per day for each board of directors meeting attended in person and $250 in cash per day for each board of directors meeting attended telephonically. In addition, we also reimburse directors for out-of-pocket expenses incurred in connection with attending board of directors meetings.

                              CERTAIN TRANSACTIONS

    Montebello Finance

    In January 1997, Tel Com Plus Jacksonville, LLC purchased the assets of Montebello Finance, LLC, a rent-to-own business, for $250,000. Montebello Finance was owned in trust by the children of Richard Pollara. Richard Pollara had served as President and Chief Executive Officer of Montebello Finance from May 1994 until January 1997.

    Easy Phone's Redemption of Mr. Pollara's Ownership


    In December 1997, Easy Phone, Inc. exchanged its interest in Tel Com East,

Tel Com West and Tel Com Jacksonville for all of Mr. Pollara's shares of Easy Phone capital stock. Mr. Pollara was the President and Chief Executive Officer of Easy Cellular and was a holder of approximately 30% of the outstanding capital stock of Easy Phone. Prior to this transaction, Easy Phone owned approximately 37.5% of the outstanding units of Tel Com East, approximately 35.4% of the outstanding units of Tel Com West and approximately 25% of the outstanding units of Tel Com Jacksonville. After the redemption of Mr. Pollara's Easy Phone stock, Mr. Pollara was a direct unitholder of Tel Com East, Tel Com West and Tel Com Jacksonville in the above percentages. The parties to this transaction valued the transaction in excess of $170,000. Mr. Pollara also assumed ownership of the debt owed to Easy Phone by Tel Com East and Tel Com West, which arose in connection with the joint venture agreement entered into with each of these entities. Tel Com East owed Easy Phone approximately $400,000 and Tel Com West owed Easy Phone approximately $60,000. Promissory notes dated as of November 22, 1999 were issued by the Company, as successor to Tel Com East and Tel Com West, to Mr. Pollara, as the successor to Easy Phone, in the aggregate amount of approximately $460,000. Mr. Pollara subsequently agreed to cancel each of these notes.


    Easy Phone Settlement

    In September 1999, a settlement agreement was reached between Tel Com East, Tel Com West, Richard Pollara, Joseph Cillo, Charles Polley, Easy Phone, Inc. and us in connection with the proceeding styled Tel Com Plus West, LLC and Tel Com Plus East, LLC, Plaintiffs v. Easy Phone, Inc., Defendant, which was pending in the United States District Court of the Middle District of Florida. This suit involved an agreement between Easy Phone and Tel Com East and Tel Com West whereby Easy Phone permitted each of the Tel Com entities to use its public utility licenses and reseller agreements with local exchange carriers. Easy Phone alleged that Tel Com East and Tel Com West had failed to make payments to the local exchange carriers as required by this agreement. Tel Com East and Tel Com West alleged that Easy Phone had wrongfully accelerated the payment schedule under this Agreement. The parties to this litigation settled this litigation on the following terms:

        -   The litigation was dismissed with prejudice;
        - Each party to the litigation released the other party from any and all claims which were or could have been asserted in the litigation;
        -   We delivered to Easy Phone certain Easy Phone stock certificates;
        - A lawsuit brought by Mr. Pollara, Robin Caldwell and Maurice Franklin against Easy Phone, Lorrinda Bucchieri and others pending in the State of California was dismissed with prejudice; and

        - We agreed to indemnify Easy Phone, Inc. from any tax liability of any kind owed to the States of Florida and California and incurred in connection with the use by Tel Com East, Tel Com West or us of Easy Phone, Inc.'s public utility commission licenses in those states.


    Although our potential tax liability to Easy Phone could reach approximately $1.4 million, we do not believe that we will incur a material amount of tax liability to Easy Phone under this settlement agreement.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following tables set forth certain information as to the common stock and Class A preferred stock beneficially owned as of July 31, 2000 by

    -   each of the Company's directors and executive officers;
    -   all directors and executive officers as a group; and
    - each person known to us to be the beneficial owner of more than five percent of the outstanding shares of capital stock of the Company.

    Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if he or she has or shares the power to vote or to direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days, as well as any securities owned by such person's spouse, children or relatives living in the same house. Unless otherwise indicated in a footnote, each person listed below possesses sole voting and investment power with respect to the shares indicated as beneficially owned by him or her.

        Name of Beneficial Owner                       Number of Shares                              Percentage      Pro Forma (5)
                                                                                                     Ownership        Percentage
                                                                                                                      Ownership
    -------------------------------------------------------------------------------------------------------------------------------
                                                  Common        Class A Preferred      Total
                                                  Stock               Stock
        DIRECTORS & EXECUTIVE
        OFFICERS
         Richard J. Pollara (1)                  1,641,600          6,566,400        8,208,000         17.11%            5.24%
         Bill Van Aken (2)                         176,000            704,000          880,000          1.83%                *
         Julie Graton                               88,000            352,000          440,000              *                *
         Sam Dean                                   24,000             96,000          120,000              *                *
         Reuben P. Ballis                             ----               ----             ----            ---              ---
         Paul D. Gregory                               ---                ---              ---            ---              ---
         Cleo Carlile                               22,400             89,600          112,000              *                *
         ALL DIRECTORS AND EXECUTIVE
         OFFICE AS A GROUP (7 Persons)           1,952,000          7,808,000        9,760,000         20.23%            6.23%

        BENEFICIAL OWNERS OF MORE THAN 5%
         Richard J. Pollara (1)                  1,641,600          6,566,400        8,208,000         17.11%            5.24%
         Richard Inzer (3)                       3,026,500          5,760,000        8,786,500         18.32%            5.61%
         Charles Polley (4)                      1,436,000          3,344,000        4,780,000          9.96%            3.05%

        Class B Preferred Shareholders (5)                                                                                 80%

      * Less than 1% ownership.

    (1) These shares (both common stock and Class A preferred stock) are held by Quantum Law, Inc., a corporation which is wholly-owned in trust by the two minor children of Richard Pollara. Mr. Pollara is the trustee of this trust. Quantum Law is located at 3320 San Miguel Street, Tampa, Florida 33629.

    (2) 156,000 of these common shares and 624,000 of the Class A preferred shares are held by Titan Capital Corporation, which is a corporation owned and controlled by Bill Van Aken.

    (3) Shares shown as beneficially owned by Richard Inzer are owned of record by Prime Equities and GIRI Holdings. Prime Equities is controlled by Richard Inzer. To the best of our knowledge, GIRI Holdings is controlled by Richard Inzer. Mr. Inzer is located at 6494 South Washington, Littleton, Colorado.


    (4) Shares shown as beneficially owned by Charles Polley are owned of record by Intercontinental Brokers, which is controlled by Mr. Polley. Mr. Polley is located at 8649 North Himes Avenue, Suite 220, Tampa, Florida 33614.

    (5) The pro forma ownership column illustrates the percentage ownership of the Company's directors, executive officers and significant beneficial owners assuming that one or more recipients of this prospectus elects to exchange his or her shares of our common stock and Class A preferred stock for Class B preferred stock. During 1999, we entered into purchase agreements with Prime Equities Group, Inc. in which we granted Prime Equities the right to purchase additional shares of our common stock at a purchase price of $0.05 per share if Prime Equities ownership of our capital stock was diluted below their percentage ownership based on the number of shares it purchased under these purchase agreements. In connection with the lawsuit we brought against Joseph Cillo, et. al. in Hillsbrough County, Florida, we intend to contest the validity and enforceability of these purchase agreements with Prime Equities. Prime Equities purportedly purchased approximately 670,000 shares of our common stock under these agreements and therefore allegedly has anti-dilution rights to the extent its share ownership based on these purchase agreements falls below 1.397%. If any participant in this exchange offer exchanges his or her shares of our common stock and Class A preferred stock for shares of our Class B preferred stock, then such participants will be issued, as a group, a total of 125,307,600 shares of our Class B preferred stock, which shares will represent approximately 80% of our issued and outstanding capital stock. However, if the purchase agreements with Prime Equities are determined to be valid and the anti-dilution provisions in such agreements are determined to be enforceable, Prime Equities, as a result of the issuance of our Class B preferred stock, will be entitled to purchase 1,549,317 shares of our common stock at $0.05 per share. This additional issuance of our common shares would reduce the ownership percentage of holders of our Class B preferred stock from approximately 80% to 78.88%. If Prime Equities exercises its rights and purchases all or a portion of such additional shares of common stock, we will issue additional shares of Class B preferred stock proportionately to the Class B preferred stock holders to ensure that their ownership percentage remains, in the aggregate, at approximately 80%.

                       DESCRIPTION OF INDENTURE AND NOTES

      GENERAL


         The notes will be issued under the indenture between             , as
trustee, and us dated         2000 (the "Indenture"). The statements under this
caption relating to the notes and the Indenture are summaries and are not intended to be complete. In addition, they are subject to, and are qualified by the actual provisions of the Indenture. The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939. You may obtain copies of the Indenture from the corporate office of the trustee or from us upon request.


      PRINCIPAL, INTEREST AND MATURITY


         Payment of principal and interest on the notes is scheduled to be made
in annual equal installments commencing on             , 2003 and continuing
thereafter on each           until the notes plus accrued interest are paid in
full. Interest on the notes will accrue at the applicable federal rate as determined in accordance with Section 1274(c) of the Internal Revenue Code as of the date the notes are issued (estimated to be approximately 6.5% to 7.5% per annum). Interest will compound annually. The term of the notes will vary between five (5) and fifteen (15) years depending on the aggregate principal amount of notes issued as illustrated in the following chart.


    ----------------------------------------------------------------------------------------
      Aggregate Amount of              Commencement of Annual            Last Date of Annual
         Notes Issued                       Installment                      Installment
    ----------------------------------------------------------------------------------------
    $1,000,000 or less                                  2003                            2005
    $1,000,001 - $5,000,000                             2003                            2006
    $5,000,001 - $10,000,000                            2003                            2008
    $10,000,001 - $20,000,000                           2003                            2010
    $20,000,001 - $30,000,000                           2003                            2015

         The notes are unsecured and are subordinate to the following obligations (the "Senior Debt"):

            - Any obligations to the U.S. Internal Revenue Service or any state, county or local government for taxes due and payable;
            - Any of our obligations under surety bonds issued in connection with the licensing requirements of state public utility commissions or resale agreements entered into between local exchange carriers and us; and
            - Our obligations to the previous unitholders of Tel Com Jacksonville pursuant to the rescission offer made to the unitholders in 1998.

         The notes are senior to the rights of any holders of our debt, except for holders of our Senior Debt.

      FORM, AGENTS, TRANSFER AND EXCHANGE

         The notes will be issued in registered form. Two of our officers must sign each note and an authorized signatory of the trustee must sign the certificate of authentication on each note.


         We will engage an agent to whom the notes may be presented for registration of transfer or for exchange (the "Registrar") and to whom the notes may be presented for payment (the "Paying Agent"). The Registrar will keep a register of the notes and of their transfer and exchange. On or prior to each principal and interest payment date, we will deposit with the Paying Agent a sum sufficient to pay the principal and interest becoming due. The Paying Agent agrees to hold in trust for the benefit of the holders of the notes or the trustee all money that we deposit with it for the payment of principal and interest on the notes, to notify the trustee of any default by us in making the payment and to comply with the subordination provisions of the Indenture.



         The notes will be transferable only upon surrender of a note for registration of transfer. The holder may present the note to the Registrar with a request to register a transfer or to exchange them for an equal principal amount of notes in other denominations. The Registrar may charge a reasonable fee for any registration of transfer or exchange.


         We may issue some or all of the notes in temporary or permanent global form. We may issue a global note only to a depository, which may transfer a global security only to its nominee or to a successor depository. Beneficial owners of part or all of a global security will be subject to the rules of the depository as in effect from time to time. We nor the trustee nor the agents will be responsible for any acts or omissions of a depository, for any depository records of beneficial ownership interest or for any transactions between the depository and beneficial owners.

      COVENANTS

         Payment of Notes

         We will pay the principal of and interest on the notes on the dates and in the manner provided in the notes and in the Indenture.

         SEC Reports


         We will file with the trustee within 15 days after we file them with the SEC copies of annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act. All quarterly and annual reports which we make available to our shareholders will also be mailed to the holders of the notes.


         Compliance Certificate

         We will deliver to the trustee within 105 days after the end of each fiscal year, a brief certificate signed by our principal executive officer, principal financial officer or principal accounting officer as to the that person's knowledge of our compliance with all conditions and covenants contained in the Indenture.

         Notice of Certain Events

         We will give prompt written notice to the trustee and any paying agent of any of the following events:

               - A liquidation, dissolution, bankruptcy, insolvency, reorganization, receivership or similar proceedings under the bankruptcy law of the United States, an assignment for the benefit of creditors, any marshalling of assets or liabilities, or winding up or dissolution;
               -    Any Default or Event of Default (as defined below);
               - Any Senior Debt Payment Default or Senior Debt Default Notice (as defined below); or
               -    If and when the notes are listed on any stock exchange.

         "Senior Debt Payment Default" means a default in the payment of any principal of or interest on any Senior Debt. "Senior Debt Default Notice" means any notice of a default (other than a Senior Debt Payment Default) that permits the holders of any Senior Debt to declare such Senior Debt due and payable.

      SUCCESSORS OF THE COMPANY

         We will not consolidate or merge with or into, or transfer all or substantially all of our assets, to any person or entity unless:

               - We will be the surviving entity or such person or entity into which we consolidate, merge or transfer all or substantially all of our assets is a corporation organized and existing under the laws of the United States, a state thereof or the District of Columbia;
               - If we are not the surviving entity, the surviving entity or person assumes by supplemental indenture all of our obligations under the notes and the Indenture; and
               - Immediately before and immediately after the transaction, no default exists.

         In the event of any consolidation, merger or transfer of all or substantially all of our assets as described above, the successor corporation formed by the consolidation or into which we are merged or to which a transfer is made, will be obligated and may exercise every right and power which is available to us under the Indenture and the notes with the same effect as if such successor corporation had been named in the Indenture and the notes.

      DEFAULTS AND REMEDIES

         Events of Default

         An event of default (an "Event of Default") occurs if:



              - We fail to pay principal and interest payments when the same are due and payable and we continue to fail to make payments for a period of 30 days;
              -     We fail to comply with any of
                    our other agreements in the notes or the Indenture and (i) the trustee notifies us or (ii) the holders of at least 25% in the principal amount of the notes notify us and the trustee of such failure and we do not cure such failure or it is not waived within 60 days after receipt of notice;
              - We commence a voluntary case, consent to the entry of an order for relief against us in an involuntary case, consent to the appointment of a custodian for all or substantially all of our property, or make a general assignment for the benefit of our creditors, as such terms are understood under the United States federal bankruptcy laws; or
              - A court of competent jurisdiction enters a order or decree under the United States federal bankruptcy laws that is for relief against us in a voluntary case, appoints a custodian of us or for all or substantially all of our property, or orders us to liquidate and the order and decree remains unstayed and in effect for a 60 days.


         A default (a "Default") is any event which is, or after the notice or passage of time would be, an Event of Default.

             Acceleration and Other Remedies


         If an Event of Default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the notes by notice to us and the trustee, may declare the principal of and accrued and unpaid interest on all the notes to be due and payable. Upon such declaration, the principal and interest shall be due and payable immediately. In addition, if an Event of Default occurs and is continuing, the trustee may pursue any available remedy to collect the payment of principal and interest on the notes or to enforce any provision of the notes or the Indenture.


         Waiver of Past Defaults

         Holders of a majority of the principal of the notes by notice to the trustee may waive an existing default and its consequences except for

               - a default in the payment of principal of and interest on the notes; or

               - a default with respect to the provision of the Indenture or notes that provides that the Indenture cannot be amended without the consent of each holder of the notes affected by such amendment..


         Limitation on Suits

         A holder of a note may pursue a remedy with respect to the Indenture or the notes only if:

               - The holder gives notice to the trustee of a continuing Event of Default;
               - Holders of at least 25% in principal amount of the notes make a request to the trustee to pursue the remedy;
               - The trustee either (i) gives to such holders notice it will not comply with the request or (ii) does not comply with the request within 30 days after the receipt of the request; and
               - The holders of a majority in principal amount of the notes do not give the trustee directions inconsistent with the request prior to the earlier date, if ever, on which the trustee delivers a notice or the expiration of the period described in the immediately preceding paragraph.

             Priorities

         After an Event of Default, any money or other property distributable in respect of our obligations under the Indenture will be paid in the following order:

               - First, to the trustee for amounts due pursuant to the provisions of the Indenture regarding trustee compensation;
               -    Second, to the holders of the Senior Debt;
               - Third, to the holders for amounts due and unpaid on the notes, without preference or priority of any kind, according to the amounts due and payable on the notes for principal and interest; and

               -    Fourth, to us.

      AMENDMENTS

         Modifications and amendments of the Indenture may be made by us and the trustee with the consent of the holders of a majority in the aggregate principal amount of the outstanding notes; provided however, that no modification or amendment may, without the consent of the holders of all outstanding notes, be affected to:

               - Reduce the amount of the aggregate principal amount of notes whose holders must consent to an amendment;
               - Reduce the interest on or change the time for payment of interest on the notes;
               -    Reduce the principal of or change the maturity of any note;
               - Make any note payable in money other than that stated in the note;
               - Make any change in the provisions of the Indenture regarding the holders' rights to:
                            -      Waive past defaults;
                            -      Receive payment of principal and interest; or
                            - Approve or reject amendments or modifications to the Indenture which require the consent of each affected holder.
               - Make any change in the subordination provisions of the Indenture which adversely affects the rights of any holder.

         However, without the consent of any holder, the trustee and we may amend or supplement the Indenture to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to holders of the notes in the case of a merger or consolidation or any other amendment or supplement that does not adversely affect the rights of the holders of the notes.

      SATISFACTION AND DISCHARGE OF THE INDENTURE


         If we have paid or caused to have paid the principal of and interest on the notes when due or all outstanding notes, except lost, stolen or destroyed notes which have been replaced or paid, have been delivered to the trustee for cancellation, the Indenture will cease to be of further effect as to all outstanding notes thereunder, except as to:

               -    Rights of registration of transfer and exchange;
               - Rights of holders of notes to receive payment of principal and interest on the notes;
               - Rights obligations and immunities of the trustee under the Indenture; and
               - Rights of the holders of the notes as beneficiaries of the Indenture with respect to any property deposited with the trustee payable to all or any of them.


      TRUSTEE

         The Indenture provides that, except during the continuance of an Event of Default, the trustee will perform the duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of the persons owns affairs.

         The Indenture and the provisions of the Trust Indenture Act incorporated by reference in the Indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates, provided however, that if it acquires any conflicting interest as defined in the Indenture or in the Trust Indenture Act, it must eliminate the conflict or resign.

      GOVERNING LAW


          The Indenture and the notes are governed by the laws of the State of
                   .

                          DESCRIPTION OF CAPITAL STOCK

    GENERAL


    We have 500,000,000 shares of authorized capital stock, including 300,000,000 shares of common stock, no par value per share, and 200,000,000 shares of preferred stock, $0.10 par value per share. 40,000,000 shares of the preferred stock have been designated Class A preferred stock and 130,000,000 shares of the preferred stock have been designated Class B preferred stock. As of June 30, 2000, 11,499,214 shares of common stock, and 36,461,749 shares of Class A preferred stock and no shares of Class B preferred stock were outstanding. Our Second Amended and Restated Articles of Incorporation and Bylaws are included as exhibits to the registration statement of which this prospectus is a part. Each of these documents contains more specific information regarding shareholder rights. The following discussion sets forth the material features of our capital stock.


    COMMON STOCK

    The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. The holders of common stock are entitled to receive proportionately any dividends that may be declared by the board of directors, subject to preferential dividends rights of outstanding preferred stock. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately any of our assets remaining after payment of liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

    PREFERRED STOCK


    Our board of directors has the authority, without action by the shareholders, to designate and issue up to 30,000,000 shares of preferred stock in one or more classes. Our board also has the authority to designate the dividend rate, voting rights and other rights, preferences and restrictions of each class, any or all of which may exceed those of the common stock.


    One of the effects of undesignated preferred stock may be to enable the board of directors to discourage an attempt to obtain control of us via a tender offer, proxy contest, merger or other means. Another effect is to protect the continuity of management. The issuance of shares of preferred stock may adversely affect the rights of holders of common stock. For example, preferred stock we issue may rank prior to the common stock as to dividend rights, liquidation preferences or both. The preferred stock also may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for common stock.

    CLASS A PREFERRED STOCK

    The rights, preferences and privileges of the Class A common stock are summarized below:

    Voting Rights:              The holders of the Class A preferred stock have
                                the same voting power as the holders of the common stock and vote with the common stock as one class.

    Dividends:                  The holders of the Class A preferred stock are
                                entitled to receive dividends ratably at a per annum rate of 8% of the liquidation value of the shares of Class A preferred stock as and when declared by our board of directors, prior to and in preference to any declaration or payment of any dividend on the common stock.

    Liquidation Rights:         In the event of a liquidation, dissolution or
                                winding up of the Company, the holders of the Class A preferred stock will be entitled to be paid an amount equal to $0.10 per share. This amount will be paid out of our assets before any payment is made with respect to the common stock, but after the full preferential amount is made with respect to the Class B preferred stock. If the assets and funds distributed to the Class A preferred stock are insufficient to permit the payment to the holders of their full preferential amounts, then such assets and funds will be distributed ratably among the holders of the then outstanding Class A preferred stock.
                                The liquidation value of the Class A preferred stock is subject to appropriate adjustments in the event that we effect a stock split, stock combination, stock dividend or other distribution, merger, share exchange or other fundamental corporate purpose.

    CLASS B PREFERRED STOCK


    The rights, preferences and privileges of the Class B preferred stock are summarized below:



    Voting Rights: The holders of the Class B preferred stock will have the same voting power as the holders of the common stock and will vote with the Class A preferred stock and common stock as one class.


    Dividends:                  The holders of the Class B preferred stock will
                                be entitled to receive dividends ratably at a per annum rate of 8% of the liquidation value of the shares of Class B preferred stock as and when declared by our board of directors, prior to and in preference to any declaration or payment of any dividend on the common stock or Class A preferred stock. The dividend preference will be noncumulative.


    Liquidation Rights:         In the event of a liquidation, dissolution or
                                winding up of the Company, the holders of the Class B preferred stock will be entitled to be paid an amount equal to $0.10 per share. This amount will be paid out of our assets before any payment is made with respect to the common stock or Class A preferred stock. If the assets and funds distributed to the Class B preferred stock are insufficient to permit the payment to the holders of their full preferential amounts, then such assets and funds will be distributed ratably among the holders of the then outstanding Class B preferred stock. The liquidation value of the Class B preferred stock is subject to appropriate adjustments in the event that we effect a stock split, stock combination, stock dividend or other distribution, merger, share exchange or other fundamental corporate change.

    Optional Conversion:        Each share of Class B preferred stock may be
                                converted at the option of the holder into shares of common stock based on the then applicable conversion rate. The number of shares of common stock into which shares of Class B preferred stock may be converted is subject to appropriate adjustment in the event that we effect a stock split, stock combination, stock dividend or other distribution, merger, share exchange or other fundamental corporate change.

    Mandatory Conversion:       Each share of Class B preferred stock will be
                                automatically converted into shares of common stock based on the then applicable conversion rate immediately upon (1) the closing of a public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale of the common stock for the account of the Company in which the gross cash proceeds to the Company are at least $10,000,000, (2) any transaction or series of transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting securities of the Company or (3) the sale of all or substantially all of the assets of the Company.

                                     EXPERTS

    Our financial statements in this prospectus and elsewhere in this registration statement, to the extent and for the periods indicated in their reports, have been audited by Pender Newkirk & Company, CPAs and are included herein in reliance upon its authority as an expert in accounting and auditing in giving said reports.

                                  LEGAL MATTERS

         The validity of the Class B preferred stock will be passed upon by Bush, Ross, Gardner, Warren & Rudy, P.A. The material tax consequences will be passed upon by Paul, Hastings, Janofsky & Walker LLP.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to this exchange offer. While the prospectus, which forms a part of the registration statement, contains the information that we believe is material relative to the rescission offer, it does not contain all of the information set forth in the registration statement. Statements contained in this prospectus as to the contents of any document are not necessarily complete, and, in each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement. Copies of the registration statement may be examined without charge at the Public Reference Section of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549. Copies of all or any portion of the registration statement can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the SEC. The Securities and Exchange Commission maintains a World Wide Web site that contains registration statements, reports, proxy and information statements and other information regarding registrants (including us) that file electronically with the SEC. The address of such site is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

UNITED STATES TELECOMMUNICATIONS, INC:
    Independent Auditors' Report...........................................................   F-2
    Balance Sheets as of June 30, 2000 (unaudited), December 31, 1999
        and December 31, 1998..............................................................   F-3
    Statements of Operations for the for the six months ended June 30, 2000 and 1999
        (unaudited) and the years ended December 31, 1999 and 1998 and the period from
        inception (November 19, 1997) to December 31, 1997.................................   F-5
    Statements of Changes in Stockholders' Equity (Deficit) for the six months ended
        June 30, 2000 (unaudited) and the years ended December 31, 1999 and 1998 and the
        period from inception (November 19, 1997) to December 31, 1997.....................   F-6
    Statements of Cash Flows for the six months ended June 30, 2000 and 1999 (unaudited)
        and the years ended December 31, 1999 and 1998 and the period from inception
        (November 19, 1997) to December 31, 1997...........................................   F-7
    Notes to Financial Statements..........................................................   F-9

COMBINED FINANCIAL STATEMENTS OF TEL COM PLUS EAST, L.L.C., TEL
    COM PLUS WEST, L.L.C., AND TEL COM PLUS JACKSONVILLE,
    L.L.C.:

    Independent Auditors' Report...........................................................   F-23
    Balance Sheet as of September 30, 1998 and December 31, 1997...........................   F-24
    Statements of Operations for the period ending September 30, 1998 and the period
        from inception to December 31, 1997................................................   F-25
    Statements of Changes in Members' Capital for the period ending September 30, 1998
        and the period from inception to December 31, 1997.................................   F-26
    Statements of Cash Flows for the period ending September 30, 1998 and the period from
        inception to December 31, 1997.....................................................   F-28
    Notes to Financial Statements..........................................................   F-30

                                 (PNCCPAs LOGO)

                          Independent Auditors' Report


Board of Directors
United States Telecommunications, Inc.
Clearwater, Florida

We have audited the accompanying balance sheets of United States Telecommunications, Inc. as of December 31, 1999 and 1998 and the related statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 1999 and 1998 and the period from inception (November 19, 1997) to December 31, 1997. These financial statements are the responsibility of the management of United States Telecommunications, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United States Telecommunications, Inc. as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and the period from inception (November 19, 1997) to December 31, 1997 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As further discussed in Note B to the financial statements, the Company incurred an operating loss of approximately $5,197,000 and used approximately $2,151,000 of cash in operations during the year ended December 31, 1999. In addition, the Company had negative working capital of approximately $6,667,000 and its liabilities exceeded its assets by approximately $2,527,000 at December 31, 1999. Further, the company has not filed all required state and municipal sales and excise tax returns, nor has the company remitted the related payments of these taxes estimated to be approximately $3,683,000 including penalties and interest at December 31, 1999. These conditions combined with the exchange offer, which has a maximum contingent liability associated with it of approximately $30,000,000 plus interest, as more fully discussed in Note M, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying financials statements have been restated for 1998 to reflect a change in the treatment of the offer to existing shareholders to exchange common stock from a rescission offer to an exchange offer, to reflect a change in a liability and to reflect a correction of an error, as more fully discussed in Note E.



/s/ Pender Newkirk & Company
----------------------------------------
Pender Newkirk & Company



Certified Public Accountants
Tampa, Florida
July 24, 2000

                     UNITED STATES TELECOMMUNICATIONS, INC.
                                 BALANCE SHEETS

                                                             June 30,
                                                               2000                 December 31,
                                                           (unaudited)          1999            1998
                                                           -----------          ----            ----
ASSETS

CURRENT ASSETS

 Cash (including $50,000 restricted at 1999 and 1998)       $       --      $   56,111      $  627,854

  Accounts receivable, net of allowance for doubtful
    accounts of $1,160,338, $1,297,474, and $2,638,331
    at 2000, 1999, and 1998, respectively                      807,797         887,256       1,015,235

  Agent receivables, net of allowance for doubtful
    accounts of $12,000, $51,260 and $0 at 2000, 1999,
    and 1998, respectively                                     168,141         153,799         132,534

  Prepaid expenses and other                                    75,059             200           1,400
                                                            ----------      ----------      ----------

  TOTAL CURRENT ASSETS                                       1,050,997       1,097,366       1,777,023
                                                            ----------      ----------      ----------

  Property and equipment, net of accumulated
    depreciation of $343,156, $240,289 and $47,732 at
    2000, 1999 and 1998, respectively                          366,494         457,642         453,530

  OTHER ASSETS

  Licenses, net of accumulated amortization of
    $22,397, $16,577 and $5,108 at 2000, 1999, and
    1998, respectively                                         152,204         158,024         137,633

  Software, net of accumulated amortization of
    $309,307, $216,528, and $57,353 at 2000, 1999,
    and 1998, respectively                                     268,719         303,074         353,351

  Goodwill, net of accumulated amortization of
    $332,642, $237,602, and $47,520 at 2000, 1999,
    and 1998, respectively                                   2,518,581       2,613,622       2,803,703

  Customer base, net of accumulated amortization of
    $554,405, $396,003, and $79,201 at 2000, 1999,
    and 1998, respectively                                     396,003         554,405         871,208

  Deposits                                                     194,566         225,316         204,541

  Other assets                                                  49,461          46,301          28,000
                                                            ----------      ----------      ----------

  TOTAL OTHER ASSETS                                         3,579,534       3,900,742       4,398,436
                                                            ----------      ----------      ----------

TOTAL ASSETS                                                $4,997,025      $5,455,750      $6,628,989
                                                            ==========      ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                                 BALANCE SHEETS

                                                             June 30,
                                                               2000                    December 31,
                                                           (unaudited)            1999              1998
                                                           -----------            ----              ----
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

  Accounts payable                                         $   420,082       $   367,643       $    90,800

  Bank overdraft                                               122,436                --                --

  Accrued liabilities                                          365,897           491,964           432,822

  Accrued interest                                             535,175           488,899

  Accrued carrier costs                                      1,004,480         1,771,365         2,112,027

  Accrued sales tax and penalties                            4,202,220         3,324,409         1,861,792

  Unearned revenue                                             244,150           256,034           136,105

  Notes payable and obligations - related party                156,262           678,886           609,003

  Unit rescission obligation-current                           183,578           338,252           403,998

  Line of credit                                                    --            46,481            50,151
                                                           -----------       -----------       -----------

  TOTAL CURRENT LIABILITIES                                  7,234,280         7,763,933         5,696,698
                                                           -----------       -----------       -----------

LONG TERM LIABILITIES

  Unit rescission obligation                                    22,272            67,300           373,002

  Rescission accrued interest                                  208,883           196,760           152,212
                                                           -----------       -----------       -----------

  TOTAL LONG TERM LIABILITIES                                  231,155           264,060           525,214
                                                           -----------       -----------       -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY (DEFICIT)

  Preferred stock; $0.10 par value; 200,000,000
    shares authorized; 36,461,749 shares issued
    and outstanding at 2000, 1999, and 1998,
    respectively                                             1,572,951         1,572,951         1,572,951

  Common stock; no par value; 100,000,000 shares
    authorized; 11,499,214; 11,499,214; 9,555,244
    shares issued and outstanding at 2000, 1999,
    and 1998, respectively                                          --                --                --

  Additional paid in capital                                 5,166,379         4,596,090         2,378,681

  Accumulated deficit                                       (9,180,740)       (8,714,284)       (3,544,555)
                                                           -----------       -----------       -----------

                                                            (2,441,410)       (2,545,243)          407,077

  Less subscription receivable on common stock                 (27,000)          (27,000)               --
                                                           -----------       -----------       -----------

  TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                      (2,468,410)       (2,572,243)          407,077
                                                           -----------       -----------       -----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  (DEFICIT)      $ 4,997,025       $ 5,455,750       $ 6,628,989
                                                           ===========       ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                            STATEMENTS OF OPERATIONS

                                                                                                                Period From
                                                      Six Months Ended                  Years Ended              Inception
                                                          June 30,                      December 31,             (November
                                                          --------                      ------------            19, 1997) to
                                                    2000            1999                                        December 31,
                                                (unaudited)     (unaudited)          1999           1998           1997
                                                -----------     -----------          ----           ----           ----
  Sales                                        $  9,320,626    $ 10,069,449    $ 19,738,566    $  5,066,448    $         --

  Cost of sales                                   3,160,286       4,083,348       7,514,529       2,317,945              --
                                               ------------    ------------    ------------    ------------    ------------

  GROSS PROFIT                                    6,160,340       5,986,101      12,224,037       2,748,503              --


  Advertising expenses                              590,532         803,295       1,383,815         430,703              --
  Depreciation and amortization expense             454,908         435,779         869,174         215,811              --
  Provision for doubtful accounts receivable      2,342,292       4,500,221       7,709,478       1,953,860
  General and administrative expenses             3,061,825       4,046,222       8,283,538       2,517,470            (250)
  Impairment loss                                        --              --              --       1,088,250              --
  Loss on promoter receivable write off              12,123          26,165          44,547          16,354              --
                                               ------------    ------------    ------------    ------------    ------------

  OPERATING (LOSS)                                 (301,340)     (3,825,581)     (6,066,515)     (3,473,945)           (250)

  Interest expense                                 (165,116)        (74,886)       (361,461)        (70,360)             --
                                               ------------    ------------    ------------    ------------    ------------

NET LOSS BEFORE INCOME TAXES AND
EXTRAORDINARY  ITEM                                (466,456)     (3,900,467)     (6,427,976)     (3,544,305)           (250)

  Income tax benefit                                     --              --         469,326              --              --
                                               ------------    ------------    ------------    ------------    ------------

NET LOSS BEFORE EXTRAORDINARY ITEM                 (466,456)     (3,900,467)     (5,958,650)     (3,544,305)           (250)

EXTRAORDINARY ITEM

  Extraordinary item, net of
    income tax of $469,326                               --              --         788,921              --              --
                                               ------------    ------------    ------------    ------------    ------------

  NET  LOSS                                    $   (466,456)   $ (3,900,467)   $ (5,169,729)   $ (3,544,305)   $       (250)
                                               ============    ============    ============    ============    ============


Per share data:
  Basic and diluted loss per share
  before extraordinary item                    $      (0.04)   $      (0.39)   $      (0.56)   $      (0.59)   $         --
                                               ============    ============    ============    ============    ============

  Basic and diluted loss per share             $      (0.04)   $      (0.39)   $      (0.49)   $      (0.59)   $         --
                                               ============    ============    ============    ============    ============

Weighted average number of common
  shares used in basic and diluted loss
  per share calculations                         11,499,214      10,033,715      10,560,947       6,140,532              --
                                               ============    ============    ============    ============    ============

   The accompanying notes are an integral part of these financial statements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

  Six months ended June 30, 2000 (unaudited) and years ended December 31, 1999 and 1998 and period from inception (November 19, 1997) to December 31, 1997

                                                                             Additional
                                          Preferred              Common       Paid In     Accumulated   Subscription
                                     Shares        Stock         Shares       Capital       Deficit      Receivable        Total
                                     ------        -----         ------       -------       -------      ----------        -----
Inception, November 19, 1997               --   $        --            --   $        --   $        --    $        --    $        --

Net loss                                   --            --            --            --          (250)                         (250)
                                  -----------   -----------   -----------   -----------   -----------    -----------    -----------

Balance at December 31, 1997               --            --            --            --          (250)            --           (250)

Shares issued to founders          18,102,400            --     4,525,600            --            --             --             --

Shares issued to employees
    For services                    1,840,000            --       460,000            --            --             --             --

Shares issued for cash                     --            --       400,000       150,000            --             --        150,000

Acquisitions Transactions of
    Tel Com West                    9,543,810       954,381     2,375,267     2,228,681            --             --      3,183,062

Acquisitions Transactions of
    Tel Com East                    5,726,057       536,957     1,482,005            --            --             --        536,957

Acquisitions Transactions of
    Tel Com Jacksonville            1,249,482        81,613       312,372            --            --             --         81,613

Net loss                                   --            --            --            --    (3,544,305)            --     (3,544,305)
                                  -----------   -----------   -----------   -----------   -----------    -----------    -----------

Balance at December 31, 1998       36,461,749     1,572,951     9,555,244     2,378,681    (3,544,555)            --        407,077

Shares issued for cash                     --            --     1,070,000       849,500            --             --        849,500

Shares issued for subscription
note receivable                            --            --        27,000        27,000            --        (27,000)            --

 Private placement memorandum
    net of offering costs of
    approximately $10,000                  --            --       446,970     1,340,909            --             --      1,340,909

Shares issued for offering costs           --            --       400,000            --            --             --             --

Net loss                                   --            --            --            --    (5,169,729)            --     (5,169,729)
                                  -----------   -----------   -----------   -----------   -----------    -----------    -----------

Balance at December 31, 1999       36,461,749     1,572,951    11,499,214     4,596,090    (8,714,284)       (27,000)    (2,572,243)

Forgiveness of stockholder note
payable (unaudited)                        --            --            --       570,289                           --        570,289

Net loss (unaudited)                       --            --            --            --      (466,456)            --       (466,456)
                                  -----------   -----------   -----------   -----------   -----------    -----------    -----------

Balance at June 30, 2000
(unaudited)                        36,461,749   $ 1,572,951    11,499,214   $ 5,166,379   $(9,180,740)   $   (27,000)   $(2,468,410)
                                  ===========   ===========   ===========   ===========   ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                            STATEMENTS OF CASH FLOWS



                                                                                                                    Period
                                                                                                                     From
                                                            Six Months Ended                                       Inception
                                                                 June 30,                   Years Ended            (November
                                                                 --------                   -----------           19, 1997) to
                                                           2000           1999              December 31,          December 31,
                                                       (unaudited)    (unaudited)       1999           1998           1997
                                                       -----------    -----------       ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net Loss                                            $  (466,456)   $(3,900,467)   $(5,169,729)   $(3,544,305)   $      (250)
  Adjustments to reconcile net loss to net cash
    provided (used) by operating activities
    Depreciation and amortization                         454,908        435,779        869,174        215,811             --
    Loss on promoter receivable                            12,123         26,165         44,547         16,354             --
    Impairment loss                                            --             --             --      1,088,250             --
    Provision for doubtful accounts receivable          2,342,292      4,500,221      7,709,478      1,953,860             --
    Gain from Easy Cellular settlement                         --             --     (1,258,247)            --             --
  Changes in operating assets and liabilities:
    (Increases) decreases in:
    Accounts receivables and agent receivables         (2,277,174)    (4,599,911)    (7,602,766)    (2,411,164)            --
    Deposits and other assets                             (47,270)       (41,984)       (37,876)      (201,499)            --
    Licenses                                                   --        (28,296)       (31,860)      (142,741)            --
    Increases (decreases) in:
    Accounts payable                                       52,437         55,531        276,843         58,355            250
    Accrued liabilities                                  (477,069)        63,424        548,047        211,971             --
    Accrued carrier costs                                (766,885)     1,259,069        917,835        721,035             --
    Accrued taxes                                       1,386,374        706,408      1,462,365        504,632             --
    Unearned revenues                                     (11,883)       118,563        119,928        136,105
                                                      -----------    -----------    -----------    -----------    -----------
  Total adjustments to reconcile net loss to net
  cash provided (used) by operating activities            667,853      2,469,969      3,017,468      2,150,969
                                                      -----------    -----------    -----------    -----------    -----------
 NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES         201,397     (1,405,498)    (2,152,261)    (1,393,336)
                                                      -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash resulting from the acquisition                          --             --             --        296,326             --
  purchase of software                                    (58,420)      (142,794)      (108,878)      (365,647)            --
  Purchases of property and equipment                     (11,720)       (82,287)      (195,779)      (111,251)
                                                      -----------    -----------    -----------    -----------    -----------
 NET CASH USED BY INVESTING ACTIVITIES                    (70,140)      (225,081)      (304,657)      (180,572)
                                                      -----------    -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Bank overdraft                                          122,436             --             --             --             --
  Payable to Tel Com East, Tel Com West and Tel Com
    Jacksonville                                               --             --             --      1,406,738             --
  Net cash provided (payments) under line of credit       (46,481)        (2,172)        (3,670)        50,151             --
  Net Proceeds from (principal payments on) note          (63,621)        (1,500)        69,883        (41,355)            --
    payable - related
  Proceeds received from the issuance of a note                --             --             --        150,000             --
    payable
  Payments related to the Jacksonville rescission        (199,702)      (222,175)      (371,448)      (120,000)            --
  Payments received on note receivable                         --             --             --        606,228
  Proceeds received from issuance of common stock
    for cash                                                   --      1,324,489      2,190,410        150,000             --
                                                      -----------    -----------    -----------    -----------    -----------
    NET CASH PROVIDED (USED) BY FINANCING
      ACTIVITIES                                         (187,368)     1,098,642      1,885,175      2,201,762             --
                                                      -----------    -----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH                       $   (56,111)   $  (531,937)   $  (571,743)   $   627,854    $        --
                                                      -----------    -----------    -----------    -----------    -----------

CASH AT BEGINNING OF PERIOD                           $    56,111    $   627,854    $   627,854    $        --             --
                                                      ===========    ===========    ===========    ===========    ===========
CASH AT END OF PERIOD                                 $        --    $    95,917    $    56,111    $   627,854    $        --
                                                      ===========    ===========    ===========    ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                                                     Period From
                                                            Six Months Ended                 Years Ended              Inception
                                                                June 30,                     December 31,            (November 19,
                                                                --------                     ------------              1997) to
                                                          2000            1999                                        December 31,
                                                      (unaudited)     (unaudited)         1999           1998             1997
                                                      -----------     -----------         ----           ----             ----
SUPPLEMENTAL DISCLOSURES OF NON-CASH
  INVESTING ACTIVITIES
  On September 30, 1998 the Company acquired the
  asset of Tel Com East, Tel Com Jacksonville and
Tel Com West (See Note D)
Fair value of assets acquired                          $       --      $       --      $       --      $3,446,164      $         --
                                                       ----------      ----------      ----------      ----------      ------------
Net liabilities assumed                                $       --      $       --      $       --      $1,088,250      $         --
                                                       ----------      ----------      ----------      ----------      ------------
Fair value of common stock issued                      $       --      $       --      $       --      $3,801,632      $         --
                                                       ----------      ----------      ----------      ----------      ------------

SUPPLEMENTAL DISCLOSURES OF NON-CASH
  FINANCING ACTIVITIES
  Issuance of stock for a subscription receivable      $       --      $       --      $   27,000      $       --      $         --
                                                       ==========      ==========      ==========      ==========      ============
  Issuance of stock for acquisitions of Tel Com East,
        Tel Com Jacksonville and Tel Com West          $       --      $       --               $      $3,801,632      $         --
                                                       ----------      ----------      ----------      ----------      ------------
  Issuance of 400,000 shares of common stock for
        offering costs                                 $       --      $       --      $       --      $       --      $         --
                                                       ----------      ----------      ----------      ----------      ------------
        Recession obligation interest                  $   12,123      $   26,165      $   44,547      $   16,354      $         --
                                                       ----------      ----------      ----------      ----------      ------------
 Forgiveness of related party note payable             $  570,289      $       --      $       --      $       --      $         --
                                                       ----------      ----------      ----------      ----------      ------------

SUPPLEMENTAL CASH FLOW INFORMATION
  Interest paid                                        $      760      $    2,334      $    1,606      $      315      $         --
                                                       ----------      ----------      ----------      ----------      ------------

   The accompanying notes are an integral part of these financial statements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS


NOTE A - NATURE OF OPERATIONS

United States Telecommunications, Inc. ("UST" or the "Company") was incorporated on November 19, 1997 under the laws of the State of Florida and began operations during February 1998. The Company is a reseller of local telephone services to consumers with bad credit throughout the United States. The Company's business could be significantly affected by regulatory and legislative developments. Such effects could include increased competition and, as a result, decreased revenues.

On September 30, 1998 (effective as of October 1, 1998) UST purchased the assets and assumed liabilities of Tel Com Plus Jacksonville, L.L.C. ("Tel Com Jacksonville") Tel Com Plus East, L.L.C. ("Tel Com East") and Tel Com Plus West, L.L.C. ("Tel Com West") In connection with the acquisition, unitholders of Tel Com Jacksonville, Tel Com East and Tel Com West received shares of common stock and Class A preferred stock of UST. (See Note F).

Tel Com Florida, L.L.C. which changed its name to Tel Com Plus Jacksonville, L.L.C. on February 28, 1997 was formed on February 6, 1997. Tel Com Plus Miami L.L.C. ("TCM"), which changed its name to Tel Com East on April 9,1998, was formed on April 25, 1997. Tel Com Plus California, L.L.C. ("TCC"), which changed its name to Tel Com Plus West (" Tel Com West") on April 9, 1998, was formed on July 28, 1997.

NOTE B - GOING CONCERN UNCERTAINTY

As indicated in the accompanying financial statements, the Company incurred a net loss of $5,169,729 and used $2,152,261 of cash to fund operations during the year ended December 31, 1999. At December 31, 1999 the Company had negative working capital of $6,666,567 and negative equity of $2,572,243. Additionally the Company has entered into a Stipulation and Consent Agreement with Final Order dated May 12, 1999 with the State of Florida, Department of Banking and Finance whereby the Company agreed to complete an exchange offer with respect to securities of Tel Com East, Tel Com West, and Tel Com Jacksonville sold in violation of federal and state securities laws. The Department of Banking and Finance for the State of Florida notified the Company on December 7, 1999, that the Company was in violation of the Consent Agreement. Further, the Department of Banking and Finance indicated that action will be taken against the Company to enforce compliance with the Consent. The Company has estimated maximum contingent liability of $30,000,000 plus interest thereon in anticipation of possible payments related to the exchange offer discussed in note M. This estimate is based on all eligible shareholders accepting the exchange offer. The actual amount of the exchange offer will not be known until the offer is closed.

The Company is delinquent in its filings of various federal, state, and municipal tax returns and has not remitted all taxes collected. Management has estimated a liability of $3,682,909 at December 31, 1999 for un-remitted taxes including penalties and interest. This estimate is based on collected revenues and the applicable tax rates including an estimate for penalties and interest. The Company is currently negotiating with various tax agencies to settle these liabilities. Due to uncertainties in the settlement process, however, it is at least reasonably possible that management's estimate of the outcome will change during the next year. That amount cannot be estimated.

These factors, among others, raise substantial doubt as to the Company's ability to continue as a going concern.

Management believes four major steps are important for the Company's future.

- Final settlement of the alleged federal and state violations of the securities laws, which have drained the Company of time and resources;
- Complying with all state and municipal tax reporting requirements and payment of taxes, penalties and interest due;
- Expansion of the customer base through increased advertising efforts in existing markets and securing new operating licenses and territories; and
-        Securing additional capital to fund future expansion.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE B - GOING CONCERN UNCERTAINTY - continued


Management believes that securing adequate liquidity for the Company is also based on resolution of the four major steps outlined above. If all eligible holders participate in the exchange offer and exchange for notes (described in Note M), the potential liability of the Company under the exchange offer is approximately $30,000,000 plus interest. The amount due under the notes plus interest will be paid over time. Management believes making payments over a period of time in annual installments will ease the financial burden imposed by the exchange offer. However, if a significant number of participants accept the exchange offer by exchanging for notes, the likelihood of repayment decreases.

The Company has made non-recurring payments of approximately $729,000 in accounting and legal fees during the period from May 1999 to June 2000 in connection with the preparation and filing of a registration statement with the United States Securities and Exchange Commission. Upon completion of the exchange offer, management anticipates approximately $56,000 per month of additional cash to be available.

In addition, the Company has made monthly payments of approximately $33,000 as part of the rescission offer to unitholders of Tel Com Jacksonville. These payments commenced during September 1998. The majority of these former unitholders are expected to be paid in full by December 2000. This will result in approximately $33,000 per month of additional available cash.

Also, the Company has made improvements in monitoring and reducing costs during the six months ended June 30, 2000. This has improved the Company's operating margin by 30% during the six months ending June 30, 2000 compared to the year ending December 31, 1999, and has resulted in net cash provided from operations of $201,397 for the six months ended June 30, 2000. Further, the Company has used excess cash to reduce past due carrier obligations that are now current, resulting in additional cash to fund operations.

Management believes that with the improvements in the operating margin and the expansion of the customer base, the Company's operating losses could be reduced, and to the extent the Company's business strategy is realized, the Company's operating losses could be eliminated. By eliminating the non-recurring payments and the Tel Com Jacksonville rescission payments and with improvements in the operating cash flow, management believes that there will be cash available to service the debt resulting from the exchange offer, fund tax obligations, fund operations as well as expand the customer base.


The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities which may result from the possible inability of the Company to continue as a going concern.

NOTE C - EXTRAORDINARY ITEM


As discussed in Note M, during the year ended December 31, 1999, the Company entered into a settlement agreement with Easy Phone, Inc. ("Easy"). As a result of the settlement, the Company was released from accrued carrier obligations owed to Easy of $1,315,742 in exchange for approximately 1,900,000 shares of Easy stock and other general releases. The Easy stock given up was held by Richard Pollara and three other employees of the Company. The Company agreed to pay these individuals $57,495 for their shares.


This resulted in an extraordinary gain calculated as follows:


Release of accrued carrier costs         $1,315,742
Cost of Easy stock purchased                (57,495)
                                         ----------
                                          1,258,247
Income tax                                  469,326
                                         ----------
Net extraordinary gain                   $  788,921
                                         ==========

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Condensed Interim Financial Statements

The condensed financial statements as of June 30, 2000 and for the six months ended June 30, 2000 and 1999 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations as of such date and for such periods. Results of interim periods are not necessarily indicative of the results to be expected for the entire fiscal year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts reported in the prior periods have been reclassified to conform with the current period's presentation.

Cash and Cash Equivalents

Restricted cash at December 31, 1999 and 1998 consists of a certificate of deposit held as collateral on the line of credit.

For purposes of the statement of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of three months or less when purchased.

Accounts Receivables

Accounts receivable occur solely from sales of telephone services.

Management reserves for all receivable balances that have not been collected within 60 days. Accounts over 90 days are written off. Management determines the reserve based upon reviews of individual accounts, recent loss experience, current economic conditions and other pertinent factors. Allowances for uncollectible billed services are adjusted monthly.

Agent Receivables

The Company has entered into agreements with various agents to receive payments for phone services. The agents are typically check cashing stores, pawnshops, rent-to-own stores and convenience stores. At the time of customer payment to the agent, the Company transfers the receivables from accounts receivable to agent receivable. At the time of agent collection, a commission obligation to the agent is recorded.

Asset Impairment

When the Company has long-lived assets which have a possible impairment indicator, the Company estimates the future cash flows from the operation of these assets. If the estimated cash flows recoup the recorded value of the assets, they remain on the books at that value. If the net recorded value cannot be recovered, the assets are written down to their market value if lower than the recorded value.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation on the straight-line method over the estimated useful lives of the related assets. Assets held under leasehold improvements are amortized using the straight-line method over the life of the lease or life of the improvement, whichever is less. Major classes of property and equipment and their related lives are as follows:

                                         Life in
          Major Class                     Years
          -----------                     -----
Leasehold improvements                     3-5
Furniture, fixtures and equipment          5-7
Computer equipment                           3
Equipment                                    5

Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized.

Capitalized License Costs

The Company must obtain a license from each state's public utility commission in which it intends to operate. The requirements for these certificates vary by state, but generally include a demonstration by the Company that it has adequate managerial and technical qualifications to provide the services it proposes. In addition, the Company is required to file a tariff with each state's public utility commission in which it intends to operate. The Company must also file with each state's public utility commission the new or negotiated resale agreement negotiated with the incumbent local exchange carrier.

The direct cost of acquiring the certificates of authority, the tariffs, and the approval of the resale agreements are capitalized and amortized on a straight-line basis over 15 years.

Goodwill and Customer Base

Goodwill is the difference between the purchase price paid and liabilities assumed over the estimated fair value of assets acquired from Tel Com East, Tel Com Jacksonville and Tel Com West. Goodwill recorded in connection with the acquisition of Tel Com East, Tel Com Jacksonville and Tel Com West amounted to $3,667,412 and is being amortized using the straight-line method over 15 years.

Additional goodwill resulted from the acquisition of the customer base amounted to $1,222,470 and is being amortized over three years. On an on-going basis, management reviews recoverability, the valuation and amortization of goodwill. As part of this review, management considers the un-discounted value of the projected future net earnings in evaluating the value of goodwill. If the un-discounted value of the projected future net earnings is less than the stated value, the goodwill would be written down to its fair value.

In October 1998, the Company determined that the goodwill and customer base was impaired. This determination was based on an assessment of the continued operating and cash flow losses of the Company, as well as an estimated maximum contingent liability of approximately $30,000,000 plus interest thereon relating to the exchange offering. (See Note M). Due to these factors, the Company recognized an impairment loss of $1,088,250 during October 1998. The amount of the loss recognized was based on an appraisal of the fair value of the Company's assets.

Promoter Receivable

The Company is accruing interest at 8% per annum on the outstanding rescission obligation related to the rescission offer. (See Note L). The Company has established a receivable from D&B Holdings, the promoter of these units, for the amount of interest accrued. This receivable is immediately written off since D&B Holdings is no longer in existence.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Software Capitalization

The Company has adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires certain direct development costs associated with internal-use software to be capitalized, including external direct costs of material and services and payroll costs for employees devoting time to the software projects. These costs are amortized over a period of three years beginning when the asset is substantially ready for use. On October 1, 1998 the Company completed the application development stage and upon placing the software in use, began amortizing the capitalized software. The Company capitalized external direct material and service costs of $58,420, $142,794, $108,878, $365,647, and $0 for software costs during the three months ended June 30, 2000 and 1999 (unaudited) and the years ended December 31, 1999 and 1998 and the period from inception (November 19, 1997) to December 31, 1997, respectively.


The Company recorded amortization of $92,779, $78,468, $161,003 $2,500 and $0 for the six months ending June 30, 2000 and 1999 (unaudited) and the years ending December 31, 1999 and 1998 and the period from inception (November 19, 1997) to December 31, 1997 respectively.


Revenue Recognition

Telephone service revenue is recognized at the time when the services are provided. Customers are billed monthly for telephone services. The portion of the monthly billing that relates to the following month's services is recorded as unearned revenue and is recognized as income in the following month when the services are provided.

Activation revenue is recognized when the telephone services are applied for and payment is received, as there is no ongoing obligation to provide services. The activation fee is for the initial set-up and installation of a customer's line.

Advertising

Advertising costs, other than direct response advertising, are expensed as incurred. Costs associated with direct response advertising are capitalized and amortized over the estimated benefit period. During the periods presented, the Company had no direct response advertising costs.

Income Taxes

The Company accounts for income taxes in accordance with the asset and liability approach. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax base of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refunded for the period plus or minus the change during the period in deferred tax assets and liabilities.

Earnings Per Share

Basic earnings (loss) per common share is calculated by dividing net earnings
(loss) by the average number of common shares outstanding during the year. Diluted earnings (loss) per common share is calculated by adjusting outstanding shares, assuming conversion of all potentially dilutive stock options. At June 30, 2000 and 1999 (unaudited) and December 31, 1999, 1998, and 1997, there were no dilutive instruments outstanding.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE D - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Carrier Contracts

The Company purchases traditional local telephone service from various incumbent local exchange carriers. The provision of telephone service is provided to the Company pursuant to a resale agreement entered into between the Company and each incumbent local exchange carrier. As of June 30, 2000 the Company was authorized to provide residential local telephone service to consumers in 26 states. The Company is presently doing business in 19 states.

Fair Value

The Company believes that the carrying amounts of its current assets and current liabilities approximate the fair value of such items due to their short-term nature. The carrying amount of cash, accounts receivable, accounts payable and other liabilities are carried at amounts that reasonably approximate their fair values.

Credit Risk

Cash is at risk to the extent that it exceeds Federal Deposit Insurance Corporation ("FDIC") insured amounts (approximately $436,000 at December 31,
1998). To minimize risk, the Company places its cash with high credit quality institutions.

NOTE E - RESTATEMENT

The Company has restated financial information reported for December 31, 1998 to reflect a change in its treatment of the offer to existing shareholders to exchange common stock from a rescission offer to an exchange offer (See note M). In the previously reported financial information the Company recorded a liability for the maximum amount of the rescission offer as if all shares were repurchased. The company will treat this offer as an exchange of debt securities for common and preferred shares of the Company's common stock and will record a liability at the time the offers to exchange are accepted.

Further, the 1998 financial information has been restated to reflect the ultimate liability for the MCI litigation. The liability has been increased from $25,000 to $152,000, based on the settlement. (See Note M).

Finally, the 1998 financial information has been restated to correct an error in the recording of Tel Com Jacksonville rescission payments. In 1998, $120,000 of rescission payments was incorrectly expensed.

A summary of the significant effects of the restatement is as follows:

Balance Sheet Data:

                                                      Year Ended
                                                  December 31, 1998
                                                  -----------------
                                           As previously
                                             reported        As restated
                                             --------        -----------
CURRENT LIABILITIES
  Accrued liabilities                           305,819          432,822
                                            ===========       ==========
  Unit rescission obligation-current                 --          403,998
                                            ===========       ==========
  TOTAL CURRENT LIABILITIES                   5,165,697        5,696,698
                                            ===========       ==========

  Unit rescission obligation                 30,032,642          373,002
  Rescission accrued interest                 2,335,095          152,212
                                            -----------       ----------

  TOTAL LONG TERM LIABILITIES                32,367,737          525,214
                                            ===========       ==========
STOCKHOLDERS' EQUITY (DEFICIT)
  Accumulated deficit                       (34,856,077)      (3,544,555)
                                            ===========       ==========

  TOTAL STOCKHOLDERS' EQUITY (DEFICIT)      (30,904,445)         407,077
                                            ===========       ==========

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE E - RESTATEMENT -continued

Statement of Operations Data:

                                                                   Year Ended
                                                               December 31, 1998
                                                               -----------------
                                                       As previously
                                                          reported          As restated
                                                          --------          -----------
General and administrative expenses, including
  depreciation and amortization and provision for
  doubtful accounts receivable                             5,017,832           4,968,335
                                                       =============       =============
Impairment loss                                           31,674,670           1,088,250
                                                       =============       =============
Loss on promoter receivable write off                        748,459              16,354
                                                       =============       =============

OPERATING LOSS                                           (34,841,967)         (3,473,945)
                                                       =============       =============

NET LOSS                                                 (34,855,827)         (3,544,305)
                                                       =============       =============
Per share data:
  Basic and diluted loss per share                     $       (5.68)      $       (0.59)
                                                       =============       =============

NOTE F - ACQUISITION

On October 1, 1998, UST purchased the assets and assumed liabilities of Tel Com East, Tel Com West and Tel Com Jacksonville. The consideration paid by UST in connection with the Acquisition consisted of 4,169,644 shares of common stock of UST and 16,519,349 shares of Class A preferred stock of UST which were given to certain holders of units in Tel Com East, Tel Com West and Tel Com Jacksonville. The total purchase price for the Acquisition was approximately $3,802,000, plus the assumption of net liabilities of approximately $1,088,000. Approximately $4,890,000 of the purchase price, has been accounted for as goodwill and customer base.

The following unaudited pro forma consolidated amounts give effect to the Acquisition as if it had occurred on January 1, 1997, by consolidating the results of operations of Tel Com East, Tel Com Jacksonville and Tel Com West with the results of UST for the year ended December 31, 1998 and the period from inception (November 19, 1997) to December 31, 1997.

                                                     1998           1997
                                                     ----           ----
Revenues                                         $ 16,141,912   $  3,558,018
Net loss                                           (4,975,426)    (5,704,712)
                                                 ------------   ------------

Net loss per common share                        $      (0.54)
                                                 ============

Weighted average shares used in net loss per
  common share calculation                          9,138,928
                                                 ============

The unaudited pro forma consolidated statements of operations are not necessarily indicative of the operating results that would have been achieved had the Acquisition accounted for as of the date it actually occurred and should not be construed as being representative of future operating results.

NOTE G - PROPERTY AND EQUIPMENT


                              June 30,            December 31
                               2000               -----------
                            (unaudited)       1999          1998
                            -----------       ----          ----
Furniture and equipment      $ 62,209      $ 62,209      $ 61,631
Leasehold Improvements         18,469        18,469        17,567
Equipment                     388,220       386,862       253,560
Computer equipment            240,752       230,391       168,504
                             --------      --------      --------
                              709,650       697,931       501,262
                             --------      --------      --------

Less accumulated              343,156       240,289        47,732
                             --------      --------      --------
depreciation

                             $366,494      $457,642      $453,530
                             ========      ========      ========

Depreciation expense was $102,867, $92,418, $189,817, $83,982 and $0, for the
six months ending June 30, 2000 and 1999 (unaudited) and years ending December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997 respectively.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE H - REVOLVING LINE OF CREDIT


During 1998, the Company established a line of credit with Bank of America, which provides for advances up to a maximum of $50,000. Amounts advanced under the line of credit bear interest at 8% and interest payments are due monthly. The line of credit with the bank is secured by a $50,000 certificate of deposit and personally guaranteed by a stockholder of the company. The amount outstanding on the line was $46,481 and $50,151 at December 31, 1999 and December 31, 1998, respectively. On February 29, 2000 the certificate of deposit was withdrawn and the line of credit was repaid and cancelled.


Interest expense on the line of credit was $774, $2,334, $3,615, $2 and $0, for the six months ending June 30, 2000 and 1999 (unaudited) and years ending December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997, respectively.

NOTE I - NOTES PAYABLE AND OBLIGATIONS - RELATED PARTY


The Company held two obligations with Richard Pollara, president of the Company and a significant shareholder of the Company. The obligations are non-interest bearing, however the Company has imputed interest at 8.5% per annum. The obligations outstanding were $459,003 at December 31, 1998. On November 22, 1999 the Company converted these obligations to notes payable. The notes payable bear interest at 8.5% per annum, with the principal due on demand. The notes are unsecured. The outstanding balance was $459,003 at December 31, 1999 and 1998. Interest expense on the above obligations was $0, $19,508, $29,015, $39,015 and $33,257 for the six months ending June 30, 2000 and 1999 (unaudited) and years ending December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997, respectively. At December 31, 1999, accrued interest on these notes was $111,286. On January 15, 2000 the above notes payable and accrued interest were forgiven.



On September 22, 1998 the Company entered into an unsecured promissory note with a shareholder, Joseph Thacker, for $150,000. The note payable bears interest at 10% and is due no later then September 28, 2000. Interest expense on the note payable was $7,500, $7,500, $15,000, $333 and $0, for six months ending June 30, 2000 and 1999 (unaudited) and years ending December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997, respectively. Pursuant to a common stock purchase agreement dated February 1999, Mr. Thacker has an option to accept repayment of the loan in our common stock at a price of $0.50 per share. The Company has disputed the validity of this promissory note in the complaint filed by the Company against Joseph Cillo, et. al. on September 27, 2000 in the Thirteenth Judicial Circuit Court of Hillsborough County, Florida. Mr. Thacker filed suit against the Company on September 20, 2000 for failure to pay principle and interest on the note when due. The outstanding principle balance of $150,000 at June 30, 2000 (unaudited) and December 31, 1999 and 1998 remains unpaid and is due on demand.



In September 1999 the company entered into a settlement agreement with Easy Phone, Inc. (See Note M). In this agreement, the Company promised to pay Mr. Pollara and three employees $57,495 for returning stock that they held in Easy Phone to Easy Phone as consideration for the settlement. The outstanding promise to pay was $6,262, $26,053 and $0 at June 30, 2000 (unaudited) and December 31, 1999 and 1998, respectively.


During 1999, Mr. Pollara and an employee advanced the Company $80,000 to fund operating cash shortfalls. The balances at June 30, 2000 (unaudited) and December 31, 1999 and 1998 were $1,331 and $43,831 and $0 respectively


The above related party transactions and agreements are not necessarily indicative of the amounts that would have been incurred had comparable transactions and agreements been entered into with independent parties.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE J - STOCKHOLDERS' EQUITY (DEFICIT)

On November 2, 1999 the Company increased the par value of its preferred stock from no par to $0.10. The par value has been restated for all periods presented.

Class A Preferred Stock

The holders of Class A preferred stock have voting rights identical to the holders of shares of Common Stock and are entitled to vote with the holders of shares of Common Stock as one voting class. The holders of Class A preferred stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor in preference of any dividends paid on shares of the common stock. In the event of our liquidation, dissolution or winding up, the holders of Class A preferred stock are entitled to share ratably in all assets remaining after the payment of liabilities. The right of the holders of Class A preferred stock upon our liquidation, dissolution or winding up is in preference to the rights of the holders of the common stock. Holders of Class A preferred stock have no preemptive rights or rights to convert their Class A preferred stock into any other securities. There are no redemption or sinking fund provisions applicable to the Class A preferred stock.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. This entitlement to dividends is subject to preferences of the Class A preferred stock and of any outstanding shares of any other class of preferred stock that may be issued with dividend preferences. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences on the shares of Class A preferred stock and on any outstanding shares of any other class of preferred stock that may be issued that have liquidation preferences. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities.

During 1998, UST issued an aggregate of 4,525,600 shares of Common Stock and 18,102,400 shares of Class A preferred stock to the founders. These shares were valued at $0 since the Company was a start up organization.

During 1998, UST issued an aggregate of 460,000 shares of Common Stock and 1,840,000 shares of Class A preferred stock to employees. These shares were valued at $0 since the Company was a start up organization.

On September 30,1998,the Company issued 4,169,644 shares of Common Stock and 16,519,349 shares of Class A preferred stock In connection with the acquisition of Tel Com East, Tel Com West and Tel Com Jacksonville.

On December 23, 1998 , UST issued an aggregate of 400,000 shares of Common Stock, at a purchase price of $150,000.


On February 12, 1999, the Company offered up to 1,600,000 shares of common stock at an offering price of $3 per share to private investors. The Company sold 446,970 shares, resulting in net proceeds of $1,340,909 to the Company. The offering was closed during December 1999.


On August 23, 1999 the company entered into an agreement with Prime Equities Group, Inc. for the issuance of 400,000 shares of the Company's common stock for payment of offering costs on Tel Com East and Tel Com West unit sales.


During 1999 the Company issued 1,070,000 shares of it common stock for cash of $849,500 to various individuals, pursuant to purchase agreements. Certain purchase agreements grant the holders of these shares the right to purchase additional shares of the Company's common stock at a purchase price of $0.05 per share if their ownership of our common stock was diluted below their percentage ownership based on the number of shares they purchased under these purchase agreements.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE K - INCOME TAXES

Deferred income tax assets and liabilities at December 31, 1999 and 1998 consist of the following:

                                        1999              1998
                                        ----              ----
Current deferred tax asset          $   518,142       $   746,368
Non-current deferred tax asset        2,516,459           506,138
Valuation allowance                  (3,034,601)       (1,252,506)
                                    -----------       -----------

Net deferred tax asset              $        --       $        --
                                    ===========       ===========

The current deferred tax asset results mainly from the provision for doubtful accounts, which is not currently deductible for income tax purposes. The non-current deferred tax asset results from the intangible asset impairment deductible for financial reporting purposes not deductible for tax purposes as well as depreciation and amortization expensed for financial reporting purposes in excess of the deduction for income tax purposes. The net deferred tax asset has a 100% valuation allowance recorded against it due to the uncertainty of generating future taxable income.

The Company's income tax benefit differed from the statutory Federal rate of 34% applied to net income before income taxes as follows:

                                                                       December 31
                                                                 1999              1998
                                                                 ----              ----
Statutory rate of 34% applied to the Company's net loss      $ 1,757,708       $ 1,205,064
Decreased (increase) in income taxes resulting from:
  Permanent differences                                         (161,521)          (83,220)
  State income taxes, net of federal tax effect                  188,908           130,662
  Income tax effect of extraordinary item                        469,326                --
  Change in valuation allowance                               (1,785,095)       (1,252,506)
                                                             -----------       -----------
Total income tax benefit                                     $   469,326       $        --
                                                             ===========       ===========

At December 31, 1999, the Company has a net operating loss carryforward of approximately $5,320,000, which expires beginning in 2018. The valuation allowance increased by $1,785,095 during 1999.

NOTE L - RESCISSION OBLIGATION

In early to mid-1998, an offer to repurchase units was made by Tel Com Jacksonville to all the unitholders of Tel Com Jacksonville who had purchased units during 1997. The rescission offer was accepted by 80 unitholders, resulting in a rescission obligation of approximately $995,000. The $995,000 represented the full amount originally paid by the unitholders to the promoter. The Company received $377,301 of the $995,000 from the promoter in 1997. The remaining $617,699 was established as a promoter receivable by Tel Com Jacksonville and was subsequently written off during 1997. All accrued interest on the rescission obligation is offset by a promoter receivable and is immediately written off as uncollectible. Accrued interest was $208,883, $196,760 and $152,212 at June 30, 2000 (unaudited) and December 31, 1999 and 1998, respectively. Accrued interest and the promoter receivable write off was $12,123, $26,165, $44,547, $16,354 and $0, for six months ending June 30, 2000 and 1999 (unaudited) and years ending December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997 respectively.

The obligation is being paid out over a period of time by UST, as successor in interest to Tel Com Jacksonville.

At June 30, 2000 (unaudited), principal repayments due within each of the next two years are as follows:

2001         $ 183,578
2002            22,272
             ---------
             $ 205,850
             =========

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE M - COMMITMENTS AND CONTINGENCIES

Operating Leases

As of June 30, 2000 (unaudited), the Company is obligated under non-cancelable operating leases for future minimum rent payments for office space and furniture and equipment as follows:

2001           $  67,882
2002              39,266
2003              14,973
               ---------
               $ 122,121
               =========

Rent expense was $74,639, $78,957, $186,868, $52,640 and $0, for six months ending June 30, 2000 and 1999 (unaudited) and years ending December 31, 1999 and 1998 and for the period from inception (November 19, 1997) to December 31, 1997 respectively.

Surety Bonds

The Company has eight surety bonds held by Mesirow Financial, which employs one of the Company's Board of Directors. The bonds have been posted in lieu of required security deposits guaranteeing payment. The surety bonds are for $120,000 related to state licensing bonding requirements and $646,950 related to carrier bonding requirements. As of June 30, 2000 (unaudited) and December 31, 1999 and 1998, there were no amounts outstanding on these bonds. These bonds are personally guaranteed by Mr. Pollara and a shareholder.

Employment Agreement


On October 20, 1998, the Company entered into a five-year employment agreement with the Banking Administrator, Robin Caldwell. During the first year of employment, the Company will pay the Banking Administrator $105,200 and thereafter the Company shall raise the salary by 6% annually. If the Company terminates this agreement without cause, the Company would be obligated to pay the entire amount of the agreement.


Exchange Offer


The State of Florida, Department of Banking and Finance entered into a Stipulation and Consent Agreement ("the Agreement") with Final Order dated May 12, 1999 with the Company, Tel Com East, Tel Com West, Tel Com Jacksonville. The Agreement relates to the sale of securities of Tel Com East, Tel Com West, Tel Com Jacksonville, which securities were offered and sold and were subsequently exchanged for shares of the Company's common stock and Class A preferred stock in violation of federal and state securities laws. In the Agreement, the Company, as legal successor to Tel Com East, Tel Com West and Tel Com Jacksonville, admitted that the predecessors' securities were sold in violation of the securities laws of the State of Florida and agreed to make a rescission offer to certain of its security holders by November 30, 1999. On December 7, 1999, the State of Florida, Department of Banking and Finance notified the Company that it was in violation of the Consent Agreement and that it intended to commence litigation against the Company in order to enforce the provisions of the Agreement. As of July 24, 2000, the Department has not commenced litigation against the Company; however, the Department has informed the Company that it is retaining all options in connection with the default, including an action to enforce the Agreement, a motion to seek receivership of the Company, or other remedies.

Because of the Company's financial condition, it is not able to make a rescission offer pursuant to the terms of the Agreement. Therefore, the Company is offering holders of its common stock and Class A preferred stock the right to exchange their purchase of the Company's securities or the securities of one or more of its predecessor entities for the Company's notes or shares of Class B convertible preferred stock. The Company is not making the exchange offer to shareholders who were or are executive officers of the Company or who actively participated in the offer and sale of the securities which are the subject of this exchange.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS

NOTE M - COMMITMENTS AND CONTINGENCIES - continued


The Company has estimated the maximum amount of the exchange offer is $30,000,000, plus interest. This estimate is based on all eligible shareholders accepting the exchange offer and electing to receive notes in exchange for their shares. The actual amount of the exchange offer will not be known until the offer is closed and the Company will record amounts as liabilities at the time the exchange offers are accepted. The offer will have an expiration date that is between thirty and sixty days following the effectiveness of the Company's registration statement filed with the Securities and Exchange Commission.

From February 1999 until December 1999, the Company offered common shares to investors at a purchase price of $3.00 per share. At the time of this offering, the Company was advised by former counsel that this offering was exempt under the securities laws. During this offering, the Company sold 446,970 shares of its common stock for an aggregate purchase price of $1,340,909 to purported accredited persons who were already investors in the Company. The Company has been advised by current counsel that this offering did not comply with the securities laws. Therefore, the Company is offering to exchange its notes or shares of its Class B preferred stock for those previously issued shares of the Company's common stock. This exchange offer may not extinguish any rights that purchasers of common stock in this offering may have under federal and state securities laws.


Litigation

In September 1999, a settlement agreement was reached between Tel Com East, Tel Com West, Richard Pollara, Joseph Cillo, Charles Polley, Easy Phone, Inc. and the Company in connection with the proceeding styled Tel Com Plus West, LLC and Tel Com Plus East, LLC, Plaintiffs v. Easy Phone, Inc. Defendants which was pending in the United States District Court, Middle District of Florida.
The parties to this litigation settled on the following terms:

         -        The litigation was dismissed with prejudice.
         - Each party to the litigation released the other parties from any and all claims that were or could have been asserted in this litigation.
         - The Company delivered to Easy Phone, Inc. its Easy Phone, Inc stock certificates.

         - The lawsuit brought by Mr. Pollara, Robin Caldwell and Maurice Franklin against Easy Phone and Lorrinda Bucchieri and others pending in the state of California was dismissed with prejudice.
         - The Company agreed to indemnify Easy Phone, Inc. from any tax liability of any kind to the States of Florida and California incurred in connection with the use by Tel Com East, Tel Com West or the Company of Easy Phone, Inc.'s public utility commission licensing those states.

In 1999, Travelers Express Company, Inc. brought an action against the Company alleging breach of a buy-pay utility agreement. Pursuant to this buy-pay agreement, the Company's customers could pay for services at a participating Travelers Express. Travelers Express agreed to create certain terminal paying stations where the Company's customers could make their payments. In return, the Company agreed that Travelers Express would be entitled to receive a commission on the money they collected at these terminal paying stations. Travelers Express alleges that the Company breached this buy-pay utility agreement by not paying money owed to them in the amount of approximately $65,000. The Company has counterclaimed for unspecified and, as of the date of this prospectus, undetermined damages arising out of the breach of this agreement. It is the Company's position that Travelers Express did not establish the number of terminal paying stations that they were obligated to do under this agreement. Management intends to vigorously litigate this matter. It is not yet possible to evaluate the likelihood of an unfavorable outcome, or provide an estimate of the potential loss.


The Company entered into arbitration proceedings with MCI Telecommunications Corp. ("MCI") for nonpayment of phone service provided by MCI. The Company disputed the phone usage charge. During 2000, a settlement agreement and release was reached. Based on the settlement agreement reached with MCI, the Company has reserved $152,000. The settlement agreement provides that should the Company default on any payments, it would be liable for a consent judgement of $213,000.

During February 2000 the Company filed a complaint with the California Public Utilities Commission against Pacific Bell for failure to block the Company's customers from making certain toll calls and using certain usage-sensitive calling features, such as directory assistance. The Company has estimated the failure to block these items cost the Company approximately $239,000. It is not yet possible to evaluate the likelihood of a favorable outcome.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE M - COMMITMENTS AND CONTINGENCIES - continued

On April 13, 2000, a shareholders' derivative action was brought against Mr. Pollara and the Company. The plaintiffs in this action are Prime Equities, Stephen D. Henderson, Joe Thacker, Jr., Kent Lauson, James Gibson, M. T. Wilbanks, and Richard J. Gann d/b/a/ Trinity Alliance. The shareholders allege that Mr. Pollara failed or refused to take action required by the board of directors, such as providing financial statements to the board of directors and providing directors with a draft of the registration statement to be filed with the SEC. The complaint further alleged that Mr. Pollara has not managed the Company's affairs in the Company's best interest. The complaint seeks actions for damages as a result of the alleged misconduct of Mr. Pollara, seeks equitable relief from the court and seeks specific performance for certain actions. On April 28, 2000, the Company filed a motion to dismiss regarding the shareholder derivative suit. This motion claims that the complaint is deficient in that it does not comply with the statutory requirements of a shareholder derivative action. In addition, the motion asserts that Prime Equities is legally disqualified from bringing a derivative action because it is unfit and unqualified to represent the interest of the shareholders as a whole. The Company intends to vigorously defend the action.

On September 27, 2000, the Company filed a complaint in the Circuit Court of the Thirteenth Judicial Circuit for Hillsborough County Florida against Joseph Cillo, Richard Inzer, Joseph Thacker, Prime Equities Group, Inc., GIRI Holdings, Inc., Raymond Beam and Captive Administrators, Inc. This complaint alleges that the defendants devised and implemented a fraudulent scheme to enrich themselves and their associates by illegally selling at grossly inflated prices using boiler room tactics, securities of the Company. Furthermore, the complaint alleges that the individual defendants defrauded the Company and its shareholders of millions of dollars and fraudulently obtained a large equity stake in the Company. According to the allegations set forth in the complaint, public investors in the Company paid an aggregate purchase price of approximately $30,000,000 for securities in the Company of which only approximately $6,450,000 was ever received by the Company. It is alleged that the remaining $23,550,000 paid by investors was retained by the defendants and other unlicensed brokers and facilitators involved in the fraudulent scheme. The Company further alleges that defendants Joseph Cillo and Richard Inzer, through a series of shell entities and off-shore corporations, granted themselves approximately 10,000,000 shares of the Company's securities, which equate to nearly 22% of the outstanding capital stock of the Company. In addition, the complaint alleges that the individual defendants also caused themselves to serve as incorporators, promoters, officers and directors of the Company and in such capacity owed fiduciary duties of care and loyalty to the Company and its investors. It is alleged that the defendants breached these duties of care and loyalty by engaging in a pattern of deceit and illegal activity to conceal and perpetuate their scheme, by aiding and abetting the illegal offers and sales of the Company's securities and by engaging in self-dealing to enrich themselves and their associates at the expense of the Company and its investors. By this complaint, the Company is seeking the return from defendants of all proceeds and shares in the Company the defendants acquired as a result of their fraudulent scheme, as well as damages to compensate the Company for the liabilities it has and will incur as a direct result of the defendants' wrongful and illegal acts. It is not possible to evaluate the likelihood of a favorable outcome.


On September 20, 2000, Joseph Thacker brought a lawsuit against the Company for failure to pay the principal and interest when due under a promissory note issued by the Company to Mr. Thacker on September 22, 2000. The note is for a principal amount of $150,000 and bears interest at a rate of 10% per annum. Under the terms of the note, the Company was obligated to pay Mr. Thacker the principal amount plus all accrued interest on or before September 28, 2000. The Company is challenging the validity of this promissory note in the complaint it filed against Joseph Cillo, et.al. on September 27, 2000 in state court in Hillsborough County, Florida.


Securities and Exchange Commission Litigation

The Securities and Exchange Commission brought an action on May 12, 1999 against Tel Com East and Tel Com West. The complaint alleges violation of Sections 5(a), 5(b) and 17(a) of the Securities Act and Section 10(b) and Rule 10b-5 of the Securities Exchange Act of 1934 all in connection with the alleged unlawful sales of units of Tel Com East and Tel Com West. The complaint seeks injunctive relief, and disgorgement of "ill-gotten profits and proceeds" of the alleged sales. The Commission has advised the Company that we will be named as a defendant in this action. The outcome of this litigation cannot be predicted. If the Company is named as a defendant and the court does rule against the Company, the Company may be subject to severe civil penalties and other remedies which will have a material adverse effect on the Company's business and financial position.

In the normal course of its business, the Company is subject to litigation. Management, based on discussions with its legal counsel, does not believe any claims, individually or in the aggregate, will have a material adverse impact on the Company's financial position other than disclosed above.

                     UNITED STATES TELECOMMUNICATIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE N - OTHER RELATED PARTY TRANSACTIONS

In December 1997, Easy Phone, Inc. (formerly Easy Cellular, Inc.) redeemed a substantial portion of the shares of its stock held by Richard Pollara, president and a shareholder of UST, in exchange for Easy Phone's interest in Tel Com East, Tel Com West and Tel Com Jacksonville. Subsequent to this redemption, Mr. Pollara was no longer a significant shareholder of Easy Phone, Inc.

On December 30, 1997, Tel Com East, Tel Com Jacksonville and Tel Com West operated under a license agreement with Easy Phone. The agreement allowed Tel Com East, Tel Com Jacksonville and Tel Com West to use the Easy Phone licenses to resell telecommunication services for monthly payments of $20,000.

In January 1997, Tel Com Jacksonville purchased the assets of Montebello Finance, LLC, a Florida Limited Liability Company, for cash of $50,000 and a note payable of $200,000 from Richard Pollara, president of UST. The note payable was paid off during 1998.

The Company had two obligations arising from joint venture agreements entered into between two predecessor entities of the Company and Easy Cellular, Inc. One joint venture agreement was entered into by Tel Com East and Easy Cellular, Inc. on February 28, 1997 whereby Tel Com East agreed to pay Easy Cellular, Inc. $400,000 from the proceeds of the venture. The second joint venture agreement was entered into by Tel Com West and Easy Cellular on July 24, 1997 whereby Tel Com West agreed to pay Easy Cellular approximately $60,000. Mr. Pollara succeeded to the rights of Easy Cellular, Inc. under these joint venture agreements. On January 15, 2000 these obligations were forgiven.

During 1998, the Company entered into oral agreements with Captive Administrators ("Captive"), which is controlled by the Company's former Vice President of Compliance. The agreements stipulated monthly payments of $5,000 to Captive for management fees, monthly payments of between $33,728 and $39,344 for salaries of the president and vice president, and other miscellaneous expenses of the company. This agreement was terminated during December 1999.

Management fee payments of $57,000 and $51,000, salary payments of $459,246 and $250,073 and other expense payments of $6,625 and $728 were made to Captive during the years ended December 31, 1999 and 1998, respectively.

The above related party transactions and agreements are not necessarily indicative of the amounts that would have been incurred had comparable transactions and agreements been entered into with independent parties.

                              (PNC CPAs Letterhead)

                          Independent Auditors' Report


Board of Directors
Tel Com Plus East, L.L.C., Tel Com Plus West, L.L.C.,
 and Tel Com Plus Jacksonville, L.L.C.
Clearwater, Florida

We have audited the accompanying combined balance sheets of Tel Com Plus East, L.L.C., Tel Com Plus West, L.L.C., and Tel Com Plus Jacksonville, L.L.C. as of September 30, 1998 and December 31, 1997 and the related combined statements of operations, members' capital, and cash flows for the period ended September 30, 1998 and the period from inception to December 31, 1997. These combined financial statements are the responsibility of the management of Tel Com Plus East, L.L.C., Tel Com Plus West, L.L.C., and Tel Com Plus Jacksonville, L.L.C. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Tel Com Plus East, L.L.C., Tel Com Plus West, L.L.C., and Tel Com Plus Jacksonville, L.L.C. as of September 30, 1998 and December 31, 1997 and the results of their operations and cash flows for the period ended September 30, 1998 and the period from inception to December 31, 1997 in conformity with accounting principles generally accepted in the United States of America.

Effective October 1, 1998, all of the assets and liabilities of Tel Com Plus East, L.L.C., Tel Com Plus West, L.L.C., and Tel Com Plus Jacksonville, L.L.C. were acquired by United States Telecommunications, Inc. in a transaction accounted for as a purchase. We have audited the financial statements of United States Telecommunications, Inc. for the year ended December 31, 1998 and 1999 and have emphasized in our report dated July 24, 2000 the conditions which raise substantial doubt about its ability to continue as a going concern.

The accompanying financial statements have been restated to reflect a change in the treatment of the offer to existing shareholders to exchange common stock from a rescission offer to an exchange offer, as more fully discussed in Note D.


/s/ Pender Newkirk & Company
----------------------------
    Pender Newkirk & Company


Certified Public Accountants
Tampa, Florida
July 24, 2000

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                             COMBINED BALANCE SHEETS

                                     ASSETS

                                                            September 30,     December 31,
                                                                1998              1997
                                                                ----              ----
CURRENT ASSETS
  Cash                                                      $   296,328       $    71,934
  Accounts receivable, net of allowance for doubtful
    accounts of $2,006,732 and $280,916, respectively           656,680           323,272
  Agent receivable                                               33,786            33,102
  Prepaid expenses and Other                                      4,400             3,979
                                                            -----------       -----------
    Total current assets                                        991,194           432,287
                                                            -----------       -----------

PRE BILLED ACCOUNTS RECEIVABLE                                                    147,672
                                                            -----------       -----------

PROPERTY AND EQUIPMENT, NET                                     376,021           237,000

OTHER ASSETS
  Deposits                                                       13,041            24,971
  Operating license net of amortization of $0 and
    $4,167 at 1998 and 1997, respectively                                          95,833
  Software net of amortization of $7,136 and $2,299 at
    1998 and 1997, respectively                                  37,943             7,753
  Receivable from United States Telecommunications,
    Inc.                                                       1,406,734
  Other                                                          15,000            15,000
                                                            -----------       -----------
      Total other assets                                      1,472,718           143,557
                                                            -----------       -----------

TOTAL ASSETS                                                $ 2,839,933       $   960,516
                                                            ===========       ===========

          LIABILITIES AND MEMBERS' CAPITAL

CURRENT LIABILITIES
  Accounts payable                                          $    32,445       $    85,915
  Accrued liabilities                                           220,850           117,513
  Accrued sale tax                                            1,357,160           443,833
  Accrued carrier charges                                     1,390,742         1,113,460
  Unit Rescission Obligations-current
                                                                424,298           218,000
  Notes Payable and obligations - related parties               500,357           613,270
                                                            -----------       -----------
    Total current liabilities                                 3,925,852         2,591,991
                                                            -----------       -----------

DEFERRED PRE BILLED ACCOUNTS RECEIVABLE                                           147,672
                                                            -----------       -----------

LONG TERM LIABILITIES
  Unit rescission obligation                                    472,702           777,000
  Unit rescission obligation accrued interest                   135,858            76,158
                                                            -----------       -----------
    Total long term liabilities                                 608,560           853,158
                                                            -----------       -----------

COMMITMENTS AND CONTINGENCIES

MEMBERS' CAPITAL                                             (1,694,479)       (2,632,305)
                                                            -----------       -----------

TOTAL LIABILITIES AND MEMBERS' CAPITAL                      $ 2,839,933       $   960,516
                                                            ===========       ===========

   The accompanying notes are an integral part of these financial statements.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                        COMBINED STATEMENTS OF OPERATIONS


        PERIOD ENDED SEPTEMBER 30, 1998 AND THE PERIOD FROM INCEPTION TO
                                DECEMBER 31, 1997

                                                1998              1997
                                                ----              ----
Revenues                                   $ 11,075,464       $  3,558,018

Cost of revenues                              3,436,453          2,098,000
                                           ------------       ------------

  Gross profit                                7,639,011          1,460,018

Advertising expenses                          1,662,704          1,455,009
Depreciation and amortization expense            77,402             73,546
Provision for doubtful accounts
  receivable                                  3,292,145            280,916
General and administrative expenses           4,952,102          3,570,850
Impairment loss                                 126,721            200,356
Loss on promoter receivable                      59,700          1,526,756
                                           ------------       ------------

  Loss from operations                       (2,531,763)        (5,647,415)

Interest expense                               (114,329)           (57,047)
                                           ------------       ------------

Net loss                                   $ (2,646,092)      $ (5,704,462)
                                           ============       ============

   The accompanying notes are an integral part of these financial statements.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                COMBINED STATEMENTS OF CHANGES IN MEMBERS CAPITAL

                     PERIOD ENDED SEPTEMBER 30, 1998 AND THE
                   PERIOD FROM INCEPTION TO DECEMBER 31, 1997

                                        Tel Com        Tel Com          Tel Com                     Unit Holder
                                         East           West         Jacksonville     Members'       Promissory         Members'
                                         Units          Units            Units        Capital           Note            Capital
                                         -----          -----            -----        -------           ----            -------
Tel Com East units issued
  to founders                              310                                      $    12,499                       $    12,499

Tel Com East units issued
  to founders for license                1,240                                           50,000                            50,000

Tel Com East unit offering               1,805                                        2,777,910      $(2,621,226)         156,684

Tel Com West units issued
  to founders                                           2,200                            12,496                            12,496

Tel Com West units issued
  to founders for license                               8,800                            50,000                            50,000

Tel Com West unit offering                              2,856                         4,167,809       (3,911,345)         256,464

Tel Com Jacksonville units
  issued to founders                                                        96

Tel Com Jacksonville unit
  offering                                                                 160          750,000                           750,000

Payments on Tel Com East
  unit holders promissory
  note                                                                                                   571,218          571,218

Payments on Tel Com West
  unit holders promissory
  note                                                                                                   770,500          770,500

Write off Tel Com East
  uncollectible promissory
  note                                                                                                   374,286          374,286

Write off Tel Com West
  uncollectible promissory
  note                                                                                                   457,340          457,340

Rescission offering to Tel Com
  Jacksonville                                                             (80)        (377,301)                         (377,301)

Distributions                                                                           (12,029)                          (12,029)

Net loss                                                                             (5,704,462)                       (5,704,462)
                                         -----         ------              ---      -----------      -----------      -----------

Balance at December 31, 1997             3,355         13,856              176      $(1,726,922)     $(4,359,227)     $(2,632,305)
                                         =====         ======              ===      ===========      ===========      ===========

   The accompanying notes are an integral part of these financial statements.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                COMBINED STATEMENTS OF CHANGES IN MEMBERS CAPITAL

                     PERIOD ENDED SEPTEMBER 30, 1998 AND THE
                   PERIOD FROM INCEPTION TO DECEMBER 31, 1997

                                        Tel Com        Tel Com          Tel Com                     Unit Holder
                                         East           West         Jacksonville     Members'       Promissory         Members'
                                         Units          Units            Units         Capital           Note            Capital
                                         -----          -----            -----         -------           ----            -------
 Balance at December 31, 1997            3,355         13,856              176       (1,726,922)      (4,359,227)      (2,632,305)

 Payments on Tel Com East
   unit holders promissory note                                                                        1,675,721        1,675,721

 Payments on Tel Com West
   unit holders promissory note                                                                        2,077,274        2,077,274

 Distributions                                                                         (169,077)                         (169,077)

 Net loss                                                                            (2,646,092)                       (2,646,092)
                                         -----          -----              ---     ------------      -----------     ------------

 Balance at September 30, 1998           3,355         13,856              176     $ (1,088,247)     $  (606,232)    $ (1,694,479)
                                         =====         ======              ===     ============      ===========     ============

   The accompanying notes are an integral part of these financial statements.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                        COMBINED STATEMENTS OF CASH FLOWS
          PERIOD ENDED SEPTEMBER 30, 1998 AND THE PERIOD FROM INCEPTION
                              TO DECEMBER 31, 1997

                                                                         1998                1997
                                                                     -----------          -----------
 CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss from operations                                         $(2,646,092)         $(5,704,462)
                                                                     -----------          -----------
    Adjustments to reconcile net loss to net cash used
        by operating activities:
           Depreciation and amortization                                  77,402               73,546
           Provision for bad debt                                      3,292,145              280,916
           Impairment loss                                               126,721              200,356
           Issuance of units for services                                                      24,995
           Write off of offering costs and imputed interest                                   836,263
           Loss on promoter receivable write off                          59,700            1,526,756
           Changes in operating assets and liabilities:
               (Increases) decreases in:
                  Accounts receivable and agent receivables           (3,626,238)            (637,289)
                  Prepaid expenses and other assets                       13,543              (43,950)
               Increase (decreases) in:
                  Accounts payable                                       (53,470)              85,915
                  Accrued liabilities                                    103,338              117,513
                  Accrued taxes                                          913,327              443,833
                  Accrued carrier charges                                277,282            1,113,460
                                                                     -----------          -----------
    Total adjustments to reconcile net loss to net cash used
         by operating activities                                       1,183,750            7,386,610
                                                                     -----------          -----------
    Net cash used by operating activities                             (1,462,342)          (1,682,148)
                                                                     -----------          -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of Montebello finance, LLC                                                       (50,000)
    Purchase of software                                                 (35,026)             (10,051)
    Purchases of property and equipment                                 (208,612)            (255,711)
                                                                     -----------          -----------
    Net cash used by investing activities                               (243,638)            (315,762)
                                                                     -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Receivable from United States Telecommunications, Inc.            (1,406,738)
    Payments on note payable - related party                            (148,799)              (9,845)
    Cash received from repayment of non-recourse
    Promissory notes                                                   3,752,995            1,341,718
    Cash received from the issuance of units                                                  750,000
    Payments on rescission obligation                                    (98,000)
    Distributions to unit holders                                       (169,084)             (12,029)
                                                                     -----------          -----------
    Net cash provided by financing activities                          1,930,374            2,069,844
                                                                     -----------          -----------

NET INCREASE IN CASH                                                     224,394               71,934

Cash at beginning of period                                               71,934
                                                                     -----------          -----------
Cash at end of period                                                $   296,328          $    71,934
                                                                     ===========          ===========


   The accompanying notes are an integral part of these financial statements.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                        COMBINED STATEMENTS OF CASH FLOWS
          PERIOD ENDED SEPTEMBER 30, 1998 AND THE PERIOD FROM INCEPTION
                              TO DECEMBER 31, 1997

                                                                1998               1997
                                                            ------------         ----------
SUPPLEMENTAL NON-CASH INVESTING ACTIVITIES:
    Promoter receivable for rescission                      $     59,700         $1,526,756
                                                            ============         ==========

SUPPLEMENTAL NON-CASH FINANCING ACTIVITIES:
    Issuance of a note payable for the purchase of
        Montebello Finance                                  $                    $  200,000
                                                            ============         ==========
    Issuance of obligations for offering costs              $     35,888         $  423,115
                                                            ============         ==========

    Issuance of a non recourse promissory note
        in exchange for units                               $                    $6,945,719
                                                            ============         ==========
    Issuance of a operating license in exchange for
units                                                       $                    $  100,000
                                                            ============         ==========
    Issuance of units to founders                           $                    $   24,995
                                                            ============         ==========

SUPPLEMENTAL CASH FLOW INFORMATION
    Interest paid                                           $     14,001         $   23,755
                                                            ============         ==========


   The accompanying notes are an integral part of these financial statements.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS


NOTE A - NATURE OF OPERATIONS

Tel Com Plus Florida, L.L.C. ("Tel Com Florida") which changed its name to Tel Com Plus Jacksonville, L.L.C. ("Tel Com Jacksonville") was formed on February 28, 1997, Tel Com Plus Miami L.L.C. ("TCM") was formed on April 25, 1997, and on March 9, 1998 TCM changed its name to Tel Com Plus East, L.L.C. ("Tel Com East") and Tel Com Plus California, L.L.C. ("TCC") was formed on July 28, 1997 and on March 9, 1998 TCC changed its name to Tel Com Plus West, L.L.C. ("Tel Com West") collectively referred to as the "Company".

The Company is a reseller of local telephone services to credit challenged consumers throughout the United States. The Company's business could be significantly affected by regulatory and legislative developments. Such effects could include increased competition and, as a result, decreased revenues.

As of September 30, 1998 (effective as of October 1, 1998), Tel Com East, Tel Com West and Tel Com Jacksonville, entered into an agreement (the "Agreement") with United States Telecommunications, Inc. ("UST"). The Agreement provided for the transfer and assignment to UST of all the assets and liabilities of Tel Com East, Tel Com West and Tel Com Jacksonville in exchange for shares of common stock and Class A preferred stock of UST. For accounting purposes the acquisition was accounted for under the purchase method.

NOTE B - GOING CONCERN UNCERTAINTY


As indicated in the accompanying financial statements, the Company incurred an operating loss of $2,646,092 and used $2,869,080 of cash to fund operations during the period ended September 30, 1998. At September 30, 1998 the Company had negative working capital of $2,934,658 and negative equity of $1,694,479. Additionally the Company has entered into a stipulation and consent agreement with final order dated May 12, 1999 with the State of Florida whereby the Company agreed to complete a rescission offer with respect to securities of Tel Com East, Tel Com West, and Tel Com Jacksonville sold in violation of federal and state securities laws. The Company has made an exchange offer with respect to securities of the Company and has estimated an approximate maximum contingent liability of $30,000,000 plus interest thereon in anticipation of payments related to the exchange offering should all offers be accepted for the Company's notes.


The Company is delinquent in its filings of various federal, state, and municipal tax returns and has not remitted all taxes collected. Management has estimated a liability of $1,357,161 at September 30, 1998 for un-remitted taxes including penalties and interest. This estimate is based on collected revenues and the applicable tax rates including an estimate for penalties and interest. The Company is currently negotiating with various tax agencies to settle these liabilities. Due to uncertainties in the settlement process, however, it is at least reasonably possible that management's estimate of the outcome will change during the next year. That amount cannot be estimated.

These factors, among others, raise substantial doubt as to the Company's ability to continue as a going concern.

As indicated above, on September 30, 1998 the Company entered into an agreement with UST.

Management believes four major steps are important for the Company's future.

- Final settlement of the alleged federal and state violations of the securities laws, which have drained the Company of time and resources;

- Complying with all state and municipal tax reporting requirements and payment of taxes, penalties and interest due;

- Expansion of the customer base through increased advertising efforts in existing markets and securing new operating licenses and territories; and

-        Securing additional capital to fund future expansion.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS

NOTE B - GOING CONCERN UNCERTAINTY - continued

Management of UST believes adequate liquidity of the Company is also based on the four major steps outlined above. The potential liability of the Company under the exchange offers is approximately $30,000,000 plus interest. If the actual amount of liability of this exchange offer exceeds $100,000, then the amount due plus interest will be paid over time. Management of UST believes making payments over a period of time in annual installments will ease the financial burden imposed by the exchange offer. However, if a significant number of participants accept the exchange offer for the Company's notes, the likelihood of repayment decreases.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities which may result from the possible inability of the Company to continue as a going concern.

NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The combined financial statements for the periods ended December 31, 1997 and September 30, 1998 present the accounts of Tel Com Plus East L.L.C., Tel Com Plus West L.L.C., and Tel Com Plus Jacksonville L.L.C. All significant intercompany accounts and transactions have been eliminated. As the companies are under common management, in the same industry, and were merged with United States Telecommunications, Inc, combined financial statements have been presented.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company considers all cash on hand and in banks, certificates of deposits and other highly liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

Accounts Receivables

Accounts receivable occur solely from sales of telephone services. Management reserves for all receivable balances that have not been collected within 60 days. Accounts over 90 days are written off. Management determines the reserve based upon reviews of individual accounts, recent loss experience, current economic conditions and other pertinent factors. Allowances for uncollectible billed services are adjusted monthly.

Agent Receivable

The Company has entered into agreements with various agents to receive payments for phone services. The agents are typically check cashing stores, pawnshops, rent-to-own stores and convenience stores. At the time of customer payment to the agent, the Company transfers the receivables from accounts receivable to agent receivable. At the time of agent collection, a commission obligation to the agent is recorded.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -continued

Property and Equipment

Property and equipment are stated at cost. The Company provides for depreciation on the straight-line method over the estimated useful lives of the related assets. Assets held under leasehold improvements are amortized using the straight-line method over the life of the lease or life of improvement, whichever is less. Major classes of property and equipment and their related lives are as follows:

                                                     Life in
                    Major Class                       Years
                    -----------                       -----
                    Leasehold improvements             3-5
                    Furniture, fixtures and            5-7
                    equipment
                    Computer equipment                   3
                    Equipment                            5

Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized.

Revenue Recognition

Revenues are recognized monthly at the time of billing. The customers are billed mid month for the current months services. Billings were performed under the carrier license name of Easy Cellular.

Activation revenue is recognized when the telephone services are applied for and payment is received, as there is no ongoing obligation to provide services. The activation fee is for the initial set-up and installation of a customer's line.

Cell phone services were provided on a prepaid basis and recorded as deferred revenue. Revenue was recognized when services were performed. Operations ceased during November 1997.

Advertising Costs

Advertising costs other than direct response advertising are expensed as incurred. Costs associated with direct response advertising are capitalized and amortized over the estimated benefit period. During the periods presented the Company had no direct response advertising costs.

Goodwill

Goodwill relates to the original purchase in 1997 of Montebello Finance, LLC by Tel Com Jacksonville and represents the excess of cost over fair value of net assets acquired and was amortized using the straight line method over 15 years. On an on-going basis, management reviews recoverability, the valuation and amortization of goodwill. As part of this review, management considers the undiscounted value of the projected future net earnings in evaluating the value of goodwill. If the undiscounted value of the projected future net earnings is less than the stated value, the goodwill would be written down to its fair value.

During 1997 Tel Com Jacksonville determined that the remaining goodwill was impaired and recognized a loss on the write off of this goodwill of $200,356.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS


NOTE C - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -continued

Software Capitalization

The Company has adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This standard requires certain direct development costs associated with internal-use software to be capitalized including external direct costs of material and services and payroll costs for employees devoting time to the software projects. These costs are amortized over a period of three years beginning when the asset is substantially ready for USE. On October 1, 1998 the Company completed the application development stage and upon placing the software in use, began amortizing the capitalized software. The Company capitalized external direct material and service costs of $35,026 and $10,051 for software costs during fiscal 1998 and 1997 respectively. During 1998 and 1997 the company recorded amortization of $7,136 and $2,299, respectively.

Income Taxes

Taxable income or loss of the Company is allocated to the unit holders in accordance with the provisions of the operating agreement. The Company qualifies as a S-Corporation and as such, Federal income taxes accrue to the unitholders rather than to the Company. Accordingly, the statements of operations of the Company include no provision for Federal income taxes.

Credit Risk

Cash is at risk to the extent that it exceeds Federal Deposit Insurance Corporation ("FDIC") insured amounts (approximately $78,000 at September 30,
1998). To minimize risk, the Company places its cash with high credit quality institutions.

Carrier Contracts

The Company purchases traditional local telephone service from various incumbent local exchange carriers pursuant to a resale agreement. During 1998 and 1997 the Company had entered into resale agreements with four major carriers to provide residential local telephone service to consumers.

Asset Impairment

When the Company has long-lived assets which have a possible impairment indicator, the Company estimates the future cash flows from the operation of these assets. If the estimated cash flows recoup the recorded value of the assets, they remain on the books at that value. If the net recorded value cannot be recovered, the assets are written down to their market value if lower than the recorded value.

NOTE D - RESTATEMENT

The Company has restated financial information reported for September 30, 1998 and December 31, 1997 throughout this filing to reflect a change in its treatment of the offer to existing shareholders to exchange common stock from a rescission offer to an exchange offer. In the previously reported financial information the Company recorded a liability for the maximum amount of the rescission offer as if all shares were repurchased. The Company will treat this offer as an exchange of debt securities for common and preferred shares of the Company's common stock and will record the liability at the time the offers to exchange are accepted.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS

NOTE D - RESTATEMENT -continued

A summary of the significant effects of the restatement is as follows:

Balance Sheet Data:

                                          September 30, 1998                   December 31, 1997
                                     -----------------------------      -------------------------------
                                     As previously                      As previously
                                        reported       As restated         reported         As restated
                                     -------------     -----------      -------------       -----------
CURRENT LIABILITIES
    Unit rescission
      obligation-current                    --             424,298              --             218,000
                                     ===========        ==========        ==========        ==========
    TOTAL CURRENT LIABILITIES          3,501,554         3,925,852         2,373,991         2,591,991
                                     ===========        ==========        ==========        ==========

    Unit rescission obligation        30,032,642           472,702         6,900,774           777,000
    Rescission accrued interest        1,586,636           135,858           366,183            76,158
                                     -----------        ----------        ----------        ----------
    TOTAL LONG TERM LIABILITIES       31,619,278           608,560         7,266,957           853,158
                                     ===========        ==========        ==========        ==========

    MEMBERS' CAPITAL                 (32,280,899)       (1,694,479)       (8,828,104)       (2,632,305)
                                     ===========        ==========        ==========        ==========



Statement of Operations Data:

                                                    Period Ended                     Period Ended
                                                 September 30, 1998                   December 31, 1997
                                          -----------------------------      -------------------------------
                                          As previously                       As previously
                                             reported        As restated         reported         As restated
                                          -------------      -----------      -------------       -----------
Loss on promoter receivable write off       18,830,888            59,700         6,453,979         1,526,756
                                           ===========       ===========       ===========        ==========

Loss from operations                       (21,383,945)       (2,602,763)      (10,574,638)       (5,647,415)
                                           ===========       ===========       ===========        ==========
Net loss                                   (21,427,274)       (2,646,092)      (10,631,685)       (5,704,462)
                                           ===========       ===========       ===========        ==========

NOTE E - OPERATING LICENSE

The Company operated under licenses, tariffs and carrier contract to resell local telecommunications services provided from a joint venture with Easy Cellular, Inc. from inception through December 1997. On December 30, 1997, Tel Com East and Tel Com West entered into an Agency Agreement with Easy Phone, Inc. (formerly Easy Cellular, Inc.)(See Note L). The agreement allows the Company to continue to operate under operated under licenses and tariffs held by Easy Phone for a monthly rental fee of $20,000. Rental expense was $289,222 in 1998 and $31,458 in 1997, respectively.


NOTE F - ACQUISITIONS

During January 1997 (at the time of inception), Tel Com Jacksonville acquired the inventory and a carrier contract of Montebello Finance, LLC, in exchange for cash of $50,000 and a note payable of $200,000. The acquisition was accounted for using the purchase method. The purchase price of $250,000, has been recorded as an intangible asset and is being amortized over a period of three years. During 1997 the intangible asset became impaired and a loss on impairment was recognized. (See Note C).

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS


NOTE G - PROPERTY AND EQUIPMENT

                                                 1998       1997
                                              ---------  --------
               Furniture and equipment        $  64,691  $ 38,398
               Equipment                        180,295    95,883
               Leasehold Improvements            34,934    34,184
               Computer equipment               183,128    85,971
                                              ---------  --------
                                                463,048   254,436
               Less accumulated depreciation     87,027    17,436
                                              ---------  --------
                                              $ 376,021  $237,000
                                              =========  ========

Depreciation expense for 1998 and 1997 was $69,591 and $ 17,436, respectively.

NOTE H - NOTE PAYABLE-RELATED PARTY

The Company issued a note payable to Richard Pollara, president of the Company and significant unitholder bearing interest at 12% per annum, principal due on demand. Certain assets of the Company secure the note. The balance outstanding was $41,355 and $190,155 at September 30, 1998 and December 31, 1997
respectively. Interest expense was $14,004 and $23,755 for 1998 and 1997, respectively.

The Company has an obligation with Richard Pollara, president of the Company and a significant shareholder of the Company. The obligation is non-interest bearing, however the Company has imputed interest at 8.5% per annum. The obligation outstanding was $400,000 at September 30, 1998 and December 31, 1997. Interest expense was $25,500 and $31,167 for 1998 and 1997, respectively. (See Note K).

The Company has an obligation with Richard Pollara, president of the Company and a significant shareholder of the Company. The obligation is non-interest bearing, however the Company has imputed interest at 8.5% per annum. The obligation outstanding was $59,002 and $23,115 at September 30, 1998 and December 31, 1997, respectively. Interest expense was $3,825 and $2,125 for 1998 and 1997, respectively. (See Note K).

The above related party transactions and agreements are not necessarily indicative of the amounts that would have been incurred had comparable transactions and agreements been entered into with independent parties.

NOTE I - EXCHANGE OFFER, RESCISSION OBLIGATION AND PROMOTER RECEIVABLE

Exchange Offer

The State of Florida, Department of Banking and Finance entered into a Stipulation and Consent Agreement (the Agreement") with Final Order dated May 12, 1999 with UST, Tel Com East, Tel Com West, Tel Com Jacksonville. The Agreement relates to the sale of securities of Tel Com East, Tel Com West, Tel Com Jacksonville in violation of federal and state securities laws.

Pursuant to the Agreement, UST agreed to make a rescission offer in accordance with the Florida Securities and Investor Protection Act on or before November 30, 1999 for the securities of Tel Com East, Tel Com West and Tel Com Jacksonville. On December 7, 1999, the State of Florida, Department of Banking and Finance notified Tel Com East Tel Com West, Tel Com Jacksonville and UST that they were in violation of the Agreement and that it intended to commence litigation against UST in order to enforce the provisions of the Agreement. As of July 24, 2000, the Department has not commenced litigation against UST; however, the Department has informed UST that it is retaining all options in connection with the default, including an action to enforce the Agreement, a motion to seek receivership of UST, or other remedies.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS


NOTE I - EXCHANGE OFFER, RESCISSION OBLIGATION AND PROMOTER RECEIVABLE
-continued

Exchange Offer - continued


As a part of the exchange UST is offering certain holders of its common stock and Class A preferred stock the right to exchange their securities for notes or the Company's Class B preferred stock. These securities of the Company were offered and sold and were subsequently exchanged for shares of UST common stock and Class A preferred stock in violation of federal and state securities laws. In a Stipulation and Consent Agreement with Final Order dated May 12, 1999 between the State of Florida, Department of Banking and Finance, UST and other parties, UST as legal successor to Tel Com East, Tel Com West and Tel Com Jacksonville, admitted that the predecessors' securities were sold in violation of the securities laws of the State of Florida. Accordingly, UST is offering to certain shareholders the right to exchange these securities for notes or the Company's Class B preferred stock. UST is not making the exchange offer to shareholders who were nor are executive officers of the UST or who actively participated in the offer and sale of the securities which are the subject of this exchange.

UST has made the exchange offer to all the unitholders of Tel Com East, Tel Com Jacksonville and Tel Com West who now hold shares of the Company's common stock and Class A preferred stock.


Rescission Obligation


In early to mid 1998, the Company made an offer to repurchase units from all the unitholders of Tel Com Jacksonville. The rescission offer was accepted by 80 unitholders resulting in the rescission obligation of $995,000. The obligation is being paid over time. Tel Com Jacksonville only received $377,301 from the sale of these 80 units. The Company established a receivable from the promoter for $617,699, the amount of the rescission obligation in excess of the amount received by the Company. The Company has accrued interest at 8%, per annum, on the outstanding balance, which was $135,858 and $76,158 at September 30, 1998 and December 31, 1997, respectively. Interest expense was $59,700 and $76,158 for the nine months ending September 30, 1998 and period ending December 31, 1997, respectively. The Company considered the receivable to be uncollectible and wrote off the amount in excess of the amount received by the Company plus accrued interest of $59,700 and $693,857 during 1998 and 1997, respectively.


At September 30, 1998, future principle repayments on the rescission obligation are as follows:

                      1999                              424,298
                      2000                              352,976
                      2001                              119,726
                                                       --------
                                                       $897,000
                                                       ========

Promoter Receivable


The promoter receivable also includes amounts owed to the Company pursuant to the purchase agreement between Prime Equities and Tel Com East and Tel Com West. (See note L). The unsatisfied portion of the purchase agreement was $1,244,774. This amount was reduced by imputed interest at 8% per annum amounting to $411,875.


The promoter receivable with D&B Holdings and Prime Equities was considered uncollectible and was written off in during 1997. All interest related to the rescission obligation is accrued with an offset to the promoter receivable and is considered uncollectible and is written off when it is accrued.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS


NOTE I - EXCHANGE OFFER, RESCISSION OBLIGATION AND PROMOTER RECEIVABLE
-continued

Promoter Receivable - continued

The loss on promoter receivable is as follows:


                                                                     Period From
                                                    Period Ended     Inception to
                                                    September 30,    December 31,
                                                        1998             1997
                                                        ----             ----
                  Portion of the receivable from
                    D&B Holdings which was
                    considered uncollectible       $           -    $    617,699
                  Portion of the receivable from
                    Prime Equities which was
                    considered uncollectible                   -       1,244,774
                  Accrued interest                        59,700          76,158
                  Reduction of the receivable due
                     to imputed interest                       -        (411,875)
                                                   -------------    ------------
                                                   $      59,700    $  1,526,756
                                                   =============    ============

NOTE J - COMMITMENTS AND CONTINGENCIES

As of September 30, 1998, the Company is obligated under non-cancelable operating leases for future minimum rent payments for office space and furniture and equipment as follows:

                     1998                             $ 57,009
                     1999                              207,056
                     2000                              141,935
                     2001                               39,266
                     2002                               34,287
                     2003                                7,265
                                                      --------
                                                      $486,818
                                                      ========

Rent expense for the periods ended September 30, 1998 and December 31, 1997 was $138,169 and $79,355, respectively. These leases were assumed by UST (See Note
A).

The Securities and Exchange Commission ("SEC") brought an action against Tel Com East and Tel Com West. The SEC alleges among other things, violation of Rule 10b-5 of the Securities and Exchange Act of 1943, as amended, and fraud in the sale of their securities. The outcome of this litigation cannot be predicted. If the court does rule against the Company, the Company may be subject to severe civil penalties and other remedies which will have a material adverse effect on our business and financial condition.

In the normal course of its business, the Company is subject to litigation. Management, based on discussions with its legal counsel, does not believe any claims, individually or in the aggregate, will have a material adverse impact on the Company's financial position.


NOTE K - OTHER RELATED PARTY TRANSACTIONS

In January 1997, Tel Com Plus Jacksonville purchased the assets of Montebello Finance, LLC for cash of $50,000 and a note payable of $200,000. Montebello Finance was owned in trust by the children of the Founders of Tel Com Jacksonville.

In January 1997 Tel Com East entered into a joint venture agreement with Easy Cellular, Inc. (owned by a related party) to obtain the use of operating licenses. (See Note L).

In July 1997 Tel Com West entered into a joint venture agreement with Easy Cellular, Inc. (owned by a related party) to obtain the use of operating licenses. (See Note L).

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS


NOTE K - OTHER RELATED PARTY TRANSACTIONS - continued


In December 1997, Easy Phone, Inc. redeemed all of the shares of stock held by the Company's president and certain other Company shareholders in exchange for Easy Phone's interest in Tel Com East, Tel Com West and Tel Com Jacksonville.


The Company has two obligations arising from the joint venture agreements entered into between the Company and Easy Cellular, Inc. Mr. Pollara succeeded to the rights of Easy Cellular, Inc. under these joint venture agreements. One joint venture agreement was entered into by Tel Com East and Easy Cellular, Inc. on February 28, 1997 whereby Tel Com East agreed to pay Easy Cellular, Inc. $400,000 from the proceeds of the venture. As of September 30, 1998 this amount had not been paid to Mr. Pollara, as successor in interest to Easy Cellular, Inc. The second joint venture agreement was entered into by Tel Com West and Easy Cellular on July 24, 1997 whereby Tel Com West agreed to pay Easy Cellular approximately $60,000. As of September 30, 1998 this amount had not been paid to Mr. Pollara, as successor in interest to Easy Cellular, Inc.

On November 22, 1999, these obligations were converted to unsecured notes payable bearing interest at 8.5%, with principle due on demand. On January 15, 2000, the notes and related accrued interest was forgiven and recognized as a capital contribution of $570,289.

The above related party transactions and agreements are not necessarily indicative of the amounts that would have been incurred had comparable transactions and agreements been entered into with independent parties.

NOTE L - MEMBERS' CAPITAL

Joint Venture Agreements

On February 28, 1997 Tel Com East issued 1,240 units payable to obtain the use of operating licenses valued at $50,000 and a $400,000, 8.5% note payable to provide capitalization of Tel Com East pursuant to a Joint Venture Agreement with Easy Cellular (See Note H).

On July 24, 1997 Tel Com West issued 8,800 units to obtain the use operating licenses valued at $50,000 and a 8.5% note payable for 3% of the capitalization of Tel Com West pursuant to the Joint Venture Agreement with Easy Cellular (See Note H).

Purchase Agreements

On December 3, 1996, Tel Com Jacksonville entered into a purchase agreement pursuant to which D&B Holdings International, Inc. agreed to purchase 160 units (representing 62.5% of the Tel Com East outstanding membership units) in a private placement. As part of the agreement a $750,000, 8% annum, non-recourse promissory note was delivered for the units. The net proceeds from the Unit Offering were $0 and $750,000 for the nine months ended September 30, 1998 and the period from inception to December 31, 1997, respectively.

During January 1997, Tel Com Jacksonville issued 96 units to the founding members. These units were valued at $0 since the Company was a start up organization.

On May 1, 1997, Tel Com Miami (presently Tel Com East) entered into a purchase agreement pursuant to which Prime Equities Group, Inc. agreed to purchase 1,950 units (representing 50% of the Tel Com East outstanding membership units) in a private placement for $1,539 per unit. As part of the agreement a $3,001,050 non-interest bearing, non-recourse promissory note was delivered for the units. The Company reduced the note to $2,777,910 for units returned to the Company and $156,684 for imputed interest. The net proceeds from the Unit Offering were $1,675,721 and $571,218 for the nine months ended September 30, 1998 and the period from inception to December 31, 1997, respectively. Tel Com East imputed interest at a rate of 8%. During 1997 Tel Com East wrote off the uncollected portion of the promoter non-recourse promissory note of $374,286.

              TEL COM PLUS EAST, L.L.C., TEL COM PLUS WEST, L.L.C.,
                      AND TEL COM PLUS JACKSONVILLE, L.L.C.
                          NOTES TO FINANCIAL STATEMENTS


NOTE L - MEMBERS' CAPITAL - continued

Purchase Agreements - continued

During January 1997, Tel Com Miami (presently Tel Com East) issued 310 units to the founding members. The units were valued at $12,499 based on the value placed on the units issued for the operating license.

On July 21, 1997, Tel Com West entered into a purchase agreement pursuant to which Prime Equities Group, Inc. agreed to purchase 11,000 units (representing 50% of the Tel Com West outstanding membership units) in a private placement for $1,539 per unit. As part of the agreement a $16,455,000 non-interest bearing; non-recourse promissory note was delivered for the units. The Company reduced the note to $4,167,809 for units returned to the Company and imputed interest of $256,464. The net proceeds from the Unit Offering were $2,077,274 and $770,500 for the nine months ended September 30, 1998 and the period from inception to December 31, 1997, receptively. Tel Com East imputed interest at a rate of 8%. During 1997 Tel Com West wrote off the uncollected portion of the promoter non-recourse promissory note of $457,340.

During July 1997, Tel Com West issued 2,200 units to the founding members. The units were valued at $12,496 based on the value placed on the units issued for the operating license.

NOTE M - OPERATING AGREEMENTS

Under an operating agreement dated April 9, 1997 the members of Tel Com East and Tel Com West agreed that net income, net loss, or capital gains of Tel Com East and Tel Com West for each fiscal year is allocated and apportioned among the members pro rata in accordance with their respective ownership interests. The agreement provides that no member is liable under judgement, decree, or order of the court, or in any other manner, for debt, obligations or liability of the Company, except as provided by law. The duration of the Company and the operating agreement is until December 31, 2025, unless the Company is dissolved earlier.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution.

                  SEC Registration Fee       $   8,419
                  Legal fees                 $
                  Accounting fees            $
                  Printing expenses          $
                  Miscellaneous expenses     $
                                             ---------
                      TOTAL                  $

Item 20. Indemnification of Directors and Officers.

    In accordance with the Florida Business Corporation Act, Article VII of United States Telecommunications, Inc.'s (the "Corporation") Articles of Incorporation provide as follows:

                                   Article VII

    The Corporation shall, to the fullest extent permitted by the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify directors from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which directors may be entitled under any provision of the Bylaws, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity as director and as to action in another capacity, including without limitation, as an officer or employee of the Corporation, while serving as a director and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person.

    The Corporation may, to the fullest extent permitted by the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify any and all person whom it shall have the power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified by may be entitled under any provisions of the bylaws, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity as to action in another capacity whiled holding such office and shall continue as to a person who has ceased to be an officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

    Article Eight of the Corporation's Bylaws provides as follows:

Article VIII

    8.1. Definitions: As used in this Article, the following terms shall have the following meanings:

    (a) "Corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued;

    (b) "Other enterprises" includes employee benefit plans;

    (c) "Expenses" includes counsel fees, including those for appeal;

    (d) "Liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

    (e) "Proceeding" includes any threatened pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

    (f) "Agent" includes a volunteer;

    (g) "Serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

    (h) "Not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

    8.2 Authority to Indemnify.

    (a) Except as otherwise provided in this Section, the Corporation (i) shall indemnify any person who was or is a director of the Corporation and was or is a party to any proceeding (other than an action by, or in the right of, the Corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise and (ii) may indemnify any other person who was or is a party to any proceeding (other than an action by, or in the right of, the Corporation), by reason of the fact that he is or was an officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

    (b) The Corporation (i) shall indemnify any person who was or is a director of the Corporation and who was or is a party to any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, and (ii) may indemnify any other person who was or is a party to any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was an officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

    (c) To the extent that a director of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection
(a) or subsection (b), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. To the extent that an officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (a) or subsection (b), or in defense of any claim, issue, or matter therein, he may be indemnified against expenses actually and reasonably incurred by him in connection therewith.

    8.3 Advances for Expenses.

         (a) Expenses incurred by a director in defending a civil or criminal proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if he is ultimately found not to be entitled to indemnification by the Corporation pursuant to this section. Expenses incurred by an officer in defending a civil or criminal proceeding may be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such officer to repay such amount if he is ultimately found not to be entitled to indemnification by the Corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.


    (b) The indemnification and advancement of expenses provided pursuant to this Article are not exclusive, and a Corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

         (i) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         (ii) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

         (iii) In the case of a director, a circumstance under which the liability provisions for unlawful distributions are applicable; or

         (iv) Willful misconduct or a conscious disregard for the best interests of the Corporation in a proceeding by or in the right of the Corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         (c) Indemnification and advancement of expenses as provided in this Article shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.


    8.4 Determination and authorization of indemnification.

    (a) Any indemnification under subsection 8.2 (a) or subsection 8.2(b), unless pursuant to a determination by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has net the applicable standard of conduct set forth in subsection 8.2(a) or subsection 8.2(b). Such determination shall be made:

        (i) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

        (ii) If such a quorum is not obtainable or even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

         (iii) By independent legal counsel:

                l.  Selected by the Board of Directors prescribed in paragraph
                    (i) or the committee prescribed in paragraph (ii); or

                2. If a quorum of the directors cannot be obtained for paragraph (i) and the committee cannot be designated under paragraph (ii), selected by majority vote of the full Board of Directors (in which directors who are parties may participate); or

         (iv) By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

    (b) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by subsection 8.4(a)(iii) shall evaluate the reasonableness of expenses and may authorize indemnification.

    8.5 Application to Court for indemnification or advancement of expenses.

    (a) Unless the Corporation's articles of in Corporation provide otherwise, notwithstanding the failure of a Corporation to provide indemnification, and despite any contrary determination of the Board or of the shareholders in the specific case, a director, officer, employee, or agent of the Corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

    (i) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection 8.2(c), in which case the court shall also order the Corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

    (ii) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the Corporation of its power pursuant to subsection 8.3(b); or

    (iii) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection, 8.2(a), subsection 8.2(b), or subsection 8.3(b).

    Item 21.  Exhibits and Financial Statement Schedule

    The exhibits filed as part of this registration statement are as follows:

       Exhibit
       Number        Description of Exhibit

       3.1 Form of Second Amendment and Restated Articles of Incorporation of the Corporation

       3.2++         Bylaws of the Corporation

       4.1 Form of Note for Corporation's Unsecured Installment Notes (included in Exhibit 4.2)

       4.2           Form of Indenture related to the Corporation's Notes

       4.3 Promissory Note issued by Joseph Thacker to the Corporation dated as of September 22, 1998

       5.1+          Opinion of Bush, Ross, Gardner, Warren & Rudy, P.A.
                     regarding the legality of the Class B preferred stock being registered.

       8.1+ Opinion of Paul, Hastings, Janofsky & Walker LLP regarding material tax consequences of the exchange offer.

       10.1++ Resale Agreement between GTE North Incorporated and Contel of the South Incorporated d/b/a/ GTE Systems of the South and the Corporation

       10.2++ Local Exchange Telecommunications Services Resale Agreement by and between Ameritech Information Industry Services and the Corporation

       10.3++ Resale Service Agreement by and between New England Telephone and Telegraph Company d/b/a/ Bell Atlantic - Massachusetts and the Corporation

       10.4++        Resale Agreement by and between BellSouth
                     Telecommunications, Inc. and the Corporation

       10.5++ Resale Agreement by and between Southwestern Bell Telephone Company and the Corporation dated as of October 1, 1998

       10.6++ Master Resale Agreement for the State of Indiana by and between United Telephone Company of Indiana and the Corporation dated as of November 1, 1998


       10.7          Purchase Agreement between D&B Holdings International, Inc.
                     and Tel Com Plus Jacksonville, LLC dated as of December 3, 1996, together with promissory note

       10.8 Purchase Agreement between Prime Equities, Inc. and Tel Com Plus Miami, LLC dated as of July 21, 1997, together with promissory note

       10.9 Joint Venture Agreement between Tel Com Plus Miami, LLC and Easy Cellular, Inc. dated as of February 28, 1997

       10.10 Purchase Agreement between Prime Equities, Inc. and Tel Com Plus California, LLC dated as of July 21, 1997

       10.11 Joint Venture Agreement between Tel Com Plus California, LLC and Easy Cellular, Inc. dated as of July 24, 1997

       10.12 Employment Agreement between the Corporation and Robin Caldwell dated as of November 12, 1998

       10.13 Agreement dated as of December 21, 1999 by and among Quantum Law, Inc., Prime Equities, Inc. and
                     Intercontinental Brokers, Inc.

       10.14 Letter Agreement and Corresponding Release Agreement dated September 7, 2000 by and between Charles Polley, Tel Com Plus, Inc., Intercontinental Brokers, Inc. and the Corporation

       10.15 Letter Agreement and Corresponding Release dated as of September 7, 2000 by and between Howard Kratz and the Corporation

       10.16 Agency Agreement dated as of December 30, 1997 by and among Easy Phone, Inc., Tel Com Plus West, LLC and Tel Com Plus East, LLC

       10.17 Agreement between Joseph Thacker, the Corporation and Total Com, Inc. dated December 23, 1998.

       10.18 Agreement between Joseph Thacker and the Corporation dated February 2, 1999.

       10.19 Agreement between Prime Equities, Inc. and the Corporation dated August 4, 1999.

       10.20 Agreement between Prime Equities, Inc. and the Corporation dated October 1, 1999.

       10.21 Agreement between Prime Equities, Inc. and the Corporation dated December 1, 1999.

       10.22 Agreement between Prime Equities, Inc. and the Corporation dated December 22, 1999.

       11            Statement re: Computation of Per Share Earnings

       23.1          Consent of Independent Auditors

       23.2+         Consent of Bush, Ross, Gardner, Warren & Rudy, P.A.
                     (included in Exhibit 5.1)

       23.3+ Consent of Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 5.2)

       25+           Form of Form T-1

       27.1 Financial Data Schedule for the year ended December 31, 1999 (for SEC use only)

                     (for SEC use only)

       27.2 Financial Data Schedule for the six months ended June 30, 2000 (for SEC use only)

       27.3 Financial Data Schedule for the year ended December 31, 1998 (for SEC use only)

       99.1 Complaint filed by the Corporation on September 27, 2000 in the Thirteenth Judicial Circuit of Hillsborough County, Florida

       99.2 Consent Agreement with Final Order with State of Florida, Department of Banking and Finance

       99.3          Form of Letter of Transmittal



       99.4 Complaint filed by Joseph Thacker on September 20, 2000 in the Sixth Judicial Circuit of Pinellas County, Florida

         + To be filed by amendment
        ++ Previously filed.

Item 22. Undertakings.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Corporation, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to respond to request for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Clearwater, State of Florida, on October 11, 2000.


                                       UNITED STATES TELECOMMUNICATIONS,  INC.




                                       By: /s/ Richard J. Pollara
                                           ------------------------------------
                                             Richard J. Pollara
                                             President
                                             Duly Authorized Representative



    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



/s/ Sam Dean
---------------------------------------------
Sam Dean, Chairman of the Board of Directors          Date: October 11, 2000
                                                           -----------------

/s/ Richard J. Pollara
---------------------------------------------
Richard J. Pollara, President, Principal
 Accounting Officer and Director                      Date: October 11, 2000
                                                           -----------------

/s/ Cleo Carlile
---------------------------------------------
Cleo Carlile, Director                                Date: October 11, 2000
                                                           -----------------

---------------------------------------------
Paul D. Gregory, Director                             Date:
                                                           -----------------

---------------------------------------------
Reuben P. Ballis, Director                            Date:
                                                           -----------------